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As filed with the Securities and Exchange Commission on September 11, 2003

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DRS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	3812 (Primary Standard Industrial Classification Code Number)	13-2632319 (I.R.S. Employer Identification No.)

5 Sylvan Way
Parsippany, New Jersey 07054
(973) 898-1500

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nina Laserson Dunn, Esq.
Executive Vice-President, General Counsel and Secretary
DRS Technologies, Inc.
5 Sylvan Way
Parsippany, New Jersey 07054
(973) 898-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jeffrey W. Tindell, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Benjamin M. Polk, Esq. Winston & Strawn LLP 200 Park Avenue New York, New York 10166 (212) 294-6700	Thomas J. Keenan Chief Executive Officer Integrated Defense Technologies, Inc. 110 Wynn Drive Huntsville, Alabama 35805 (256) 895-2000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and the satisfaction or waiver of all other conditions to the merger as described in the enclosed proxy statement/prospectus.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	4,323,172	$103,760,384.32	$8,394.22

(1)
Based upon the maximum number of shares of common stock, par value $0.01 per share, of DRS Technologies, Inc. that may be issued in connection with the merger described herein. The actual number of shares to be issued will vary depending on the average closing sale price for common stock of DRS Technologies, Inc. on the NYSE Composite Transactions Tape (trading symbol NYSE:DRS) for the ten consecutive trading days ending with the second complete trading day prior to the closing date of the merger.

(2)
Estimated pursuant to Rule 457(f)(1) and (f)(3) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of Integrated Defense Technologies, Inc. common stock reported by the NYSE on September 9, 2003.

(3)
Computed in accordance with Rule 457(f) and Section 6(b) under the Securities Act by multiplying (A) the proposed maximum aggregate offering price for all securities to be registered by (B) 0.0000809.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

INTEGRATED DEFENSE TECHNOLOGIES, INC.

                        , 2003

Dear Stockholder of Integrated Defense Technologies, Inc.:

        On August 15, 2003, the board of directors of Integrated Defense Technologies, Inc. ("IDT") approved an agreement authorizing the merger of IDT with a wholly-owned subsidiary of DRS Technologies, Inc. ("DRS"). As a result of the merger, DRS will acquire IDT. We are sending you this proxy statement/prospectus to ask you to vote on the adoption of the merger agreement and the approval of the merger.

        Upon successful completion of the merger, you will be entitled to receive a combination of cash and shares of DRS common stock in exchange for your IDT shares. The merger consideration for each share of IDT common stock is $12.25 in cash and a fraction of one share of DRS common stock equal to $5.25 divided by the lesser of (a) $28.00 and (b) the greater of (i) the average New York Stock Exchange closing price of DRS common stock for the ten trading day period ending with the second complete trading day prior to the closing of the merger and (ii) $25.90.

        DRS and IDT common shares are listed on The New York Stock Exchange. DRS is listed under the trading symbol "DRS" and IDT is listed under the trading symbol "IDE". On                         , 2003, the closing prices of a share of DRS common stock and IDT common stock were $            and $  , respectively.

        We will hold a special meeting of our stockholders on                        , 2003 to consider and vote on the adoption of the merger agreement and approval of the merger. Only IDT stockholders who hold their IDT shares at the close of business on                                    , 2003, the record date for the special meeting, will be entitled to vote at the special meeting.

        Before deciding how to vote, you should consider the "Risk Factors" beginning on page [    •    ] of the proxy statement/prospectus.

        Although your vote is very important, you should be aware that the stockholders who own approximately 55.1% of our outstanding shares have already agreed with DRS to vote or cause to be voted, subject to certain termination rights, all of the IDT shares they own and have a right to vote in favor of the adoption of the merger agreement and approval of the merger, which will be sufficient to adopt the merger agreement and approve the merger regardless of the vote of any other IDT stockholders.

        Your board of directors has determined that the merger agreement and the merger are advisable, fair to and in the best interests of IDT and its stockholders and recommends that you vote "FOR" the adoption of the merger agreement and approval of the merger. The merger cannot be completed unless the holders of a majority of the outstanding shares of IDT common stock vote to adopt the merger agreement and approve the merger. Whether or not you plan to attend the special meeting, please take the time to vote by submitting a valid proxy promptly. If your shares of IDT common stock are registered in your own name, you may submit your proxy by completing and mailing the enclosed proxy card to IDT. If your shares are held in "street name," you should follow the directions your broker or bank provides in order to ensure your shares are voted at the special meeting. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of the merger. If you fail to submit your proxy, the effect will be a vote against adoption of the merger agreement and approval of the merger. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person should you decide to do so.

        Granting your proxy will impact your appraisal rights. Under Delaware law, only IDT stockholders who do not vote in favor of the adoption of the merger agreement and approval of the merger and who otherwise comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware will be entitled, if the merger is completed, to statutory appraisal of the fair value of their shares of IDT common stock as discussed in the proxy statement/prospectus under "The Merger—Appraisal Rights."

        No vote of DRS stockholders is required to complete the merger.

        The proxy statement/prospectus provides you with detailed information about the proposed merger. You may obtain additional information about us and DRS from documents we and DRS have filed with the Securities and Exchange Commission. See "Where You Can Find More Information." We also strongly encourage you to read the proxy statement/prospectus carefully.

Robert B. McKeon Chairman of the Board of Directors

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by DRS under the proxy statement/prospectus or passed upon the adequacy or accuracy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        The proxy statement/prospectus is dated                            , 2003, and is being first mailed to stockholders on or about                            , 2003.

Integrated Defense Technologies, Inc.
110 Wynn Drive
Huntsville, Alabama 35805

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Integrated Defense Technologies, Inc.

        A special meeting of stockholders of Integrated Defense Technologies, Inc. will be held at                        ,                         on                             , 2003 at 10:00 a.m., local time to consider and act upon the following matters:

        1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2003, by and among DRS Technologies, Inc., a Delaware corporation, MMC3 Corporation, a Delaware corporation and a wholly-owned subsidiary of DRS Technologies, Inc., and Integrated Defense Technologies, Inc., and to approve the merger contemplated thereby, pursuant to which Integrated Defense Technologies, Inc. will merge with MMC3 Corporation, with Integrated Defense Technologies, Inc. surviving the transaction as a wholly-owned subsidiary of DRS Technologies, Inc.

        2.     To transact such other business as may properly come before the special meeting or any adjournments thereof, including, without limitation, any proposal to adjourn or postpone the special meeting.

        IDT's board of directors has fixed the close of business on                            , 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. Therefore, only stockholders of record as of the close of business on                            , 2003 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        The accompanying proxy statement/prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, the complete text of the merger agreement. We urge you to read the enclosed materials carefully for a complete description of the merger. The accompanying proxy statement/prospectus is a part of this notice. You are cordially invited to attend the special meeting. Your proxy is being solicited by IDT's board of directors. Even if you plan to attend the special meeting, we urge you to submit a valid proxy promptly. If your shares of IDT common stock are registered in your own name, you may submit your proxy by signing, dating and returning the proxy, in the enclosed envelope, which requires no postage if mailed in the United States. If your shares are held in "street name", you should follow the directions your broker or bank provides.

        The merger agreement must be adopted by the holders of a majority of the shares of IDT common stock outstanding as of the record date. You should be aware that stockholders who own approximately 55.1% of our outstanding shares as of the record date have already agreed with DRS to vote or cause to be voted, subject to certain termination rights, all of the shares they own and have a right to vote in favor of the adoption of the merger agreement, which will be sufficient to adopt the merger agreement regardless of the vote of any other stockholders.

        Your vote is very important.    We urge you to review the enclosed materials and return your proxy card. Your board of directors recommends that stockholders vote "FOR" the adoption of the merger agreement and the approval of the merger.

By Order of the Board of Directors, Thomas J. Campbell Secretary
, 2003

SUBJECT TO COMPLETION	September 11, 2003

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. DRS MAY NOT DISTRIBUTE AND ISSUE THE SHARES OF DRS COMMON STOCK BEING REGISTERED PURSUANT TO THIS REGISTRATION STATEMENT UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/ PROSPECTUS IS NOT AN OFFER TO DISTRIBUTE THESE SECURITIES AND DRS IS NOT SOLICITING OFFERS TO RECEIVE THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR DISTRIBUTION IS NOT PERMITTED.

PROXY STATEMENT/PROSPECTUS

        Integrated Defense Technologies, Inc. ("IDT"), DRS Technologies, Inc. ("DRS") and MMC3 Corporation, a wholly-owned subsidiary of DRS ("Merger Sub"), have entered into an Agreement and Plan of Merger (referred to in this proxy statement/prospectus as the "merger agreement") dated as of August 15, 2003, pursuant to which DRS will acquire IDT through a merger of Merger Sub with and into IDT.

        The merger consideration for each share of IDT common stock is $12.25 in cash and a fraction of one share of DRS common stock equal to $5.25 divided by the lesser of (a) $28.00 and (b) the greater of (i) the average NYSE closing price of DRS common stock for the ten trading day period ending with the second complete trading day prior to the closing of the merger and (ii) $25.90.

        IDT's board of directors has approved the merger and the merger agreement and has recommended that IDT stockholders vote "FOR" the approval of the merger and adoption of the merger agreement.

        This proxy statement/prospectus was first mailed to IDT stockholders on or about                        , 2003.

        IDT stockholders should carefully read the section entitled "Risk Factors" beginning on page    for a discussion of specific risks that should be considered in determining how to vote on the matters described herein.

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        Information included in the proxy statement/prospectus regarding DRS and IDT was provided by DRS and IDT, respectively. Neither company assumes any responsibility for information provided by the other company.

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about DRS Technologies, Inc. and Integrated Defense Technologies, Inc. from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing, by telephone or by e-mail from the appropriate company with the following contact information:

Integrated Defense Technologies, Inc.	DRS Technologies, Inc.
Investor Relations 110 Wynn Drive Huntsville, AL 35805	Investor Relations 5 Sylvan Way Parsippany, NJ 07054
(256) 895-2339 Info@IntegratedDefense.com	(973) 898-1500 patw@drs.com

        If you would like to request any documents, please do so by                            , 2003 in order to receive them before the special meeting.

        See "Where You Can Find More Information" for more information about the documents referred to in this proxy statement/prospectus.

Appraisal Rights	42
Delisting and Deregistration of IDT Common Stock	45
THE MERGER AGREEMENT	45
Form of the Merger	45
Merger Consideration	45
Conversion of Shares; Exchange Agent; Procedures for Exchange of Certificates; Fractional Shares	45
Effective Time	46
Management and Organizational Documents after the Merger	47
Representations and Warranties	47
Covenants	48
Regulatory Matters	52
Conditions to the Merger	52
Termination	53
Effect of Termination	54
Fees	54
Amendment and Waiver	55
OTHER AGREEMENTS	55
Voting Agreement	55
Standstill Agreement	57
COMPARATIVE RIGHTS OF DRS AND IDT STOCKHOLDERS	57
Authorized Capital Stock	58
Board of Directors	58
Committees of the Board of Directors	59
Newly Created Directorships and Vacancies	59
Removal of Directors	59
Officers	60
Special Meetings of Stockholders	60
Quorum at Stockholder Meetings	60
Stockholder Action by Written Consent	60
Advance Notice of Stockholder Proposals for Stockholder Meetings	60
Amendment of Governing Documents	61
The Delaware Business Combination Statute	61
Stockholder Rights Plan	62
DESCRIPTION OF DRS'S CAPITAL STOCK	63
General	63
Transfer Agent and Registrar	64
UNAUDITED PRO FORMA FINANCIAL INFORMATION	65
Unaudited Pro Forma Condensed Combined Financial Statement Information	65
DRS Technologies, Inc. Unaudited Pro Forma Condensed Combined Statement of Earnings	69
DRS Technologies, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet	70
Notes to Unaudited Pro Forma Condensed Combined Financial Statement Information	71
EXPERTS	79
LEGAL MATTERS	79
STOCKHOLDER PROPOSALS	79
WHERE YOU CAN FIND MORE INFORMATION	79
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS	81
ANNEX A—AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B—VOTING AGREEMENT	B-1
ANNEX C—STANDSTILL AGREEMENT	C-1
ANNEX D—OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.	D-1
ANNEX E—SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	E-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What is the proposed transaction on which I am being asked to vote?

A:
You are being asked to vote to adopt an agreement and plan of merger among DRS, Merger Sub and IDT and approve the merger contemplated by the agreement and plan of merger. In this proxy statement/prospectus, we refer to the agreement and plan of merger as the "merger agreement." In the merger, a newly formed corporation and wholly-owned subsidiary of DRS will merge into IDT. After the merger, IDT will be the surviving corporation and a wholly-owned subsidiary of DRS.

Q:
Are there risks associated with the merger?

A:
Yes. We may not achieve the expected benefits of the merger because of the risks and uncertainties discussed in the section entitled "Risk Factors" beginning on page    and the section entitled "Special Note Concerning Forward-Looking Statements" beginning on page    .

Q:
What will I be entitled to receive pursuant to the merger agreement?

A:
If we complete the merger, for each of your shares of IDT common stock you will be entitled to receive:

  (i)
  $12.25 in cash, and

  (ii)
  a fraction of one share of DRS common stock equal to $5.25 divided by the lesser of (a) $28.00 and (b) the greater of (A) the average NYSE closing price of DRS's common stock for the ten trading day period ending with the second complete trading day prior to the closing of the merger and (B) $25.90.

  As a result, you will be entitled to receive between 0.1875 and 0.2027 shares of DRS common stock for each share of IDT common stock that you own.

  You will not be entitled to receive any fractional shares of DRS common stock. Instead, you will be entitled to receive cash, without interest, for any fractional share of DRS common stock you might otherwise have been entitled to receive based on the average closing price of the DRS common stock for the five trading days before the date the merger occurs.

  For a more complete description of the consideration you will receive, see "What You Will Be Entitled to Receive Pursuant to the Merger Agreement" in the Summary beginning on page    .

Q:
When will I know the actual number of shares of DRS common stock that I will be entitled to receive as a result of the merger?

A:
IDT will issue a press release on or as soon as practicable after the closing date that will disclose the exchange ratio that will determine the number of shares of DRS common stock you are entitled to receive in exchange for your shares of IDT common stock.

Q:
What does the IDT board of directors recommend?

A:
The IDT board of directors has approved the merger agreement and has determined that the merger agreement and the merger are advisable, fair to and in the best interests of IDT and its stockholders. Accordingly, the IDT board recommends that IDT stockholders vote "FOR" the adoption of the merger agreement and the approval of the merger at the special meeting.

Q:
When and where is the IDT special meeting?

A:
The special meeting of IDT stockholders to vote on the merger agreement will be at                        on                         , 2003, at 10:00 a.m., local time, unless postponed or adjourned to a later date.

Q:
Who is entitled to vote at the special meeting?

A:
Holders of record of IDT common stock at the close of business on                                                 , 2003, which IDT's board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
What vote is required to adopt the merger agreement and approve the merger? Is my vote important?

A:
The merger agreement must be adopted by the holders of a majority of the total number of outstanding shares of IDT common stock on the record date. Abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

  You should be aware that Veritas Capital Management, L.L.C. and its affiliates have agreed to vote in favor of, and have given DRS an irrevocable proxy (subject to certain termination rights) to vote their shares in favor of, the adoption of the merger agreement and approval of the merger at the special meeting of stockholders to be held by IDT to consider the merger agreement and the merger. Veritas Capital Management, L.L.C. and its affiliates collectively owned 55.1% of the outstanding shares of IDT common stock on the record date. As a result of the proxies granted by them, we anticipate that the merger agreement will be adopted, regardless of the vote of IDT's other stockholders. No vote of the stockholders of DRS is required.

Q:
What other matters will be voted on at the IDT special meeting?

A:
At this time, we do not anticipate a vote on any other matter at the special meeting, except possibly procedural business relating to an adjournment or postponement of the special meeting.

Q:
Will I be able to freely resell the shares of DRS common stock that I receive pursuant to the merger?

A:
Shares of DRS common stock issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of DRS common stock issued to any IDT stockholder that is, or is expected to be, an "affiliate" of DRS or IDT for purposes of Rule 145 under the Securities Act.

Q:
How will my proxy be voted?

A:
If you complete your proxy, it will be voted in accordance with your instructions. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement. If you do not vote either in person or by proxy, it will count as a vote against adoption of the merger agreement.

Q:
Do I have appraisal rights?

A:
Yes. If you do not vote in favor of the adoption of the merger agreement and the approval of the merger and otherwise comply with the requirements of Delaware law, you will be entitled to assert appraisal rights under Delaware law by following the requirements specified in Section 262 of the General Corporation Law of the State of Delaware. If you hold your shares in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow the steps identified properly and in a timely manner to perfect appraisal rights. A copy of Section 262 is attached as Annex E to this proxy statement/prospectus. See "The Merger—Appraisal Rights" beginning on page    .

Q:
What are the material United States federal income tax consequences of the merger to me?

A:
In general, the merger should be a fully taxable transaction to IDT stockholders for U.S. federal income tax purposes and you should recognize gain or loss equal to the difference, if any, between:

•
the amount realized in exchange for your shares of IDT common stock, and

•
the adjusted tax basis of your exchanged shares of IDT common stock.

  See "The Merger—Material United States Federal Income Tax Consequences of the Merger" on pages    through    for a more complete description of the U.S. federal income tax consequences of the merger.

Q:
What will happen to IDT as a result of the merger? Will IDT continue as a public company?

A:
If the merger occurs, IDT will no longer be publicly owned and will become a wholly-owned subsidiary of DRS.

Q:
Is DRS's financial condition relevant to my decision to vote in favor of the transaction?

A:
Yes. You should consider DRS's financial condition before you vote. In considering DRS's financial condition, we recommend that you review the financial information in this proxy statement/prospectus on pages     and    , "Risk Factors" on page     and the documents incorporated by reference in this proxy statement/prospectus because they contain detailed business, financial and other information about DRS.

Q:
Does DRS have the financing required for the consummation of the merger?

A:
DRS requires financing in connection with the merger. DRS intends to finance the merger using cash on hand, bank borrowings utilizing a proposed amended and restated credit facility of up to $587 million with Wachovia Bank, National Association ("Wachovia Bank") and Bear, Stearns & Co. Inc. ("Bear Stearns") and through the issuance of debt securities with a principal amount of $200 million. If DRS is unable to consummate the offering of debt securities prior to the closing of the merger, DRS has obtained a commitment letter which provides for a senior subordinated bridge facility of at least $125 million for which Bear Stearns and Wachovia Bank will act as advisors. The bridge facility includes the right to exchange into senior subordinated exchange notes. See "The Merger—DRS Financing" on page    .

Q:
How will the merger be treated for accounting purposes?

A:
The merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. Accordingly, the cost to acquire IDT will be allocated to the tangible and amortizable intangible assets acquired and liabilities assumed based on their fair values, with any excess being treated as goodwill.

Q:
When do you expect the merger to be completed?

A:
We expect to complete the merger promptly after IDT stockholders adopt the merger agreement and approve the merger at the special meeting and after we receive all necessary regulatory approvals. We currently expect this to occur during the fourth quarter of 2003. Fulfilling some of the conditions to closing the merger, such as receiving certain governmental clearances or approvals, is not entirely within our control. DRS or IDT may terminate the merger agreement if the merger is not consummated by December 15, 2003.

Q:
If my shares are held in "street name" by my broker or bank, will my broker or bank vote my shares for me?

A:
You should instruct your broker or bank to vote your shares by following the instructions your broker or bank provides. If you do not instruct your broker or bank, it will generally not have the discretion to vote your shares without your instructions. Because the proposal in this proxy statement/prospectus to adopt the merger agreement and approve the merger requires an affirmative vote of a majority of the outstanding shares of IDT common stock, these "broker non-votes" have the same effect as votes cast against the adoption of the merger agreement and approval of the merger.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is consummated, DRS will send you written instructions for exchanging your IDT common stock certificates for merger consideration.

Q:
What do I need to do now?

A:
After carefully reading and considering the information included and incorporated by reference in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares may be voted at the special meeting. If your shares of IDT common stock are registered in your own name you may submit your proxy by filling out and signing the proxy card, and then mailing your signed proxy card in the enclosed envelope.

  If your shares are held in "street name," you should follow the directions your broker or bank provides in order to ensure your shares are voted at the special meeting.

  Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted "FOR" the adoption of the merger agreement and approval of the merger. If you do not vote or if you abstain, the effect will be a vote against the adoption of the merger agreement and approval of the merger.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
You may change your vote at any time before your proxy is voted at the special meeting. If your shares of IDT common stock are registered in your own name, you can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Integrated Defense Technologies, Inc., PO Box 11164, New York, NY 10203-0164. Third, you can attend the IDT special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the special meeting.

  If you have instructed a broker or bank to vote your shares, you must follow the directions you received from your broker or bank to change your vote.

Q:
If I plan to attend the IDT special meeting in person, should I still grant my proxy?

A:
Yes. Whether or not you plan to attend the special meeting, you should grant your proxy as described above. The failure of an IDT stockholder to vote in person or by proxy will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact IDT's proxy solicitor D.F. King & Co., Inc. by phone at (212) 269-5550 collect, or toll-free at (800)               , or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005.

Q:
Where can I find more information about IDT and DRS?

A:
You can find more information about IDT and DRS from various sources described under "Where You Can Find More Information" on page            .

SUMMARY

        This summary is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this proxy statement/prospectus and the attached annexes. The term "IDT" refers to Integrated Defense Technologies, Inc. and its subsidiaries, and the terms "DRS" and "Merger Sub" refer to DRS Technologies, Inc. and MMC3 Corporation, respectively, unless otherwise stated or indicated by the context. Stockholders are urged to review carefully the entire proxy statement/prospectus, including the attached annexes.

The Companies

DRS Technologies, Inc.

    DRS Technologies, Inc.
    5 Sylvan Way
    Parsippany, New Jersey 07054
    (973) 898-1500

        DRS Technologies, Inc., a Delaware corporation, is a leading supplier of defense electronic products and systems. DRS provides high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and industrial markets. Incorporated in 1968, DRS has served the defense industry for 34 years. DRS is a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, power systems, battlefield digitization systems, mission recorders and deployable flight incident recorders. Its products are deployed on a wide range of high-profile military platforms, such as DDG-51 Aegis destroyers, M1A2 Abrams Main Battle Tanks, M2A3 Bradley Fighting Vehicles, OH-58D Kiowa Warrior helicopters, AH-64 Apache helicopters, F/A-18E/F Super Hornet jet fighters and on several other platforms for military and non-military applications. DRS also has contracts that support future military platforms, such as the DD(X) destroyer, CVN(X) aircraft carrier and Virginia class submarine.

MMC3 Corporation

    MMC3 Corporation
    c/o DRS Technologies, Inc.
    5 Sylvan Way
    Parsippany, New Jersey 07054
    (973) 898-1500

        MMC3 Corporation, a Delaware corporation and a wholly-owned subsidiary of DRS, was incorporated on August 12, 2003 solely for the purposes of effecting the merger with IDT. It has not carried on any activities other than in connection with the merger agreement.

Integrated Defense Technologies, Inc.

    Integrated Defense Technologies, Inc.
    110 Wynn Drive
    Huntsville, Alabama 35805
    (256) 895-2000

        Integrated Defense Technologies, Inc., a Delaware corporation, is a developer and provider of advanced electronics and technology products to the defense and intelligence industries. IDT's products are installed on or used in support of a broad array of military platforms in order to enhance their operational performance or extend their useful life. IDT supplies its products to a market that includes, in the United States alone, approximately 5,000 aircraft, 800 naval vessels, 20,000 combat vehicles, 100,000 transport vehicles, 400 missile systems and 60 combat training ranges. IDT's installed product base is found on major military platforms such as the F-16 and C-17 aircraft, the DDG-51 Destroyer and the Trident submarine, the M1 Abrams Main Battle Tank and the Light Armored Vehicle, the High Mobility Multi-purpose Wheeled Vehicle, the Bradley Fighting Vehicle, and the Patriot and Tomahawk missile systems.

        IDT offers over 500 products that are incorporated into approximately 250 programs and which in turn are installed on or support over 275 platforms. No one product, program or platform accounted for more than 6% of IDT's revenue for the year ended December 31, 2002. At December 31, 2002, IDT employed approximately 547 engineers, which represented approximately 26% of its workforce. IDT's customers include all branches of the military, major domestic prime defense contractors (such as The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and United Defense Industries, Inc.), foreign defense contractors, foreign governments and U.S. Government agencies.

What You Will Be Entitled to Receive Pursuant to the Merger Agreement (page    )

        You will be entitled to receive pursuant to the merger agreement for each of your shares of IDT common stock:

  •
  $12.25 in cash, and

  •
  a fraction of one share of DRS common stock equal to $5.25 divided by the lesser of (a) $28.00 and (b) the greater of (i) the average price of DRS's common stock price for the ten trading day period ending with the second complete trading day prior to the closing of the merger and (ii) $25.90.

        As a result, you will be entitled to receive between 0.1875 and 0.2027 of a share of DRS common stock for each share of IDT common stock that you own. However, you will not be entitled to receive any fractional shares of DRS common stock. Instead, you will be entitled to receive cash, without interest, for any fractional share of DRS common stock you might otherwise have been entitled to receive based on the average closing price of the DRS common stock for the five trading days before the date the merger occurs.

        On                                     , 2003, the closing price of a share of DRS common stock was $            .

The Special Meeting (page    )

        The IDT special meeting will take place at                        on                             , 2003 at 10:00 a.m., local time. At the special meeting, the holders of IDT common stock will be asked to adopt the merger agreement and approve the merger. The close of business on                , 2003 is the record date for determining if you are entitled to vote at the special meeting. On that date, there were                        shares of IDT common stock outstanding. Each share of IDT common stock is entitled to one vote at the special meeting. The affirmative vote of a majority of the outstanding shares of IDT common stock is required to adopt the merger agreement and approve the merger. On the record date, directors and executive officers of IDT beneficially owned and had the right to vote                        shares of IDT common stock entitling them to exercise approximately    % of the voting power of the IDT common stock.

        Veritas Capital Management, L.L.C. and its affiliated entities and individuals, collectively referred to in this proxy statement/prospectus as the Veritas stockholders, beneficially own approximately 55.1% of the IDT common stock. The Veritas stockholders have agreed with DRS to vote, or cause to be voted, all of their shares of IDT common stock to adopt the merger agreement and approve the merger, subject to certain termination rights. See "Other Agreements—Voting Agreement." The Veritas stockholders' vote will be sufficient to adopt the merger agreement and approve the merger regardless of the vote of any other stockholder.

Recommendation of the IDT Board; IDT's Reasons for the Merger (page    )

        IDT's board of directors has approved the merger agreement. IDT's board believes that the merger agreement and the merger are advisable, fair to and in the best interest of IDT and its stockholders and recommends that you vote "FOR" the adoption of the merger agreement and approval of the merger. In reaching its decision, the IDT board considered a number of factors that are described in more detail in "The Merger—Recommendation of the IDT Board; IDT's Reasons for the Merger" beginning on page    . The IDT board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, the IDT board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (page    )

        Houlihan Lokey Howard & Zukin Financial Advisors, Inc. delivered its written opinion, dated August 15, 2003, to IDT's board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the public holders of IDT common stock pursuant to the merger is fair from a financial point of view to such holders.

        The full text of the written opinion of Houlihan Lokey, dated August 15, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/prospectus. You should read the opinion in its entirety. Houlihan Lokey provided its opinion for the information and assistance of IDT's board of directors in connection with the board's consideration of the transaction contemplated by the merger agreement. The Houlihan Lokey opinion is not a recommendation as to how you should vote with respect to the proposal to adopt the merger agreement.

DRS's Reasons for the Merger (page    )

        The board of directors of DRS met on several occasions to consider the merger and approved the merger agreement on August 15, 2003 after DRS's senior management discussed with its board of directors the business, assets, liabilities, results of operations and financial performance of IDT, the complementary nature of certain of IDT's products and capabilities and the products and capabilities of DRS, the expectation that IDT could be readily integrated with DRS and the potential benefits that could be realized as a result of such integration.

Interests of Certain Persons in the Merger (page    )

        In considering the recommendation of IDT's board of directors with respect to the merger, you should be aware that some of the directors and executive officers of IDT may have interests in the merger that may be different from, or may be in addition to, the interests of IDT stockholders generally. These interests relate to, among other things:

  •
  the expected election of Robert B. McKeon, chairman of IDT, to the DRS board of directors following the merger;

  •
  the payment of retention bonuses to certain officers of IDT upon remaining with IDT for six months following the merger;

  •
  the inclusion, following the merger, in the surviving corporation's certificate of incorporation and bylaws of provisions requiring the surviving corporation to indemnify IDT's directors and officers; and

  •
  the right to continued coverage for at least six years of liability insurance for IDT's directors and officers, subject to certain limitations.

Conditions to the Merger (page    )

        The obligations of each party to complete the merger are conditioned upon the other party's representations and warranties being true and correct, except as would not have a material adverse effect on such other party, and the other party having complied in all material respects with such party's covenants. In addition, among other things, DRS's and IDT's obligations are further conditioned on:

  •
  the termination or expiration of the waiting periods or completion of review pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  •
  the adoption of the merger agreement and the approval of the merger by IDT's stockholders;

  •
  the continuing effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

  •
  the approval of the shares of DRS common stock to be issued in connection with the merger for listing on the NYSE;

  •
  the absence of any injunction, judgment or other order, or any law, which prohibits or has the effect of prohibiting the merger or makes the merger illegal; and

  •
  the obtaining of all other necessary approval, consents and waivers.

Restrictions on Solicitation (page    )

        Subject to certain exceptions, the merger agreement precludes IDT, its subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants and other representatives from initiating, soliciting, or knowingly encouraging, directly or indirectly, any inquiries or the making or implementing of any proposal relating to the acquisition of more than 20% of stock or assets of IDT or its subsidiaries or IDT's merger, consolidation or other similar transaction or participating in any negotiations concerning, or providing any confidential information or data to, affording access to the properties, books or records of IDT or its subsidiaries to, or having any discussions with, any person relating to such a proposal, or otherwise facilitating any effort or attempting to make or implement such a proposal.

Termination (page    )

        The merger agreement may be terminated by the mutual consent of DRS and IDT. Additionally, either DRS or IDT may terminate the merger agreement if:

  •
  the merger is not consummated by December 15, 2003 through no fault of the party seeking to terminate the merger agreement;

  •
  there are final, non-appealable legal restraints preventing the merger;

  •
  the party seeking termination is not in material breach of the merger agreement and the other party has materially breached a representation, warranty, covenant or agreement of that party contained in the merger agreement and such breach has not been cured within 15 days of notice of the breach; or

  •
  IDT stockholders fail to adopt the merger agreement and approve the merger at the special meeting.

        IDT may terminate the merger agreement to accept an acquisition proposal that is more favorable to IDT and IDT's stockholders from a financial point of view than the proposed merger with DRS. IDT must pay DRS a termination fee of $12.5 million if the merger agreement is terminated due to IDT's board of directors authorizing IDT to enter into an acquisition agreement with a third party or if DRS terminates the merger agreement due to IDT's board of directors withdrawing its recommendation of the transaction with DRS, modifying or changing its recommendation of the merger agreement or recommending an alternative acquisition transaction with a third party. IDT must also pay this fee if IDT or DRS terminates the merger agreement because the merger has not been completed by December 15, 2003, an alternative proposal with respect to IDT shall have been announced prior to such termination and IDT completes any merger or extraordinary transaction within six months of the termination. The voting agreement between the Veritas stockholders and DRS will terminate upon the termination of the merger agreement. (See "Other Agreements—Voting Agreement"on page    ).

        DRS may terminate the merger agreement if funding to consummate the merger pursuant to financing arrangements reasonably acceptable to DRS shall not have become available. However, DRS will not have such termination right if the failure to fulfill its obligations under the merger agreement to obtain such financing is the cause of such financing not becoming available. DRS must pay IDT liquidated damages of $17.5 million upon such termination by DRS.

Material United States Federal Income Tax Consequences (page    )

        In general, the merger should be a fully taxable transaction to IDT stockholders for U.S. federal income tax purposes. Tax matters, however, are very complicated and the tax consequences of the merger to each IDT stockholder will depend on the stockholder's particular facts and circumstances. See "The Merger—Material United States Federal Income Tax Consequences of the Merger."

DRS Financing (page    )

        DRS requires financing in connection with the merger. DRS intends to finance the merger using cash on hand, additional bank borrowings and through the issuance of debt securities, as further described under "The Merger—DRS Financing".

Comparison of Rights of DRS Stockholders and IDT Stockholders (page    )

        After the merger, IDT stockholders (other than stockholders who exercise their appraisal rights) will be entitled to become DRS stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of DRS. There are a number of differences between the certificate of incorporation and bylaws of DRS and the certificate of incorporation and bylaws of IDT. These differences are summarized under "Comparative Rights of DRS and IDT Stockholders."

Comparative Market Price Information (page    )

        Shares of DRS common stock and IDT common stock are listed on The New York Stock Exchange. DRS is listed under the trading symbol "DRS" and IDT is listed under the trading symbol "IDE." On August 15, 2003, the last full trading day prior to the public announcement of the merger agreement, the closing price of IDT common stock was $15.00 per share and the closing price of DRS common stock was $29.15 per share, each as reported on the NYSE Composite Transactions Tape.

        On                            , 2003, the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing price of IDT common stock was $            per share and the closing price of DRS common stock was $            per share. We urge you to obtain current market quotations.

Listing and Trading of DRS Common Stock (page    )

        Shares of DRS common stock received by IDT stockholders pursuant to the merger will be listed on the NYSE. After completion of the merger, shares of DRS common stock will continue to be traded on the NYSE, but shares of IDT common stock will no longer be listed or traded.

Regulatory Matters (page    )

        DRS and IDT must use reasonable efforts to cooperate to timely make required regulatory filings. On August 26, 2003, DRS and IDT made filings with the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The closing of the merger may not occur until the completion of review under the Hart-Scott-Rodino Act.

Appraisal Rights (page    )

        IDT stockholders who properly demand appraisal of their shares of IDT common stock prior to the stockholder vote at the special meeting, do not vote in favor of the adoption of the merger agreement and approval of the merger, and otherwise comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware will be entitled, if the merger is completed, to receive statutory appraisal of the fair value of their shares of IDT common stock instead of the merger consideration to be provided to other IDT stockholders. A copy of Section 262 of the General Corporation Law of the State of Delaware is included as Annex E to this proxy statement/prospectus.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF DRS

        The historical selected earnings data and earnings from continuing operations per share data presented below for the years ended March 31, 2001, 2002 and 2003 and the historical selected financial position data as of March 31, 2002 and 2003 presented below are derived from DRS's audited consolidated financial statements, incorporated by reference in this proxy statement/prospectus. The historical selected earnings data and earnings from continuing operations per share data presented below for the years ended March 31, 1999 and 2000 and the historical selected financial position data as of March 31, 1999, 2000 and 2001 are derived from DRS's audited consolidated financial statements, which are not included or incorporated by reference in this proxy statement/prospectus. The historical selected earnings data, and earnings from continuing operations per share data presented below for the three months ended June 30, 2002 and 2003 and the historical selected financial position data as of June 30, 2003 are derived from DRS's unaudited condensed consolidated financial statements, incorporated by reference in this proxy statement/prospectus. The historical selected financial position data as of June 30, 2002 is derived from DRS's unaudited condensed consolidated financial statements, which are not included or incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data also includes unaudited pro forma information derived from the "Unaudited Pro Forma Financial Information," which gives effect to: (i) the proposed merger of a wholly-owned subsidiary of DRS and IDT in a purchase business combination (the "Merger"), as a result of which DRS will acquire IDT for cash and DRS common stock (subject to a collar) for an estimated purchase price of $373.2 million, plus estimated acquisition-related expenses of $5.0 million, (ii) the anticipated offering of $200.0 million of senior subordinated notes and the anticipated concurrent amendment and restatement of DRS's existing senior secured credit facility, (iii) IDT's November 1, 2002 acquisition of BAE Systems Aerospace Electronics Gaithersburg Operation (the name of the company was changed to Signia-IDT, Inc. subsequent to the acquisition) in a purchase business combination and related financing and (iv) DRS's fiscal 2003 acquisitions of: (1) the Navy Controls Division of Eaton Corporation, (2) Paravant Inc. and its related financing, (3) the Electromagnetics Development Center of Kaman Corporation, and (4) Power Technology Incorporated.

DRS Technologies, Inc.

	Years Ended March 31,						Three Months Ended
	1999(4)	2000	2001	2002(4)	2003(4)	Pro Forma 2003	June 30, 2002	June 30, 2003	Pro Forma June 30, 2003
	(in thousands, except per-share data)
Selected earnings data
Revenues	$265,849	$391,467	$427,606	$517,200	$675,762	$1,109,751	$131,238	$167,198	$260,616
Operating income(1)	$15,301	$26,178	$37,531	$49,769	$67,684	$102,179	$12,673	$16,360	$25,643
Earnings from continuing operations before income taxes(5)	$2,174	$12,832	$24,954	$38,361	$55,872	$32,863	$10,347	$13,267	$16,222
Earnings from continuing operations(5)	$1,559	$7,661	$11,978	$20,331	$30,171	$17,603	$5,434	$7,296	$9,535
Net earnings	$680	$4,310	$11,978	$20,331	$30,171	$17,603	$5,434	$7,296	$9,535
Selected earnings from continuing operations per share data(2)(3)
Basic	$0.24	$0.83	$1.14	$1.52	$1.64	$0.77	$0.32	$0.33	$0.36
Diluted	$0.23	$0.76	$1.01	$1.41	$1.58	$0.75	$0.31	$0.32	$0.35
	As of March 31,					As of June 30,
	1999(4)	2000	2001	2002(4)	2003(4)	2002	2003	Pro Forma 2003
	(in thousands)
Selected financial position data
Total assets	$329,639	$320,098	$334,940	$601,091	$972,121	$586,309	$964,371	$1,539,707
Long-term debt, excluding current installments	$102,091	$97,695	$75,076	$138,060	$216,837	$137,550	$216,164	$599,924
Stockholders' equity	$73,442	$78,184	$111,947	$257,235	$438,180	$265,771	$449,400	$561,370

  (1)
  Effective April 1, 2001, DRS adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and ceased amortizing goodwill. Included in operating income for the fiscal years ended March 31, 1999, 2000 and 2001 is goodwill amortization of $2.7 million, $5.2 million and $5.3 million, respectively.

  (2)
  No cash dividends have been distributed in any of the years presented.

  (3)
  Fiscal 1999 per share data from continuing operations are presented and calculated before a loss on discontinued operations of $0.9 million in conjunction with the sale of DRS's magnetic tape head business. Fiscal 2000 per share data from continuing operations are presented and calculated before a loss on discontinued operations and a loss on disposal of discontinued operations of $1.3 million and $2.1 million, respectively, in connection with the sale of DRS's magnetic tape head business.

  (4)
  DRS's selected historical consolidated financial data includes the effect of the following purchase business combinations from their date of acquisition by fiscal year (immaterial acquisitions are excluded):

  Fiscal Year 1999: The Ground-Based Electro-Optical and Focal Plane Array businesses of Raytheon Company—Acquired October 20, 1998; NAI Technologies, Inc.—Acquired February 19, 1999.

  Fiscal Year 2002: The Sensors and Electronic Systems business of The Boeing Company—Acquired September 28, 2001.

  Fiscal Year 2003: The Navy Controls Division of Eaton Corporation—Acquired July 1, 2002; Paravant Inc.—Acquired November 27, 2002; the Electromagnetics Development Center of Kaman Corporation—Acquired January 15, 2003; and Power Technology Incorporated—Acquired February 14, 2003.

  (5)
  In accordance with Statement of Financial Accounting Standards No. 145, fiscal 1999 earnings from continuing operations before income taxes and earnings from continuing operations have been adjusted to reflect the reclassification of a loss on the extinguishment of debt of $3.6 million and $2.3 million, respectively previously presented as an extraordinary item.

SELECTED HISTORICAL FINANCIAL DATA OF IDT

        The historical selected operating and per share data for the years ended December 31, 2000, 2001, and 2002 and the historical selected financial position data as of December 31, 2001 and 2002 presented below are derived from IDT's audited consolidated financial statements, incorporated by reference in this proxy statement/prospectus. The historical selected operating and per share data for the year ended December 31, 1999 and the historical selected financial position data as of December 31, 1999 and 2000 presented below are derived from IDT's audited consolidated financial statements, which are not included or incorporated by reference in this proxy statement/prospectus. The historical selected operating and per share data for the three months ended June 30, 2002 and June 27, 2003 and the historical selected financial position data as of June 27, 2003 presented below are derived from IDT's unaudited condensed consolidated financial statements, incorporated by reference in this proxy statement/prospectus. The historical selected financial position data as of June 30, 2002 presented below is derived from IDT's unaudited condensed consolidated financial statements, which are not included or incorporated by reference in this proxy statement/prospectus.

					Three Months Ended
	Years Ended December 31,
					June 30, 2002	June 27, 2003
	1999	2000	2001	2002
	(in thousands, except per-share data)
Selected operating data
Revenues	$102,232	$180,573	$263,952	$304,361	$72,099	$93,418
Goodwill impairment charge	—	—	—	$(3,012)	—	—
Income from operations	$8,078	$14,981	$26,001	$26,749	$7,865	$9,863
Refinancing costs	$(2,840)	$(1,492)	—	$(25,748)	—	—
Net income (loss)	$(616)	$605	$2,299	$(4,107)	$4,490	$4,475
Selected per share data
Basic income (loss) per share	$(0.06)	$0.06	$0.17	$(0.21)	$0.23	$0.21
Diluted income (loss) per share	$(0.06)	$0.05	$0.15	$(0.21)	$0.21	$0.21
					As of
	As of December 31,
					June 30, 2002	June 27, 2003
	1999	2000	2001	2002
Selected financial position data
Total assets	$121,089	$284,895	$278,298	$447,700	$295,838	$446,858
Long-term debt, excluding current installments	$59,306	$161,996	$153,561	$208,860	$78,813	$197,263

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table presents certain unaudited historical per share data of DRS and IDT and unaudited combined pro forma per share data of DRS and IDT after giving effect to: (i) the proposed merger of a wholly-owned subsidiary of DRS and IDT in a purchase business combination (the Merger), as a result of which DRS will acquire IDT for cash and DRS common stock (subject to a collar) for an estimated purchase price of $373.2 million, plus estimated acquisition-related expenses of $5.0 million, (ii) the anticipated offering of $200.0 million of senior subordinated notes and the anticipated concurrent amendment and restatement of DRS's existing senior secured credit facility, (iii) IDT's November 1, 2002 acquisition of BAE Systems Aerospace Electronics Gaithersburg Operation (the name of the company was changed to Signia-IDT, Inc. subsequent to the acquisition) in a purchase business combination and related financing, and (iv) DRS's fiscal 2003 acquisitions of: (1) the Navy Controls Division of Eaton Corporation, (2) Paravant, Inc. and its related financing, (3) the Electromagnetics Development Center of Kaman Corporation, and (4) Power Technology Incorporated. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of DRS and IDT, incorporated by reference in this proxy statement/prospectus, and the unaudited pro forma financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share data and unaudited pro forma equivalent per share data for the year ended March 31, 2003 combines the historical consolidated statement of earnings of DRS for the fiscal year ended March 31, 2003, incorporated by reference in this proxy statement/prospectus, with the historical consolidated statement of operations of IDT for the year ended December 31, 2002, incorporated by reference in this proxy statement/prospectus, and gives effect to the Merger and other transactions described above. The unaudited pro forma combined per share data and unaudited pro forma equivalent per share data for the three months ended June 30, 2003 combines the unaudited historical consolidated statement of earnings of DRS for the three months ended June 30, 2003, incorporated by reference in this proxy statement/prospectus, with the unaudited historical consolidated statement of operations of IDT for the three months ended June 27, 2003, incorporated by reference in this proxy statement/prospectus, and gives effect to the unaudited pro forma adjustments necessary to account for the Merger and related financings described above. The pro forma combined per share data and the pro forma equivalent per share data does not purport to be indicative of the results of future operations or the results that would have occurred had the Merger and other transactions described above been consummated at the beginning of the periods presented.

DRS

	Year Ended March 31, 2003	Three Months Ended June 30, 2003
Historical per share data from continuing operations(1)
Basic earnings per share	$1.64	$0.33
Diluted earnings per share	$1.58	$0.32
Net book value per share(2)	$19.54	$20.01

IDT

	Year Ended December 31, 2002	Three Months Ended June 27, 2003
Historical per share data from continuing operations(1)
Basic earnings per share	$(0.21)	$0.21
Diluted earnings per share	$(0.21)	$0.21
Net book value per share(2)	$8.46	$8.02

DRS and IDT

	Year Ended March 31, 2003	Three Months Ended June 30, 2003
Unaudited pro forma combined per share data(1)
Earnings from continuing operations per combined company's basic share(3)	$0.77	$0.36
Earnings from continuing operations per combined company's diluted share(3)	$0.75	$0.35
Earnings from continuing operations per equivalent IDT basic share(4)	$0.16	$0.07
Earnings from continuing operations per equivalent IDT diluted share(4)	$0.15	$0.07
		As of June 30, 2003
Unaudited pro forma net book value per combined company's share(2)		$20.96
Unaudited pro forma net book value per equivalent IDT share(4)		$4.25

(1)
No cash dividends have been distributed in any of the periods presented.

(2)
The historical net book value per DRS share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding as of the date presented. The historical net book value per IDT share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding as of the date presented. The pro forma net book value per combined company's share is computed by dividing the pro forma total stockholders' equity by the pro forma number of shares of DRS common stock outstanding as of June 30, 2003, assuming the Merger had occurred as of that date.

(3)
Shares used to calculate unaudited pro forma earnings (loss) from continuing operations per combined company's basic and diluted share were computed by adding 4,323,172 shares assumed to be issued in the Merger to DRS's historical amounts. The pro forma adjustment to DRS's weighted average shares outstanding reflects the maximum number of shares of DRS common stock to be issued in the Merger. The actual number of shares of DRS common stock issued in the Merger will not be determined until the second day before the closing.

(4)
The unaudited equivalent pro forma combined per IDT share is calculated by multiplying the pro forma combined amounts by the assumed exchange ratio of 0.2027 shares of DRS common stock for each share of IDT common stock. The assumed exchange ratio does not include the $12.25 per share cash consideration and reflects the maximum fraction of a share of DRS common stock that could be paid per share of IDT common stock in the Merger.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Comparison

        DRS's and IDT's common stock are listed and traded on the New York Stock Exchange under the symbols "DRS" and "IDE," respectively. The following table sets forth, for the periods indicated, the high and low sales prices per share of DRS's and IDT's common stock as reported on the NYSE Composite Transactions Tape based for each calendar quarter. DRS's fiscal year ends on March 31. IDT's year ends on December 31. IDT became a public company on February 27, 2002. IDT's information is provided since becoming a public company.

        On August 15, 2003, the last trading day before the merger agreement was signed, the closing price of DRS common stock on the New York Stock Exchange was $29.15 per share. DRS and IDT have not recently paid dividends with respect to their common stock.

	DRS Common Stock		IDT Common Stock
	High	Low	High	Low
2001
First Quarter	$18.90	$12.25
Second Quarter	$23.65	$14.50
Third Quarter	$40.00	$18.50
Fourth Quarter	$46.10	$29.80
2002
First Quarter	$43.10	$33.20	$27.75	$24.00
Second Quarter	$48.66	$35.20	$33.00	$27.15
Third Quarter	$42.75	$30.58	$29.43	$17.70
Fourth Quarter	$37.66	$28.20	$20.95	$9.51
2003
First Quarter	$31.90	$21.00	$16.05	$10.00
Second Quarter	$28.83	$23.68	$17.05	$12.60

Market Price Data

        The following table sets forth the high, low and closing reported sale price per share of DRS and IDT common stock on the NYSE on August 15, 2003 and September [    ], 2003, respectively. August 15, 2003 was the last full trading day prior to our announcement of the signing of the merger agreement. September [    ], 2003 was the most recent practicable trading day for which information was available prior to the printing of this proxy statement/prospectus.

	DRS Common Stock						IDT Common Stock
	High		Low		Close		High		Low		Close
August 15, 2003		$29.72		$29.12		$29.15		$15.30		$14.95		$15.00
September [ ], 2003	$		$		$		$		$		$

        For illustrative purposes, the following table provides equivalent IDT per share valuation information as of August 15, 2003, the last trading day before the merger agreement was announced, and            , 2003, the most recent practicable date before this proxy statement/prospectus was printed. The actual value of the stock component of consideration received by IDT stockholders at the closing of the merger will be based upon the market value of DRS stock on the closing date.

Date	Average Closing Price of DRS Common Stock for Measurement Period		Equivalent IDT Per Share Value
August 15, 2003	$27.249	(1)	$17.50	(2)
, 2003		$(3)		$(4)

(1)
Equal to the average closing sale price on the NYSE Composite Transactions Tape for the ten trading day period ending on August 13, 2003, the second complete trading day prior to August 15, 2003.

(2)
Equal to (i) $12.25, the cash component of the consideration plus (ii) the value of the stock component of the consideration, equal to (a) the exchange ratio ($5.25 divided by $27.249) multiplied by (b) $27.249, the average closing price of DRS common stock during the measurement period.

(3)
Equal to the average closing sale price on the NYSE Composite Transaction Tape for the ten trading day period ending on            , 2003, the second complete trading day prior to             , 2003.

(4)
Equal to (i) $12.25, the cash component of the consideration plus (ii) the value of the stock component of the consideration, equal to (a) the exchange ratio ($5.25 divided by $            ) multiplied by (b) $            , the average closing price of DRS common stock during the measurement period.

RISK FACTORS

        The merger and the investment in DRS common stock involve risk. You should consider the following risk factors in evaluating whether to vote in favor of the adoption of the merger agreement and approval of the merger. You should consider these factors together with the other information contained in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus. If any of the following risks actually occur, the business, financial condition and results of operations of any of DRS, IDT or the combined company may be seriously harmed. In that case, the trading price of DRS common stock may decline, and you may lose all or part of your investment in DRS. If the merger does not occur, the trading price of IDT common stock may decline.

The Value of the Stock Component of the Merger Consideration Could Vary Based Upon the Price of DRS Common Stock

        The merger consideration per share of IDT common stock includes $12.25 in cash and a fraction of a share of DRS common stock to be determined based upon the average NYSE closing price of DRS common stock for the ten trading day period ending on the second day before the closing. The merger agreement provides that such fraction will be fixed at 0.1875 if such average price is $28.00 or greater and 0.2027 if the average price is $25.90 or less. If such average price is between $25.90 and $28.00, such fraction will be equal to $5.25 divided by the average price. If such average price is between $25.90 and $28.00, the total consideration per share of IDT common stock as of such date will be valued at $17.50; if such average price is less than $25.90, the value of the per share consideration will be less than $17.50 and if such average price is greater than $28.00, the value of the consideration per share of IDT common stock will be greater than $17.50.

DRS May Not Be Able to Obtain Financing To Pay The Cash Portion Of The Merger Consideration

        DRS expects to finance the merger by using existing cash on hand, bank borrowings utilizing an amended and restated credit facility of up to $587 million with Wachovia Bank and Bear Stearns (who have provided a commitment letter to DRS) and through the issuance of debt securities with an aggregate principal amount of $200 million. See "The Merger-DRS Financing" below. As of June 30, 2003, DRS's available cash was approximately $90 million. The commitment letter includes certain conditions, the satisfaction of which DRS cannot guarantee. The availability of such increased bank credit facility is subject to certain customary conditions precedent, and the lenders may further condition the availability of such credit on the imposition of certain fees and other requirements. Therefore, DRS cannot assure that the financing pursuant to the commitment letter will be available. DRS's proposed offering of debt securities is subject to market and other customary conditions, including, but not limited to, general global and U.S. economic conditions, the market for similar securities, and delivery of customary documents, officer certifications and representations prior to, or at the time of, the closing of the offering. There can be no assurance that DRS will be able to complete the offering on commercially reasonable terms, or at all.

        DRS may not be able to complete the merger if it is unable to obtain financing. DRS may terminate the merger agreement if funding to consummate the merger pursuant to financing arrangements reasonably acceptable to DRS shall not have become available. However, DRS will not have such termination right if the failure to fulfill its obligations under the merger agreement to obtain such financing is the cause of such financing not becoming available. Under the merger agreement, DRS must pay IDT $17.5 million in liquidated damages upon such termination by DRS.

The Price of DRS Common Stock May be Affected by Factors Different From Those Affecting the Price of IDT Common Stock

        Holders of IDT common stock will be entitled to receive cash and DRS common stock in the merger and will thus become holders of DRS common stock. DRS's business is different in certain ways from that of IDT, and DRS's results of operations, as well as the price of DRS common stock, may be affected by factors different from those affecting IDT's results of operations and the price of IDT common stock. The price of DRS common stock may fluctuate significantly following the merger, including as a result of factors over which DRS has no control. For a discussion of IDT's businesses and certain factors to consider in connection with such businesses, see IDT's annual report on Form 10-K for the fiscal year ended December 31, 2002, and IDT's quarterly reports on Form 10-Q for the quarterly periods ended March 28, 2003 and June 27, 2003, each of which is incorporated by reference in this proxy statement/prospectus.

        Factors affecting DRS's business include:

  •
  DRS's revenues are dependent on its ability to maintain its government business;

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  DRS's revenues will be adversely affected if it fails to receive renewal of follow-on contracts;

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  DRS's failure to anticipate technical problems, estimate costs accurately or control costs with respect to the performance of fixed price contracts may reduce its profit or cause a loss;

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  DRS may experience production delays if its suppliers fail to deliver materials to it;

  •
  DRS's backlog is subject to reduction and cancellation;

  •
  Competition;

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  Military conflict, war or terrorism;

  •
  Government regulation;

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  Technological change; and

  •
  DRS's ability to use and safeguard intellectual property.

Integration of DRS's and IDT's Operations Will Be Complex, Time-Consuming and Expensive and May Adversely Affect The Results of Operations of DRS

        The anticipated benefits of the merger will depend in part on whether DRS and IDT can integrate their operations in an efficient, timely and effective manner. Integrating DRS and IDT will be a complex, time-consuming and expensive process. IDT will represent DRS's largest and most significant acquisition to date. Successful integration will require, among other things, combining the companies':

  •
  business development efforts;

  •
  key personnel;

  •
  geographically separate facilities; and

  •
  business and executive cultures.

        DRS and IDT may not accomplish this integration successfully and may not realize the benefits contemplated by combining the operations of both companies. The diversion of management's attention to the integration effort and any difficulty encountered in combining operations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, employee morale may suffer, and DRS and IDT may have difficulty retaining key personnel.

        There is no assurance that DRS will be able to maintain or renew any of IDT's contracts.

DRS's Failure to Successfully Integrate IDT on a Timely Basis into DRS's Operations Could Reduce DRS's Profitability

        DRS expects that the acquisition of IDT will result in certain business opportunities and growth prospects. DRS, however, may never realize these expected business opportunities and growth prospects. DRS may experience increased competition that limits its ability to expand its business, DRS's assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate. The acquisition involves numerous risks, including, but not limited to:

  •
  difficulties in assimilating and integrating the operations, technologies and products of IDT;

  •
  the diversion of DRS's management's attention from other business concerns;

  •
  DRS's current operating and financial systems and controls may be inadequate to deal with the combined company's operations;

  •
  the risks of DRS entering markets in which it has limited or no experience; and

  •
  the loss of key employees.

        If these factors limit DRS's ability to integrate the operations of IDT successfully or on a timely basis, DRS's expectations of future results of operations may not be met. In addition, DRS's growth and operating strategies for IDT's business may be different from the strategies that IDT currently is pursuing. If DRS's strategies are not the proper strategies for IDT, it could have a material adverse effect on the business, financial condition and results of operations of IDT. See "Special Note Concerning Forward-Looking Statements."

DRS's Level of Indebtedness Following the Merger Could Adversely Affect its Operations and DRS May Incur Substantial Additional Indebtedness In the Future

        DRS's indebtedness as of June 30, 2003 was approximately $224.0 million. DRS's pro forma indebtedness as of June 30, 2003, after giving effect to the merger and related financing (as described under "Unaudited Consolidated Pro Forma Financial Information") was approximately $616.4 million. DRS intends to finance the merger using cash on hand, bank borrowings utilizing a proposed amended and restated credit facility of up to $587 million with Wachovia Bank and Bear Stearns and through the issuance of debt securities with a principal amount of $200 million. If DRS is unable to consummate the offering of debt securities prior to the closing of the merger, DRS has obtained a commitment letter which provides for a senior subordinated bridge facility of at least $125 million for which Bear Stearns and Wachovia Bank will act as advisors. The bridge facility includes the right to exchange into senior subordinated exchange notes. (See "The Merger—DRS Financing"). As a result of the increase in debt, demands on the cash resources of DRS will increase after the merger, which could have important effects on an investment in DRS common stock. For example, increased levels of indebtedness could, among other things:

  •
  reduce funds available for investment in research and development and capital expenditures;

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  adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

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  create competitive disadvantages compared to other companies with lower debt levels;

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  limit DRS's flexibility in addressing changes in the markets in which it competes; and

  •
  render DRS more vulnerable to general economic and industry conditions.

        In addition, following the merger, DRS may not be able to incur substantial additional indebtedness in the future. If DRS adds new debt, the related risks that it currently faces could intensify.

The Market Price of DRS Common Stock May Decrease as a Result of the Merger

        In the merger, IDT stockholders will receive consideration that includes DRS common stock. A number of factors may cause the market price of such DRS common stock to fluctuate significantly after the merger including:

  •
  the success of the integration of DRS's and IDT's operations;

  •
  DRS's realization of expected business opportunities and growth prospects from the merger;

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  DRS's operating results and those of defense companies in general;

  •
  the public's reaction to DRS's press releases, announcements and filings with the Securities and Exchange Commission;

  •
  changes in earnings estimates or recommendations by research analysts;

  •
  changes in general conditions in the U.S. economy, financial markets or defense industry;

  •
  natural disasters, terrorist attacks or acts of war;

  •
  other developments affecting DRS or its competitors; and

  •
  additional issuances of DRS common stock.

The Merger May Adversely Affect IDT's Ability to Attract and Retain Key Employees

        Although DRS is required to make certain payments to IDT employees in connection with the merger (See "The Merger—Interests of Certain Persons in the Merger; Conflicts of Interest"), current and prospective IDT employees may experience uncertainty about their future roles after the merger. In addition, current and prospective IDT employees may determine that they do not desire to work for DRS for a variety of reasons. These factors may adversely affect IDT's ability to attract and retain key management, sales, marketing and other personnel. There is a continuing demand for qualified technical personnel and DRS's future growth and success will depend in part upon its ability to attract, train and retain such personnel. Competition for personnel in the defense industry is intense. An inability to attract and maintain a sufficient number of technical personnel, including IDT personnel, could have a material adverse effect on DRS's contract performance and ability to capitalize on market opportunities.

Regulatory Matters and Satisfying Closing Conditions May Delay or Prevent Completion of the Merger

        Completion of the merger is conditioned on completion of review under the United States antitrust laws. Failure to complete such review in a timely manner, or at all, may delay or prevent consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect DRS's operations after the merger.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

        We are sending you this proxy statement/prospectus as part of a solicitation of proxies by the IDT board of directors for use at the special meeting of IDT stockholders. We are first mailing this proxy statement/prospectus, including a notice of the special meeting and a form of proxy, on or about                            , 2003.

The special meeting is scheduled to be held at                    on                       , 2003 at 10:00 a.m., local time.

Purpose of the Special Meeting

        The purpose of the special meeting is to vote on a proposal to adopt the merger agreement and to approve the merger. As a result of the merger each share of IDT common stock will be exchanged for a combination of cash and shares of DRS common stock. The merger consideration per share is $12.25 in cash and a fraction of one share of DRS common stock equal to $5.25 divided by the lesser of (a) $28.00 and (b) the greater of (i) the average NYSE closing price of DRS common stock for the ten day period ending with the second complete trading day prior to the closing of the merger and (ii) $25.90. IDT is not proposing any matters other than adoption of the merger agreement and approval of the merger at the IDT special meeting.

Recommendation of the IDT Board

        IDT's board of directors has approved the merger agreement. IDT's board believes that the merger agreement and the merger are advisable, fair to and in the best interests of IDT and its stockholders and recommends that IDT's stockholders vote "FOR" the adoption of the merger agreement and approval of the merger. See "The Merger—Recommendation of the IDT Board; IDT's Reasons for the Merger."

Required Vote

        Adoption of the merger agreement and approval of the merger require the affirmative vote of a majority of the outstanding shares of IDT common stock entitled to vote at the special meeting. Each share of outstanding IDT common stock entitles its holder to one vote.

        If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement and approve the merger, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement and approve the merger. This is called a "broker non-vote" and has the same effect as a vote against the adoption of the merger agreement and the approval of the merger. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

Voting of Veritas Shares

        The Veritas stockholders beneficially owned 11,750,992 shares of IDT common stock, representing approximately 55.1% of the outstanding shares of IDT common stock as of the record date. Under the terms of a voting agreement entered into among the Veritas stockholders and DRS, the Veritas stockholders have agreed to vote or cause to be voted all of their shares of IDT common stock in favor of the adoption of the merger agreement and approval of the merger. See "Other Agreements—Voting Agreement" below and the voting agreement attached as Annex B. The Veritas stockholders' vote will be sufficient to approve the adoption of the merger agreement and approval of the merger regardless of the vote of any other stockholder.

Record Date

        IDT's board of directors has fixed the close of business on                            , 2003 as the record date for the special meeting. At that date, there were                        shares of IDT common stock outstanding. Only stockholders of record on the record date will receive notice of and be entitled to vote at the meeting. No other voting securities of IDT are outstanding.

        As of the record date, directors and executive officers of IDT as a group beneficially owned and had the right to vote                        shares of IDT common stock entitling them to collectively exercise approximately    % of the voting power of the IDT common stock.

Quorum

        A majority of the shares of IDT common stock entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger agreement to be taken.

        We will count the following shares of IDT common stock as present at the special meeting for purposes of determining whether or not there is a quorum:

  •
  shares held by persons who attend or are represented at the IDT special meeting whether or not the shares are voted;

  •
  shares for which IDT received properly executed proxies; and

  •
  shares held by brokers or banks in nominee or street name for beneficial owners if those brokers or banks return an executed proxy card indicating that the beneficial owner has not given the broker or bank specific instructions on how to vote those shares.

Proxies

        Whether or not you plan to attend the special meeting in person you should submit your proxy as soon as possible. Stockholders whose shares of IDT common stock are registered in their own name may submit their proxies by filling out and signing the proxy card, and then mailing the signed proxy card in the enclosed envelope. Stockholders whose shares are held in "street name" must follow the instructions provided by their broker or bank to vote their shares.

        All properly submitted proxies received by IDT before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR adoption of the merger agreement and approval of the merger.

        Proxies marked "Abstain" will not be voted at the special meeting. Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement and approval of the merger. Accordingly, IDT's board of directors urges you to promptly submit your proxy.

        Submitting a proxy may impact your appraisal rights. See "The Merger—Appraisal Rights."

Other Matters

        As of the date of this proxy statement/prospectus, IDT's board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting of IDT stockholders, or any adjournments or postponements of the special meeting are proposed, and are properly voted upon, the enclosed proxies will give the individuals that they name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of IDT's board of directors.

Revocation

        Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the special meeting. If your shares of IDT common stock are registered in your own name, you can revoke your proxy, by:

  •
  delivering a signed notice of revocation or properly executed new proxy bearing a later date to Integrated Defense Technologies, Inc., PO Box 11164, New York, NY 10203-0164; or

  •
  attending the IDT special meeting and voting your shares in person.

        If you have instructed a broker or bank to vote your shares, you must follow the instructions received from your broker or bank if you wish to change those instructions.

Solicitation of Proxies

        In addition to soliciting proxies by mail, officers, directors and employees of IDT, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of IDT common stock held of record by those persons, and IDT will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur. IDT has also made arrangements with D.F. King & Co. Inc. to help in soliciting proxies for the proposed merger and in communicating with stockholders. IDT has agreed to pay D.F. King & Co. Inc. approximately $5,000 plus expenses for its services. The costs of the solicitation will be borne by IDT. DRS and IDT will pay their respective expenses incurred in connection with the printing and mailing of this proxy statement/prospectus.

THE MERGER

General

        On August 15, 2003, IDT's board of directors approved the merger agreement that provides for the acquisition by DRS of IDT through a merger of IDT with Merger Sub, a newly formed and wholly-owned subsidiary of DRS. After the merger, IDT will be the surviving corporation and a wholly-owned subsidiary of DRS. Upon completion of the merger, you will be entitled to receive a combination of cash and shares of DRS common stock in exchange for your shares of IDT common stock. The merger consideration for each share of IDT common stock is $12.25 in cash and a fraction of one share of DRS common stock equal to $5.25 divided by the lesser of (a) $28.00 and (b) the greater of (i) the average NYSE closing price of DRS common stock for the ten day period ending with the second complete trading day prior to the closing of the merger and (ii) $25.90.

Background of the Merger

        IDT is the product of the acquisition of several businesses since 1998. IDT's equity sponsor, The Veritas Capital Fund, L.P., acquired PEI Electronics, Inc. in October 1998, and used PEI as the platform upon which the IDT defense portfolio was built. On February 27, 2002, IDT sold 6,000,000 shares of its common stock to the public in its initial public offering at a per share price of $22.00. In addition, in the public offering, certain stockholders of IDT sold 2,050,000 shares of IDT common stock, including a total of 1,814,251 shares beneficially owned by Veritas and its affiliates.

        At the January 21, 2003 meeting of IDT's board of directors, IDT's management reviewed IDT's business, prospects and core competencies. At the request of Robert B. McKeon, IDT's chairman, Bear Stearns presented to the board strategic alternatives that might be available for enhancing stockholder value, including remaining as an independent entity to pursue growth opportunities, merging with another company, and selling the company. Bear Stearns described the stock market performance of IDT's common stock in comparison to its peers and the existing market perception of IDT. In addition, Bear Stearns identified parties that might be interested in a strategic transaction with IDT with reference to strategic fit, financial flexibility, regulatory concerns and acquisitiveness. In Bear Stearns' analysis, DRS was one of the most likely candidates to engage in a strategic transaction with IDT. Bear Stearns also described its qualifications in the defense industry, including its prior activities for potentially interested parties, including DRS. The IDT board discussed the advisability of exploring strategic alternatives in order to maximize stockholder value in light of the market value of IDT common stock, which the board believed did not reflect IDT's true value, but took no action with respect to Bear Stearns' presentation. On January 17, 2003, the most recent trading day prior to the board meeting, IDT's common stock closed at $12.83 per share.

        At a special telephonic meeting of IDT's board of directors on February 26, 2003, Mr. McKeon proposed that the board authorize a process to explore strategic alternatives as identified by Bear Stearns in its presentation to the board on January 21, 2003. The board resolved to explore strategic alternatives, and authorized the engagement of Bear Stearns to assist in this endeavor. In order to retain key employees during this process, the board approved an employee retention plan that would pay approximately 90 identified employees (including Thomas J. Keenan, a director and the chief executive officer, and other senior officers, but not including any other director) an aggregate of approximately $3.2 million if they remained with IDT for six months following the closing of a sale of IDT, if IDT were sold. Following the board meeting, IDT engaged Bear Stearns as IDT's exclusive financial advisor to assist IDT in its exploration of strategic alternatives. Under the terms of the engagement letter, the advisory fee payable to Bear Stearns was tied directly to the aggregate transaction consideration to be received by IDT's stockholders.

        In its capacity as IDT's exclusive financial advisor, Bear Stearns contacted 52 potentially interested parties (both strategic and financial), sent out 45 confidentiality agreements and delivered confidential offering memoranda to 38 parties. Neither IDT nor Veritas restricted Bear Stearns' activities in the selection of potentially interested parties or in contacts with potentially interested parties. Except as noted, all contacts with potentially interested parties with respect to a potential transaction were conducted solely by Bear Stearns. During the first half of March 2003, Bear Stearns organized a data room at IDT's corporate headquarters in Huntsville, Alabama, which opened on March 17, 2003. Data was also made available in an electronic format.

        Between March 24 and April 11, 2003, Bear Stearns received 15 indications of interest to purchase with cash part or all of IDT, nine for segments or divisions of IDT and six for the entire company. DRS submitted an indication of interest to purchase all of IDT on March 28, 2003.

        From April 14 to May 5, 2003, five parties that submitted indications of interest to purchase the entire company visited the IDT data room and attended management presentations. Bear Stearns also responded to questions raised by these parties throughout this period. DRS representatives visited the data room and spoke with IDT management on April 28, 2003. Representatives of Bear Stearns' corporate finance group attended these sessions, with IDT's knowledge, on behalf of DRS in connection with any potential financing that DRS would require should it proceed with a transaction. DRS's financial advisor with respect to the potential transaction between IDT and DRS was Wachovia Capital Markets LLC ("Wachovia Securities").

        On May 29, 2003, Bear Stearns, as IDT's representative, met with DRS to discuss a potential transaction between IDT and DRS.

        On June 3, 2003, Bear Stearns reported to IDT's board of directors on the status of the sale process, including a review of the initial indications of interest from companies interested in purchasing all or part of IDT's business. Three parties, including DRS, remained interested in purchasing all of IDT, while nine parties were interested in segments of IDT. The board determined that a sale of the entire company would bring more value to the IDT stockholders than a sale of its parts. As a result, substantially all of the discussion at the board meeting concerned the indications of interest to purchase all of IDT and the related process to complete such a transaction. The board authorized Bear Stearns to continue the process, which included an opportunity for additional due diligence by potentially interested parties, the distribution of a proposed form of sale agreement and the solicitation of best and final offers.

        DRS and its representatives, including Bear Stearns on behalf of DRS, conducted additional diligence reviews at IDT on June 9, 10 and 25, 2003.

        On July 15, 2003, Bear Stearns reported to a telephonic meeting of IDT's board of directors on the status of the process and the two "best and final" offers that had been submitted. One such best and final offer was a combined bid of all cash from two parties, and the other was a bid from DRS, dated July 15, consisting of a payment in part in cash and in part in DRS common stock. Based on the bid levels and overall bid proposals, the board instructed Bear Stearns to continue negotiations with DRS to improve the transaction value.

        On July 16, 2003, DRS submitted a proposed form of merger agreement containing the mixed form of consideration. In response to IDT's objection to the July 16 draft agreement, DRS submitted a revised form of merger agreement on July 18, 2003 with reduced representations and warranties and conditions for closing. Included in the July 16 and July 18 proposed forms of merger agreement were references to a voting agreement and a standstill agreement between DRS and Veritas. Responding to comments on DRS's original "best and final" offer, on July 24, 2003 DRS further improved the terms of its offer. Mark Newman, the chairman and chief executive officer of DRS, spoke with Mr. McKeon on July 25, 2003 about the revised terms of a potential transaction.

        During the past two years, Bear Stearns has been the financial advisor to DRS in connection with three acquisitions and has been underwriter in connection with two public offerings of common stock by DRS. In addition, Bear Stearns is a member of the banking syndicate in connection with DRS's credit facility. Because of the role Bear Stearns might play in raising funds on behalf of or providing financing to DRS for a portion of the transaction consideration, IDT determined that it would be necessary to retain another financial advisor to render a fairness opinion if a transaction with DRS proceeded. IDT and Bear Stearns agreed that the existing engagement letter would be amended to reflect that any opinion fee paid to another financial advisor would reduce the fee otherwise payable to Bear Stearns. Mr. McKeon contacted Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to determine its availability to serve as financial advisor to IDT.

        Bear Stearns continued its discussions with DRS to improve the transaction value for IDT. On August 8, 2003, Mr. Newman called Mr. McKeon to discuss the transaction. Later that day Bear Stearns called Mr. McKeon to convey DRS's further revised proposal of $17.50 per share, payable 70% in cash and 30% in DRS common stock, subject to a collar.

        Also on August 8, 2003, IDT requested Houlihan Lokey to serve as its financial advisor to provide an opinion as to the fairness of the transaction consideration proposed by DRS, from a financial point of view, to IDT's public stockholders.

        On August 11 and 12, 2003, representatives of IDT, Veritas and DRS, along with their respective counsel from Winston & Strawn LLP and Skadden, Arps, Slate, Meagher & Flom LLP, and IDT's financial advisor, Bear Stearns, and DRS's financial advisor, Wachovia Securities met at the New York office of Winston & Strawn to negotiate a potential merger agreement between IDT and DRS, and potential voting and standstill agreements between DRS and Veritas.

        On August 12, 2003, IDT and Bear Stearns amended their engagement letter to permit Bear Stearns to act on DRS's behalf in financing activities, and to reduce the fee otherwise to be paid to Bear Stearns by IDT by the amount of any opinion fee to be paid by IDT to Houlihan Lokey. The estimated fee to be paid to Bear Stearns is approximately $5.1 million.

        During an August 13, 2003 telephonic meeting of IDT's board of directors, Mr. McKeon and Winston & Strawn briefed the board on the terms of the potential transaction with DRS, including fiduciary duty termination issues, DRS's request for a termination right if it were not able to obtain funding for the proposed transaction and IDT's view that any such termination right must be limited and accompanied by the payment of a termination fee, the addition of Mr. McKeon as a DRS director, the potential voting agreement between DRS and Veritas and certain of its affiliates that would obligate such persons to vote in favor of the merger, and a potential standstill agreement between DRS and Veritas and certain of its affiliates that would restrict the purchase of additional DRS shares following the merger. The board was informed that DRS expected to receive a financing commitment from Bear Stearns, subject to certain conditions, including the absence of a material deterioration in the debt market and the absence of any material adverse change in the businesses of DRS and IDT taken as a whole. Following the board meeting, Mr. McKeon spoke to Mr. Newman about the open points in the negotiations.

        On August 15, 2003, the IDT board of directors convened in a telephonic meeting to consider approval of, among other things, the merger with DRS and the related merger agreement. Mr. McKeon and Winston & Strawn reviewed the transaction status and the agreements. Winston & Strawn also reviewed the relevant standards of care and loyalty under Delaware law, applicable to directors in the discharge of their fiduciary duties. Bear Stearns described the process that it had conducted as a result of its engagement on February 26, 2003, and stated that the DRS proposal was superior to the other proposals received. Houlihan Lokey described the process that it had used to evaluate the proposed DRS transaction, and stated that it was Houlihan Lokey's opinion that the consideration to be received by IDT's public stockholders in connection with the proposed DRS transaction was fair from a financial point of view to such stockholders. The board unanimously (with two directors not able to participate in the meeting) approved an amendment to IDT's rights plan to provide that it is inapplicable to the proposed transaction with DRS, ratified the engagement letters with Houlihan Lokey and Bear Stearns, approved the merger agreement with DRS, and recommended that the stockholders adopt the merger agreement.

        On August 17, 2003, DRS executed a commitment letter with Bear Stearns and an affiliate of Bear Stearns providing for a new credit facility of up to $587 million to finance the merger. This commitment letter was replaced by a joint commitment letter from Wachovia Bank, DRS's current lender, and Bear Stearns on September    , 2003.

        IDT and DRS issued a joint press release announcing the IDT-DRS merger transaction prior to the opening of trading on the NYSE on August 18, 2003.

Recommendation of the IDT Board; IDT's Reasons for the Merger

        In reaching its decision to approve the merger agreement and the other transactions contemplated by the merger agreement and to recommend that IDT stockholders vote to adopt the merger agreement and to approve the merger, the IDT board of directors consulted with IDT's management and its legal and financial advisors. The board considered a number of factors and potential benefits of the merger including, without limitation, the following:

  •
  IDT's business, current financial condition, results of operations and the performance of its stock price since its initial public offering in February 2002;

  •
  the recent evaluation by IDT's board of directors of IDT's forecast and projections and the risks related to achieving those projections and the goals of that plan;

  •
  the proposal would provide IDT stockholders with a 17.0% premium for their shares of IDT common stock based on the closing prices of IDT common stock and DRS common stock on August 14, 2003, the last trading day before the day of the board meeting at which the board approved the merger agreement and decided to recommend that the IDT stockholders vote to adopt the merger agreement and approve the merger;

  •
  the opportunity for IDT stockholders to receive a combination of DRS shares and cash in exchange for their IDT shares;

  •
  the opinion of Houlihan Lokey that, subject to the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, consideration to be received by IDT's public stockholders pursuant to the merger is fair from a financial point of view to such stockholders (the full text of the written opinion of Houlihan Lokey, dated August 15, 2003, is attached as Annex D to this proxy statement/prospectus, and stockholders are urged to and should read the written opinion carefully and in its entirety);

  •
  the availability to DRS of the commitment letter from Bear Stearns;

  •
  the possible alternatives to the sale of IDT, including continuing to operate IDT on a stand-alone basis;

  •
  the extensive process conducted by IDT, with the assistance of Bear Stearns, to seek potential buyers of IDT, involving identifying and contacting selected, qualified parties primarily within the aerospace/defense and financial communities, disseminating confidential information to interested parties and soliciting and receiving proposals to acquire IDT from such parties, of which proposals DRS's was the most attractive;

  •
  IDT stockholders would own approximately 15.8% of the combined company and, therefore, would have the opportunity to share in any increase in the value of DRS and in the value of IDT through their ownership of DRS common stock. The board of directors considered:

  •
  that IDT would benefit from being part of a larger enterprise and, in particular, from DRS's experience in the development, design and production of high-technology defense electronics products; and

  •
  DRS's past experience in the defense industry;

  •
  the terms of the merger, including:

  •
  the fact that the beneficial owners of a majority of IDT's outstanding common stock favored the DRS proposal and would agree to vote those shares in favor of the merger;

  •
  the ability of the IDT board to terminate the merger agreement and, in turn, the voting agreement, in order to accept a superior proposal;

  •
  the board's conclusion that the $12.5 million termination fee, and the circumstances when such fee is payable, were reasonable in light of the benefits of the merger, and commercial practice;

    •
    the payment of $17.5 million in liquidated damages by DRS to IDT if DRS terminates the merger agreement because it is unable to obtain financing in accordance with the commitment letter;

    •
    the likelihood of completing the merger, including IDT's and DRS's ability to obtain the necessary governmental approvals;

    •
    the availability of appraisal rights to dissenting stockholders of IDT; and

    •
    the limited number and nature of the conditions to DRS's obligation to consummate the merger and the limited risk of non-satisfaction of these conditions.

        The IDT board of directors also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger including, without limitation, the following:

  •
  the opportunities for growth and the potential for increased stockholder value if IDT were to stay independent;

  •
  the possibility that deferring any sale of IDT until a time when U.S. and global market conditions were more favorable might result in a higher price for IDT;

  •
  the risk that IDT's obligation to pay a termination fee to DRS in certain circumstances might deter other parties from proposing an alternative transaction that might be more advantageous to IDT stockholders. In considering this provision, the board of directors sought to balance the concerns of DRS, which it believed had made an attractive acquisition proposal conditioned on the receipt of a termination fee, against the likelihood of there being a subsequent better offer which might be deterred by such payment;

  •
  the risk that the merger might not be completed in a timely manner or at all;

  •
  the potential conflicts of interests of some IDT officers and directors, including the election of Robert B. McKeon, chairman of IDT, to the DRS board of directors following the merger;

  •
  the challenges and costs of integrating two large corporations; and

  •
  the possibility of management and employee disruption associated with the merger.

        After taking into account all of the factors set forth above, as well as others, the IDT board of directors agreed that the benefits of the merger outweigh the risks and that the merger agreement and the merger are advisable, fair to and in the best interests of IDT and its stockholders. The IDT board of directors has approved the merger agreement and the merger and recommends that holders of IDT common stock vote to adopt the merger agreement and approve the merger at the special meeting.

        The IDT board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the IDT board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the IDT board may have given different weight to different factors.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

        IDT's board of directors engaged Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by IDT's public stockholders in connection with the proposed merger. At the August 15, 2003 meeting of IDT's board, Houlihan Lokey presented its analysis and delivered its written opinion that as of August 15, 2003 and based on the matters described in its opinion, the consideration to be received by IDT's public stockholders in connection with the proposed merger is fair to them from a financial point of view.

        IDT's board selected Houlihan Lokey based on its reputation, experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions, particularly within the defense sector. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

        Neither Houlihan Lokey nor its affiliates had any material business relationships with IDT or DRS at the time Houlihan Lokey and IDT entered into the engagement letter with respect to the Houlihan Lokey fairness opinion, none has since developed and none is mutually understood to be contemplated other than the matters contemplated in that engagement letter. IDT placed no limitations on the procedures or investigations undertaken by Houlihan Lokey in connection with arriving at its opinion.

        IDT agreed to pay Houlihan Lokey an aggregate fee of $550,000 as compensation for its services in connection with the merger and related transactions, as well as reimbursement of its out-of-pocket expenses incurred in connection with its engagement. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the merger, any other related transaction, or the conclusions reached in the Houlihan Lokey opinion. The fee payable to Houlihan Lokey will result in no additional cost to IDT, as the fee otherwise due to Bear Stearns for its financial advisory services will be reduced by the amount of the Houlihan Lokey fee. IDT also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey, or, if such indemnification is not available to Houlihan Lokey or insufficient to hold it harmless, IDT has agreed to contribute to the amount paid or payable by Houlihan Lokey as a result of such liabilities in proportion to the relationship between Houlihan Lokey's fee and the total value of the merger, or, if that allocation is not permitted by law, in proportion to the relative benefits received by and the fault of the parties, with the amount of Houlihan Lokey's contribution being capped at its fee amount.

        In arriving at its fairness opinion, Houlihan Lokey, among other things:

  •
  reviewed IDT's prospectus dated February 26, 2002, annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2002 and quarterly reports on Form 10-Q for the quarters ended June 30, 2002 and June 27, 2003;

  •
  reviewed DRS's annual reports on Form 10-K for the fiscal years ended March 31, 2002 and 2003;

  •
  reviewed forecasts and projections prepared by IDT's management with respect to IDT for the years ended December 31, 2003 through 2007;

  •
  reviewed DRS's financial projections for the years ended March 31, 2004 through 2008;

  •
  held discussions with certain members of the senior management of IDT to discuss the operations and financial condition of IDT and the underlying rationale and background of the proposed merger;

  •
  held discussions with Bear Stearns to discuss pertinent aspects of the sale process;

  •
  reviewed the offering memorandum and management presentation prepared by IDT and Bear Stearns for potential acquirers in the sale of IDT;

  •
  reviewed drafts of the following agreements:

  •
  merger agreement among DRS, Merger Sub and IDT;

  •
  standstill agreement by and among DRS, IDT Holding, L.L.C., The Veritas Capital Fund, L.P., Veritas Capital Management, L.L.C. and Robert B. McKeon; and

  •
  voting agreement by and among DRS, IDT Holding, L.L.C., The Veritas Capital Fund, L.P. and Veritas Capital Management, L.L.C.;

  •
  reviewed copies of third parties' indications of interests;

  •
  reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to both IDT and DRS, including prices and premiums paid in other transactions that Houlihan Lokey considered similar to the proposed merger; and

  •
  conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

  Analyses

        In accordance with customary investment banking practice, Houlihan Lokey employed generally accepted valuation methods in reaching its opinion. The following represents a brief summary of the material financial analyses performed by Houlihan Lokey in connection with providing its opinion to the IDT board of directors. The financial analyses that Houlihan Lokey performed, and that are summarized below, were those that in the exercise of Houlihan Lokey's professional judgment were most relevant to determining the fairness of the consideration in the proposed merger to IDT's public stockholders from a financial point of view. The Houlihan Lokey fairness opinion is based upon Houlihan Lokey's consideration of the collective results of all such analyses together with other factors referred to in its opinion. While Houlihan Lokey did not assign specific weights to any analysis performed by it, Houlihan Lokey believes that each of the analyses performed by it supported its opinion. This summary is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this proxy statement/prospectus. You are urged to read the full text of the Houlihan Lokey opinion carefully and in its entirety.

        Houlihan Lokey performed the following analyses in order to assess the fairness of the consideration to be received by the public stockholders in connection with the proposed merger from a financial point of view.

        Market Multiple Methodology:    Houlihan Lokey reviewed certain financial information of a number of publicly traded companies which it believed were similar to IDT in terms of operations, product mix, size and industry. Houlihan Lokey selected the following as being the most comparable to IDT:

  •
  Alliant Techsystems, Inc.

  •
  Cubic Corporation

  •
  DRS

  •
  EDO Corporation

  •
  Flir Systems, Inc.

  •
  Harris Corporation

  •
  L-3 Communications Holdings, Inc.

  •
  Rockwell Collins Corporation

  •
  Ultra Electronics Holdings, Plc

  •
  United Defense Industries, Inc.

        Houlihan Lokey calculated the following financial ratios of the comparable companies based on publicly available information: (1) enterprise value ("EV") to pro forma June 30, 2003 ("PF") revenues, which are based on the average of estimated revenues for the 2002 and 2003 fiscal years, (2) EV to estimated PF, fiscal year ended December 31, 2003 ("NFY") and fiscal year ended December 31, 2004 ("NFY+1") earnings before interest, taxes, depreciation and amortization ("EBITDA"), (3) EV to estimated PF, NFY and NFY+1 earnings before interest and taxes ("EBIT"), and (4) EV to estimated NFY and NFY+1 net income.

        The analysis showed that the multiples exhibited by the comparable companies had the following medians, from which Houlihan Lokey derived the indicated multiple ranges:

Category	Median Multiple	Selected Multiple Range
EV to PF revenues	1.24x	1.10x–1.30x
EV to PF EBITDA	9.5x	7.5x–8.0x
EV to PF EBIT	12.4x	10.0x–11.0x
EV to NFY EBITDA	9.1x	7.0x–7.5x
EV to NFY EBIT	11.6x	9.0x–10.0x
EV to NFY net income	18.7x	14.0x–15.0x
EV to NFY+1 EBITDA	8.5x	6.5x–7.0x
EV to NFY+1 EBIT	10.1x	8.0x–9.0x
EV to NFY+1 net income	16.5x	12.0x–13.0x

        Houlihan Lokey derived indications of IDT's enterprise value from operations by applying IDT's actual and projected operating results to the indicated multiple ranges. Houlihan Lokey then applied a 20% control premium to IDT's implied equity value to arrive at a range of enterprise value from operations of $511.0 million to $559.0 million.

        Comparable Transaction Methodology:    Houlihan Lokey reviewed the consideration paid in fifteen acquisitions that occurred between April 1, 2001 and June 30, 2003, in companies in IDT's sectors of the defense industry. Specifically, Houlihan Lokey reviewed transactions involving the following target companies or businesses:

  •
  Emblem Group Ltd.

  •
  Signal Technology Corp.

  •
  Aeromet, Inc.

  •
  Land Platforms Communications business of BAI

  •
  Wescam

  •
  Paravant Inc.

  •
  Westwood Corporation

  •
  BAE Systems North America—Gaithersburg Operations

  •
  CMC Electronics—Military Communications

  •
  Eaton Corporation—Navy Controls Unit

  •
  Bulova Technologies, Inc.

  •
  Lau Acquisitions Corporation (Lau Defense Systems/Vista Controls)

  •
  Gencorp—Aerojet-General—Electronics/Information Systems Group

  •
  Boeing—Sensors and Electronics Systems Business

  •
  BAE Systems Canada, Inc.

        Houlihan Lokey calculated the following financial ratios of the target companies in the comparable transactions based on publicly available information: (1) EV to estimated PF revenues, (2) EV to estimated PF EBITDA, and (3) EV to estimated PF EBIT.

        From the comparable transaction methodology, Houlihan Lokey derived the following multiple ranges for the indicated ratios:

Category	Median Multiple	Selected Multiple Range
EV to PF revenues	1.02x	1.20x–1.40x
EV to PF EBITDA	8.7x	8.5x–9.5x
EV to PF EBIT	13.2x	12.5x–13.5x

        Houlihan Lokey derived indications of IDT's enterprise value from operations by applying IDT's pro forma PF revenues, EBITDA and EBIT to the selected multiple ranges. Based on the above, Houlihan Lokey determined a range of indicated enterprise values from operations of IDT of approximately $530.0 million to $590.0 million.

        Discounted Cash Flow Methodology:    Houlihan Lokey used certain financial projections prepared by IDT's management with respect to fiscal years 2003 through 2007 to determine a range of enterprise values from operations for IDT. Using these projections, Houlihan Lokey determined the enterprise value of IDT by first deriving free cash flow for IDT during the projection period. IDT's net cash flow consisted of cash flow generated from IDT's business operations less the outlays needed to support IDT's business operations (the planned investment in fixed assets and working capital to support operations). The net cash flow was discounted to the present using a range of discount rates from 12.0% to 13.0%, which Houlihan Lokey believed gave appropriate consideration to the inherent riskiness of the net cash flows and prevailing market interest rates.

        To determine the portion of the enterprise value from operations attributable to periods beyond 2007, Houlihan Lokey determined a terminal value of IDT by applying a multiple range of 7.0x to 8.0x to IDT's projected EBITDA for fiscal year 2007. This terminal value was then discounted to the present at the same 12.0% to 13.0% range of discount rates.

        Based on the financial projections and this analysis, Houlihan Lokey determined a range of enterprise values from operations of IDT of $543.0 million to $625.0 million.

        Public Market Pricing:    Houlihan Lokey reviewed the historical market prices and trading volume for IDT's publicly held common stock, as well as analyst reports, news articles and press releases relating to IDT. Houlihan Lokey determined the closing price of IDT common stock on February 26, 2003, the day before IDT announced that it had retained Bear Stearns to explore strategic alternatives, and August 13, 2003, two days before the date of Houlihan Lokey's opinion. Houlihan Lokey then used these values to estimate a range of enterprise values for IDT based on the number of outstanding shares and a control premium. Houlihan Lokey used an estimated control premium of 20% for the pre-announcement price and an estimated control premium of 15% for the August 13 price, reflecting the assumption that after IDT announced that it intended to explore strategic alternatives the market price for IDT's common stock included a partial control premium. Based on these assumptions, Houlihan Lokey calculated an indicated range for IDT's enterprise value to be as follows:

Date of Closing Price	Price	Enterprise Value
February 26, 2003	$13.42	$553.0 million
August 13, 2003	$14.99	$558.0 million

        Additionally, Houlihan Lokey determined that IDT's ratio of average daily trading volume to public float is at the high end of the comparable companies described below and implies approximately

$2,000,000 worth of IDT's common stock is traded on a daily basis. This suggests that IDT's public trading price is a reasonable reflection of the market's evaluation of the value of a minority interest in IDT.

  IDT Valuation Analyses Conclusion:

        Based on the enterprise and equity values calculated as described above, Houlihan Lokey determined a range of enterprise values from operations of IDT of $525.0 million to $575.0 million. Houlihan Lokey then made certain adjustments to determine equity value including adjustments to reflect (1) IDT's current holdings of cash and cash equivalents and (2) IDT's debt obligations. After consideration of these adjustments, Houlihan Lokey estimated IDT's equity value to be in the range of $334.2 million to $384.2 million, or $15.67 per share to $18.01 per share, respectively, on a fully-diluted basis.

  DRS Market Analysis:

        Given that approximately 30% of the value of the consideration for the proposed merger will be in DRS's common stock, which is traded on the NYSE, Houlihan Lokey assessed the public market valuation of DRS's common stock on a marketable, minority interest basis by:

  •
  Assessing its stock market performance relative to its peer group, which were the same group of companies listed as comparable companies to IDT, and the S&P 500 index;

  •
  Assessing the broad sentiments of the investment community as to DRS's prospects by examining the reports of analysts that cover DRS;

  •
  Comparing DRS's operating and valuation metrics to those of its peer group; and

  •
  Conducting a float analysis on DRS to determine whether DRS is actively traded in relation to its peer group.

        The fact that DRS's common stock is actively traded, its liquidity, trading metrics and significant analyst coverage suggested to Houlihan Lokey that the market's evaluation and expectations for DRS were reflected in the stock's trading range.

  Review of Sale Process:

        Houlihan Lokey also considered that Bear Stearns had conducted a comprehensive auction process for IDT. Houlihan Lokey noted that IDT had not limited the types of transactions in which it was willing to engage or any prospective counterparties to those transactions and that Bear Stearns had contacted approximately 52 potential acquirers for part or all of the business of IDT. Houlihan Lokey noted that Bear Stearns had determined that the values likely to be received from a sale of the IDT business in separate parts, based in part on the substantial probable tax liability involved in a break-up of the business and the higher risk of execution associated with multiple transactions, were lower than the values likely to be received from a sale of the business as a whole. It also noted that the DRS offer was the better of the two final offers received from the sale process and that, due to negotiations between the parties, the final agreed merger consideration was higher than and superior in composition to DRS's initial offer.

  Conclusion

        Houlihan Lokey delivered its written opinion dated August 15, 2003 to IDT's board of directors stating that, as of that date, based upon the assumptions made, matters considered and limitations on the review described in its written opinion, the consideration per share to be received by IDT's public stockholders in connection with the proposed merger is fair to them from a financial point of view.

        As a matter of course, IDT does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by IDT's management. The financial projections were prepared under market conditions as they existed at the time of their preparation and IDT's management does not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the merger. The financial projections did not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of IDT's operations, may cause the financial projections or the underlying assumptions to be inaccurate.

        Houlihan Lokey's opinion is based on the business, economic, market and other conditions, as they existed as of August 15, 2003, and on the financial projections provided to Houlihan Lokey. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification that the financial and other information provided to Houlihan Lokey by IDT's management, including the financial projections, was reasonably prepared and reflects the best currently available estimates of the financial results and condition of IDT; and that no material changes occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to IDT and does not assume responsibility for it. Houlihan Lokey did not make any physical inspection or independent appraisal of IDT's specific properties or assets.

        The Houlihan Lokey opinion does not address the underlying business decision to effect the proposed merger; nor does it constitute a recommendation to any IDT stockholder as to how they should vote at the special stockholders meeting. Houlihan Lokey has no obligation to update the Houlihan Lokey opinion. Houlihan Lokey did not, and was not requested by IDT or any other person to, solicit third party indications of interest in acquiring all or any part of IDT. Furthermore, at the request of IDT's board of directors, Houlihan Lokey has not negotiated any portion of the transaction or advised IDT's board with respect to alternatives to it.

        The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to IDT, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by the analyses. Additionally, analyses relating to the value of IDT's businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        The full text of Houlihan Lokey's opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached to this proxy statement/prospectus as Annex D and is incorporated in this proxy statement/prospectus by reference. The summary of the Houlihan Lokey opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to read Houlihan Lokey's opinion in its entirety.

DRS's Reasons for the Merger

        The board of directors of DRS met several times to review the merger and approved the merger agreement on August 15, 2003 after DRS's senior management discussed with the board of directors the business, assets, liabilities, results of operations and financial performance of IDT, the complementary nature of certain of IDT's products and capabilities, the expectation that IDT could be readily integrated with DRS, and the potential benefits that could be realized as a result of such integration.

Interests of Certain Persons in the Merger; Conflicts of Interest

        In considering the recommendation of IDT's board of directors with respect to the merger, IDT stockholders should be aware that some of IDT's directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of IDT stockholders generally. The IDT board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

  DRS Board Seat

        Pursuant to the merger agreement, DRS will use its reasonable efforts to cause Robert B. McKeon, chairman of IDT, to be elected to its board of directors as a Class I director of DRS as of the effective time of the merger, with a term expiring in 2005. From and after the closing of the merger until Mr. McKeon and certain entities associated with him beneficially own less than 3% of the issued and outstanding shares of DRS common stock, DRS shall use its reasonable efforts to cause Mr. McKeon to be renominated as a director for election at each annual meeting of DRS's stockholders at which the Class I directors of DRS stand for election.

        Mr. McKeon is the President of Veritas Capital Management, L.L.C., which beneficially owned 55.1% of the outstanding shares of IDT as of the record date. Veritas is expected to acquire up to 2,381,926 shares of DRS common stock in connection with the merger, representing up to 8.9% of DRS's outstanding shares immediately following the merger.

        Robert B. McKeon has been a member of IDT's board of directors since June 1998 and was elected chairman in August 1999. Mr. McKeon founded Veritas Capital Management, L.L.C. in 1992 and has been a managing member of Veritas since.

  Retention Bonus Agreements

        On February 26, 2003, IDT's board adopted a retention incentive program for certain key employees to ensure their continuous full-time employment. Of the aggregate of approximately $3.2 million available for award under the program, Messrs. John W. Wilhoite, Vice President of Finance and Chief Financial Officer, Thomas J. Keenan, Chief Executive Officer, John J. Sciuto, President and Chief Operating Officer, William E. Collins, Vice President, Administration, Gary A. Smith, Vice President and Chief Technical Officer, and Col. James M. Davis, Jr. (USA Ret.), Vice President, Business Development, are each eligible to receive respective special retention bonuses of $300,000, $200,000, $200,000, $75,000, $25,000 and $25,000 under the circumstances and conditions specified in the agreements, including remaining employed with IDT for six months following a sale of IDT. The remaining amount available under the retention incentive program is designated for other employees of IDT. This program is in addition to, and does not in any way replace or reduce any other compensation, bonus, or severance program offered such employees or any of IDT's other employees.

  Interests of IDT Management in IDT Holding, L.L.C. and IDT

        Although no options or warrants to purchase any equity security of IDT have ever been granted to members of IDT management, certain members of management and outside directors of IDT participate in IDT's equity appreciation pursuant to membership interests in IDT Holding, L.L.C., which owned approximately 55.1% of IDT's common stock as of the record date. Veritas, its co-investors, and certain members of management own Class A membership interests in IDT Holding. Certain members of management and outside directors made nominal capital contributions to own Class B membership interests in IDT Holding. Class B interests are similar to stock options in that the holder can realize the benefit of appreciation of equity value without the risk of losing his or her investment. Pursuant to the terms of the operating agreement governing IDT Holding, the holders of Class B membership interests as a group are entitled to receive 5.881% of all distributions made from IDT Holding, provided that the holders of the Class A interests have received a return of their invested capital. Class B membership interests are subject to a five-year vesting schedule. To the extent that Class B interests do not vest, the economic interest allocable to unvested Class B interests will be allocated to the benefit of holders of Class A interests. As a result of the merger, all of the Class B membership interests in IDT Holding outstanding as of the date of the merger will automatically vest.

        Distributions may be made from IDT Holding only at the direction of Veritas and in its sole discretion. Accordingly, no member of IDT management may acquire any of the equity associated with the Class B interests without the consent of Veritas.

        Following the merger, IDT Holding will beneficially own up to 8.9% of DRS's outstanding common stock. IDT Holding has not yet determined when or how it will distribute to its interest holders the merger consideration to be received in exchange for its shares of IDT common stock.

        Certain officers and directors have independently purchased shares of IDT. Each of these officers and directors owns less than 2,000 shares of IDT common stock, representing less than 1% of the outstanding common stock of IDT.

  Director and Officer Indemnification

        The merger agreement provides that following the effective time of the merger, DRS and the surviving corporation will, as permitted by law, indemnify persons who were IDT directors or officers before the merger and who suffer liabilities or losses from any claim, proceeding, action, suit or investigation arising out of or pertaining to the fact that the person was an IDT director or officer and pertaining to matters existing or occurring prior to the effective time of the merger. Following the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain exculpation, indemnification and expense advancement provisions relating to current and former directors and officers no less favorable than those set forth in IDT's current certificate of incorporation and bylaws and such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of those individuals. The merger agreement further requires that, for a minimum of six years following the effective time of the merger, subject to certain limitations, the surviving corporation maintain coverage under a director and officer liability insurance policy at a level at least equal to that which IDT is maintaining for its officers and directors prior to the merger.

Stock Exchange Listing

        DRS expects to receive authorization, subject to notice of issuance, from the NYSE for the listing of DRS common stock issuable pursuant to the merger in exchange for IDT common stock. The trading symbol for DRS common stock is "DRS." Following the merger, IDT stockholders will no longer be able to trade shares of IDT common stock on the NYSE or any other exchange because the existing IDT common stock will cease to exist and therefore will no longer be listed on any exchange.

Anticipated Accounting Treatment

        DRS will account for the merger under the "purchase" method of accounting in accordance with accounting principles generally accepted in the United States of America. Therefore, the total merger consideration paid by DRS, together with the direct costs of the merger, will be allocated to IDT's tangible and amortizable intangible assets acquired and liabilities assumed based on their fair values, with any excess being treated as goodwill. The assets, liabilities and results of operations of IDT will be consolidated into the assets, liabilities and results of operations of DRS after the merger.

Material United States Federal Income Tax Consequences of the Merger

        The following is a general summary of the material United States federal income tax consequences of the merger to IDT stockholders upon their exchange of IDT common stock for DRS common stock and cash pursuant to the merger agreement. This summary is limited to IDT stockholders that hold their IDT common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This summary does not address any U.S. federal income tax consequences to IDT stockholders who exercise appraisal rights pursuant to Delaware law. This summary does not address all aspects of United States federal income taxation that may be applicable to IDT stockholders in light of their particular circumstances or to IDT stockholders subject to special treatment under United States federal income tax law, such as (without limitation):

  •
  certain U.S. expatriates;

  •
  IDT stockholders that hold IDT common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment;

  •
  IDT stockholders who hold their shares as a result of a constructive sale;

  •
  IDT stockholders whose functional currency is not the United States dollar;

  •
  IDT stockholders who acquired IDT common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  IDT stockholders who are also stockholders of DRS;

  •
  IDT stockholders that are entities treated as partnerships for United States federal income tax purposes;

  •
  foreign persons and entities;

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt entities;

  •
  dealers in securities or foreign currencies; and

  •
  traders in securities that mark-to-market.

        Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended.

        The following summary is not binding on the Internal Revenue Service or any court. The summary is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions in effect on the date hereof, all of which are subject to change at any time, possibly with retroactive effect, which could result in United States federal income tax consequences different from those described above. As a result, IDT cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the United States federal income tax consequences of the merger.

        IDT STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

        Material United States federal income tax consequences to an IDT stockholder, as a result of the merger, are as follows:

  •
  The receipt of cash and DRS common stock should be a fully taxable transaction for United States federal income tax purposes. In general, each IDT stockholder should recognize gain or loss in an amount equal to the difference between (i) the amount realized by the holder in exchange for its IDT shares and (ii) the holder's adjusted tax basis in the exchanged shares. Gain or loss should be determined separately for each block of IDT common stock (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the merger. The amount realized by each holder of IDT common stock should equal the amount of cash received plus the fair market value (as of the date of the merger) of the DRS common stock received.

  •
  Any gain or loss recognized should be long-term capital gain or loss if the shares exchanged were held for more than one year as of the date of the merger and should be short-term capital gain or loss if the exchanged shares were held for one year or less.

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  Capital gains recognized by an individual upon a disposition of IDT common stock held for more than one year generally should be subject to a maximum United States federal income tax rate of 15%. Certain limitations apply to the use of capital losses.

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  The holder's initial tax basis in the DRS common stock received pursuant to the merger should be equal to the fair market value of the DRS common stock at the effective time of the merger and the holder's holding period for the DRS common stock should begin on the date following the closing date of the merger.

Backup Withholding

        Certain noncorporate holders of IDT common stock may be subject to backup withholding, at applicable rates (currently 28%), on amounts received pursuant to the merger. Backup withholding will not apply, however, to a holder who (i) furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (ii) provides a certification of foreign status on an appropriate Form W-8 or successor form, or (iii) is otherwise exempt from backup withholding. If a holder does not provide its correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the holder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the holder's United States federal income tax liability, provided that the holder furnishes the required information to the IRS.

        THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INTENDED TO PROVIDE A GENERAL SUMMARY ONLY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. IT DOES NOT ADDRESS CERTAIN CATEGORIES OF HOLDERS OF SHARES OF COMMON STOCK OR HOLDERS OF WARRANTS OR OPTIONS TO PURCHASE COMMON STOCK. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER. THE SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH IDT STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME, REPORTING OR OTHER TAX CONSEQUENCES OF THE MERGER TO THAT STOCKHOLDER.

DRS Financing

        In connection with the merger, DRS will be required to pay approximately $261.3 million in cash in respect of the outstanding IDT shares and will refinance approximately $204.4 million of IDT's debt. DRS also expects to incur approximately $5 million in merger-related expenses. DRS's available cash as of June 30, 2003 was approximately $90 million; consequently, DRS requires financing to complete the merger.

  Credit Facility

        On August 17, 2003, DRS executed a commitment letter with Bear Stearns and an affiliate of Bear Stearns providing for a new credit facility of up to $587 million to finance the merger. This commitment letter was replaced by a joint commitment letter from Wachovia Bank, DRS's current lender, and Bear Stearns on September    , 2003.

        Under the terms of the new commitment letter, DRS would be provided with credit facilities totaling up to $587 million, with Wachovia Bank committing to provide up to 70% of the facility and Bear Stearns committing to provide not less than 30%. The credit facility under the commitment letter is comprised of the following: (1) a seven-year term loan facility in an aggregate principal amount equal to $437 million (which shall be reduced to the extent the senior subordinated notes or bridge financing (described below) exceed $125 million), with principal repayable in quarterly installments at a rate of 1.00% per year and the balance to be repaid in equal quarterly installments beginning six years following the closing of the merger and (2) a five-year revolving credit facility in an aggregate principal amount equal to $150 million, to be repaid in full on the fifth anniversary of the closing date of the facility. In addition, if the offering of notes described below is not consummated by the closing date of the merger, Wachovia Bank and Bear Stearns have agreed to provide a senior subordinated bridge facility in an aggregate principal amount equal to $125 million that will mature one year from the date of issuance and which shall include a right to exchange the facility for senior subordinated exchange notes. The new commitment letter also provides that the loans will bear interest at DRS's option at either the base rate (the greater of Wachovia Bank's prime rate or the overnight federal funds rate plus 0.50%, plus an applicable base rate margin) or at the LIBOR rate. It is anticipated that the LIBOR rate shall be calculated initially as follows: (i) for term loans, LIBOR plus 2.75% and (ii) for revolving loans, LIBOR plus 2.25%.

        The commitment letter requires that the loans be secured by all of DRS's domestic assets, including the stock of DRS's domestic subsidiaries and 65% of the stock of DRS's first-tier foreign subsidiaries. This commitment is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation.

  Offering of Senior Subordinated Notes

        In addition to the financing contemplated by the commitment letter, prior to the consummation of the merger, DRS intends to commence an offering of senior subordinated notes in an aggregate principal amount of $200 million pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended. The notes will bear market interest for high yield debt securities and be guaranteed by substantially all of DRS's wholly-owned U.S. subsidiaries. The notes will include customary covenants for an offering of this type, including, but not limited to, limitations on DRS's and its restricted subsidiaries' indebtedness, restricted payments, affiliate transactions, incurrence of liens, mergers and extraordinary transactions and sales of assets. The completion of the offering will be subject to market and other customary conditions, including, but not limited to, general global and U.S. economic conditions, the market for similar securities and delivery of customary documents, officer certifications and representations prior to, or simultaneously with, the closing of the offering. The proceeds of the offering will be held in escrow until the closing of the merger. If the merger is not completed by December 15, 2003, DRS will be required to repurchase all of the notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest. Bear Stearns and Wachovia Securities will act as initial purchasers in the offering of the notes.

Regulatory Matters

        The merger agreement provides that DRS and IDT will use reasonable efforts to cooperate with one another in determining which filings with governmental entities are required to be made prior to the effective time of the merger and to timely make such filings. Nothing in the merger agreement requires either DRS or IDT to sell, hold separate or otherwise dispose of their assets or conduct their businesses differently, whether as a condition to obtaining approval from a governmental entity or any other person for any other reason.

HSR Act

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, DRS and IDT were required to give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and to wait the specified waiting period before they can complete the merger. Each of IDT and DRS filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on August 26, 2003.

Third-party Approvals

        IDT is a party to a number of material agreements. Pursuant to the merger agreement, IDT has agreed to obtain all necessary consents, approvals and waivers from third parties as may be required pursuant to these agreements.

Appraisal Rights

        Holders of shares of IDT common stock who do not vote in favor of the adoption of the merger agreement and approval of the merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 that is attached to this proxy statement/prospectus as Annex E. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of IDT common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of IDT common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        Under Section 262, persons who hold shares of IDT common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of IDT common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement and approval of the merger by IDT stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement/prospectus as Annex E. Any holder of IDT common stock who wishes to exercise appraisal rights or who wishes to preserve such holder's right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

        A holder of shares of IDT common stock wishing to exercise the holder's appraisal rights must deliver to, before the vote on the adoption of the merger agreement and approval of the merger at the special meeting, a written demand for the appraisal of their shares and must not vote in favor of the adoption of the merger agreement and approval of the merger. A holder of shares of IDT common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement and approval of the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder.

        Only a holder of record of shares of IDT common stock is entitled to assert appraisal rights for the shares of IDT common stock registered in that holder's name. A demand for appraisal in respect of shares of IDT common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, and must state that the person intends thereby to demand appraisal of the holder's shares of IDT common stock in connection with the merger. If the shares of IDT common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of IDT common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds shares of IDT common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of IDT common stock held for one or more beneficial owners while not exercising the rights with respect to the shares of IDT common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of IDT common stock as to which appraisal is sought and where no number of shares of IDT common stock is expressly mentioned the demand will be presumed to cover all shares of IDT common stock held in the name of the record owner. Stockholders who hold their shares of IDT common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands for appraisal pursuant to Section 262 should be sent or delivered to IDT at:

    Integrated Defense Technologies, Inc.
    110 Wynn Drive
    Huntsville, Alabama 35805
    Attention: Secretary

        Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of IDT common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement and approval of the merger that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of IDT common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder's shares of IDT common stock. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of IDT common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of IDT common stock within the time prescribed in Section 262.

        Within 120 days after the effective time of the merger, any holder of IDT common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefore has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for an appraisal is timely filed by a holder of shares of IDT common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of IDT common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

        After determining the holders of IDT common stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of IDT common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of IDT common stock considering seeking appraisal should be aware that the fair value of their shares of IDT common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of IDT common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of IDT common stock is less than the merger consideration. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of IDT common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

        Any holder of shares of IDT common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of IDT common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of IDT common stock (except dividends or other distributions payable to holders of record of IDT common stock as of a record date prior to the effective time of the merger).

        If any stockholder who demands appraisal of shares of IDT common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder's right to appraisal, the shares of IDT common stock of the stockholder will be converted into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

        Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights (in which event the holder of IDT common stock will be entitled to receive the consideration specified in the merger agreement).

Delisting and Deregistration of IDT Common Stock

        If the merger is completed, the shares of IDT common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended. Consequently, following completion of the merger, IDT stockholders will no longer be able to trade shares of IDT common stock on the NYSE.

THE MERGER AGREEMENT

        The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex A. We urge you to read the merger agreement in its entirety.

Form of the Merger

        If the holders of IDT common stock adopt the merger agreement and approve the merger and all other conditions to the merger are satisfied or waived, IDT will be merged with Merger Sub, a newly formed and wholly-owned subsidiary of DRS. After the merger, IDT will be the surviving corporation and a wholly-owned subsidiary of DRS. DRS and IDT anticipate that the closing of the merger will occur as promptly as practicable after the adoption of the merger agreement and approval of the merger by the IDT stockholders at the special meeting.

Merger Consideration

        At the effective time of the merger, holders of IDT common stock (other than shares held by DRS, IDT or stockholders properly demanding appraisal of their shares of IDT common stock) will be entitled to receive a combination of cash and DRS common stock in exchange for their shares of IDT common stock. The merger consideration for each share of IDT common stock is (i) $12.25 in cash and (ii) a fraction of one share of DRS common stock equal to $5.25 divided by the lesser of (a) $28.00 and (b) the greater of (A) the average NYSE closing price of DRS's common stock price for the ten trading day period ending with the second complete trading day prior to the closing of the merger and (B) $25.90. As a result, you will be entitled to receive $12.25 in cash and between 0.1875 and 0.2027 of a share of DRS common stock for each share of IDT common stock that you own.

Conversion of Shares; Exchange Agent; Procedures for Exchange of Certificates; Fractional Shares

        At the effective time of the merger, each outstanding share of IDT common stock (other than shares held by DRS, IDT or stockholders properly demanding appraisal of their shares of IDT common stock) will automatically convert into the right to receive the merger consideration. Following the merger, DRS will cause the merger consideration to be provided to the exchange agent. The exchange agent will distribute the merger consideration to IDT stockholders who have surrendered their IDT common stock certificates in accordance with the transmittal letter to be sent to each IDT stockholder by the exchange agent. DRS has appointed                        to act as exchange agent for the merger. IDT stockholders should NOT return stock certificates with the enclosed proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

        After the effective time of the merger, each certificate that previously represented shares of IDT common stock (other than certificates held by stockholders properly demanding appraisal) will represent only the right to receive the merger consideration. The merger consideration will also include cash payable in lieu of fractional shares of DRS common stock and dividends or other distributions on DRS common stock with record dates after the effective time of the merger.

        Those certificates previously representing IDT common stock may only be paid whole shares of DRS common stock, dividends or other distributions payable on whole shares of DRS common stock and the cash consideration to be received pursuant to the merger (including any cash in lieu of any fractional shares) after you surrender your certificates to the exchange agent. No interest will be paid or will accrue on the cash payable upon surrender of your certificate(s).

        If there is a transfer of ownership of IDT common stock that is not registered in the transfer records of IDT, exchange and payment may be made to the transferee if the certificate representing those shares of IDT common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer and other taxes have been paid.

        DRS will not issue any fractional shares of DRS common stock to any IDT stockholder upon surrender of its certificates. In addition, no dividend or distribution of DRS will relate to fractional share interests and the fractional share interest will not entitle the owner to vote or to any rights of a stockholder of DRS. In lieu of the issuance of fractional shares, DRS will deliver to the exchange agent cash in order to pay each former holder of IDT common stock an amount in cash equal to the product obtained by multiplying the fractional share interest to which the former holder (after taking into account all shares of IDT common stock held at the effective time of the merger by the holder) would otherwise be entitled by the average closing price of the DRS shares for the five days preceding the effectiveness of the merger.

        Shares Held by IDT and DRS.    Shares of IDT common stock owned by IDT or DRS will be cancelled in the merger without payment of any merger consideration.

Effective Time

        The merger will become effective at the time the certificate of merger relating to the merger is filed with the Secretary of State of the State of Delaware or such later time as is agreed upon by the parties and specified in the certificate of merger. The filing of the certificate of merger will take place after the fulfillment or waiver of the conditions described below under "—Conditions of the Merger."

Management and Organizational Documents after the Merger

        Management.    The officers of IDT prior to the merger shall be the officers of the surviving corporation immediately following the merger. The directors of Merger Sub prior to the merger shall be the directors of the surviving corporation immediately following the merger.

        Organizational Documents.    The certificate of incorporation of IDT prior to the merger shall be the certificate of incorporation of the surviving corporation immediately following the merger. The bylaws of Merger Sub prior to the merger shall be the bylaws of the surviving corporation immediately following the merger.

Representations and Warranties

        The merger agreement contains customary representations and warranties by the parties relating to a number of matters, including the following:

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  corporate organization and similar corporate matters of IDT, DRS and Merger Sub;

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  authorization, execution, delivery, validity, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of IDT, DRS and Merger Sub;

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  required stockholder vote of IDT;

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  compliance with applicable laws by IDT;

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  capital structure of IDT and DRS;

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  the ownership by IDT of its subsidiaries;

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  documents filed with the SEC by each of IDT and DRS and the accuracy of the information contained in such documents;

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  absence of litigation and related matters with respect to IDT;

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  absence of certain changes in the business of IDT;

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  the filing and payment of taxes by IDT;

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  employee benefit plan matters, and labor and employment matters, of IDT;

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  the use of brokers and payment of related fees by IDT;

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  intellectual property matters with respect to IDT;

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  IDT's possession of required permits and regulatory approvals necessary to conduct its business;

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  compliance of IDT and its subsidiaries with environmental laws;

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  title to IDT's assets and properties;

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  maintenance of IDT insurance policies;

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  material contracts of IDT;

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  absence of undisclosed liabilities of IDT;

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  business practices of IDT with respect to uses of funds and political contributions and payments;

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  receipt of the opinion by IDT from its financial advisor;

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  inapplicability of the rights agreement between IDT and The Bank of New York;

  •
  accuracy of information supplied by each of IDT and DRS in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  •
  export licenses and agreements of IDT;

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  IDT's government contracts; and

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  inapplicability of the requirements of takeover statutes to IDT.

        Certain of IDT's and DRS's representations and warranties are qualified as to materiality or "material adverse effect." When used with respect to IDT or DRS, "material adverse effect" means either of the following:

  •
  any change or effect that is or would reasonably be expected to be materially adverse to the business, results of operations, assets, liabilities or financial condition of that company and its subsidiaries, taken as a whole; or

  •
  any event, matter, condition or effect which precludes or delays or would reasonably be expected to preclude or delay that company from materially performing its material obligations under the merger agreement or the consummation of the related transactions.

        The preceding will not be deemed a "material adverse effect" with respect to IDT if it is a result of one of the following:

  •
  the taking of any action pursuant to the merger agreement or the announcement or pendency of the merger;

  •
  changes in economic, financial market, regulatory or political conditions generally;

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  changes or conditions affecting the industry in which IDT operates; or

  •
  any matters disclosed in IDT's disclosure letter accompanying the merger agreement.

Covenants

        Interim Operations Pending Merger.    IDT has agreed that until the effective time of the merger it will conduct its operations in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and goodwill and to keep available the services of its officers, employees and consultants, and maintain a satisfactory relationship with those who have business relationships with them. IDT also must promptly notify DRS of breaches of its representations and warranties in the merger agreement or the occurrence of an event that would make a representation or warranty no longer true. In addition, IDT must promptly deliver to DRS copies of items filed with the SEC and must pay all taxes when due. Subject to certain exceptions, the merger agreement expressly restricts the ability of IDT, without DRS's prior written consent (which consent cannot be unreasonably withheld or delayed), to:

  •
  amend or otherwise change IDT's certificate of incorporation or bylaws;

  •
  offer, issue, sell or pledge any shares of its capital stock or other ownership interest in IDT (or any securities convertible into or exchangeable for any such shares or interest, or any rights, warrants or options to acquire or with respect to any such shares of stock, interest or convertible or exchangeable securities);

  •
  split its stock or otherwise change IDT's capitalization;

  •
  grant, confer or award any option, warrant, convertible security or other right to acquire shares of IDT common stock;

  •
  declare, set aside, make or pay any dividend;

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  redeem, purchase or otherwise acquire its own stock or other interests, or any outstanding options, warrants or other rights to acquire IDT common stock or interests;

  •
  sell, lease, encumber or otherwise dispose of certain assets except in the ordinary course of business;

  •
  acquire any entity or assets that would be material to IDT, except for acquisitions in the ordinary course of business or those less than $50,000 individually or $100,000 in the aggregate;

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  incur any debt except for working capital and the purchase of capital equipment in the ordinary course of business;

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  assume or guarantee any debt except for a subsidiary;

  •
  make or forgive loans, advances or investments other than certain loans to officers and directors in the ordinary course of business in excess of $100,000 in the aggregate;

  •
  increase compensation or benefits payable to directors, officers or employees except for wages of non-officer employees in the ordinary course of business;

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  generally take action with respect to any collective bargaining agreement or employee benefit plans;

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  effect any reorganization or recapitalization;

  •
  take action with respect to the disposition of litigation in excess of $250,000 individually, or $500,000 in the aggregate, with certain exceptions;

  •
  prevent, delay or materially impair the ability of IDT, DRS or Merger Sub to consummate the merger, or cause any of the conditions to the merger not to be satisfied;

  •
  take action with respect to various tax matters; or

  •
  agree to take any of the actions listed above.

        Stockholders Meeting.    The merger agreement requires IDT to call and hold a meeting of its stockholders to adopt the merger agreement and approve the merger. IDT, however, is not required to hold the special meeting if the merger agreement is terminated. See "—Termination." Additionally, subject to certain limitations and certain fiduciary duty considerations, IDT has agreed to recommend that IDT's stockholders vote in favor of adoption of the merger agreement and approval of the merger and take all reasonable and lawful action to solicit and obtain such adoption and approval. See "—Covenants,—No Solicitation and Alternative Proposals."

        Access to Information.    Subject to applicable laws relating to the exchange of information, each party has agreed to, and to cause its subsidiaries to, provide the other party's officers, employees, accountants, counsel and other representatives reasonable access to all of such party's properties, books, records and to such party's management.

        Each party has agreed to hold in confidence all information that the other party receives from such party in connection with the merger and the merger agreement. The parties have entered into a confidentiality agreement governing their rights and obligations with respect to such confidential treatment.

        No Solicitation and Alternative Proposals.    None of IDT, its subsidiaries, officers, directors or employees (including any investment banker, attorney or accountant retained by IDT or its subsidiaries) may initiate, solicit, or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any of the following inquiries, offers or proposals involving IDT, each known in the merger agreement as an "alternative proposal":

  •
  any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or similar transaction;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of IDT and its subsidiaries taken as a whole;

  •
  any tender offer or exchange offer that would result in any person, entity or group beneficially owning 20% or more of a class of securities of IDT or any subsidiary, or the filing of a registration statement in connection with such offer;

  •
  any acquisition of 20% or more of the outstanding shares of stock of IDT or the filing of a registration in connection with such an acquisition; or

  •
  any other acquisition or disposition that would prevent or materially diminish the benefits of the merger to DRS.

        The merger agreement, however, permits IDT, prior to the IDT stockholders' adoption of the merger agreement and the approval of the merger, to provide confidential information or data access to the properties, books or records of IDT or its subsidiaries or negotiate with any person who has made, in the good faith judgment of the IDT board after consultation with their financial advisors, a bona fide written alternative proposal that would reasonably be expected to result in a "superior proposal" (as discussed below) if the following conditions are met:

  •
  such actions are a response to any person who has made, in the good faith judgment of the IDT board after consultation with their financial advisors, a bona fide written alternative proposal that would reasonably be expected to result in a "superior proposal" (as discussed below);

  •
  the alternative proposal was not initiated, solicited or knowingly encouraged by IDT, its subsidiaries or their agents in violation of their non-solicitation obligations under the merger agreement;

  •
  IDT has complied with the no-solicitation provisions of the merger agreement;

  •
  the IDT board determines in good faith that the failure to participate in discussions or negotiations would result in the breach of its fiduciary duty to IDT's stockholders under applicable law; and

  •
  a copy of all information to the party making the alternative proposal is delivered simultaneously to DRS if it has not previously been furnished or made available to DRS.

        IDT may not generally withdraw or modify its recommendation of the merger, approve or recommend any alternative proposal, take any action to render the provisions of any anti-takeover statute inapplicable to any third party, redeem the rights under IDT's rights agreement or cause IDT to accept any alternative proposal. However, before the stockholders adopt the merger agreement and approve the merger, IDT may withdraw, change or modify, in a manner adverse to DRS, its recommendation of the merger agreement if required by the IDT board's fiduciary duties or may recommend an alternative proposal if such proposal is a superior proposal and the IDT board determines, after consultation with outside counsel, that failure to accept the superior proposal would result in the IDT board's breach of its fiduciary duty to IDT's stockholders. Moreover, IDT must have provided DRS with two business days notice that it has received an offer it intends to accept and for not less than two business days following receipt by DRS of such notice IDT must negotiate in good faith with DRS to revise the merger agreement so that the superior proposal is no longer such. If such negotiations fail, IDT can terminate the merger agreement and pay DRS a $12.5 million termination fee if it elects to enter into a transaction that is a superior proposal. See "—Termination."

        The merger agreement defines a "superior proposal" as a proposal to acquire all of IDT's stock or all or substantially all of IDT's assets that the IDT board of directors determines in good faith, after consulting with its financial advisor, is more favorable to IDT and its stockholders from a financial point of view than the merger taking into account the ability of the person making the proposal to complete the transaction.

        IDT is required to promptly advise DRS if it receives any alternative proposal. IDT is obligated to keep DRS informed of all material developments affecting the status and terms of any takeover proposals or the status of any such discussions or negotiations. In addition, the merger agreement does not prohibit IDT from complying with Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated pursuant to the Securities Exchange Act of 1934.

        Employee Matters.    For at least one year following the effective time of the merger, DRS will provide, or cause the surviving corporation to provide, IDT employees with benefits that are similar, in the aggregate, to those provided by IDT prior to the effective time of the merger. DRS will also provide IDT employees with credit for their service with IDT for purposes of eligibility and vesting under employee benefit plans maintained by DRS (except as would result in a duplication of benefits or cause DRS to pay for benefits that relate to periods prior to the effective time of the merger). DRS will waive any waiting periods or limitations for pre-existing conditions under its employee benefit plans and ensure that employees are given credit for any amounts paid on or prior to the effective time of the merger toward deductibles, coinsurance and out-of-pocket limits. IDT will terminate all of its 401(k) plans at least one day before the effective time of the merger.

        Directors' and Officers' Insurance; Indemnification.    The merger agreement provides that, following the effective time of the merger, DRS and the surviving corporation will, as permitted by law, indemnify persons who were IDT directors or officers before the merger and who suffer liabilities or losses from any claim, proceeding, action, suit or investigation arising out of or pertaining to the fact that the person was an IDT director or officer and pertaining to matters existing or occurring prior to the effective time of the merger. Following the effective time of the merger, the surviving corporation's certificate of incorporation and bylaws will contain exculpation, indemnification and expense advancement provisions relating to current and former directors and officers no less favorable than those set forth in IDT's current certificate of incorporation and bylaws and such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of those individuals. The merger agreement further requires that, for a minimum of six years following the effective time of the merger, subject to certain limitations, the surviving corporation maintain coverage under a director and officer liability insurance policy at a level at least equal to that which IDT is maintaining for its officers and directors prior to the merger.

        Further Action.    Each of the parties to the merger agreement has agreed to perform such further acts and execute those documents that may be reasonably required for the merger. Specifically, DRS and IDT have agreed to provide all necessary information and to make all filings required by governmental entities, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act.

        New York Stock Exchange Listing.    DRS has agreed to have the shares of DRS common stock to be issued in connection with the merger approved for listing on the NYSE.

        Payment of Bank Debt.    At the closing, DRS will cause to be paid all amounts due and payable under IDT's credit agreement of October 31, 2002 and the loan documents referred to in the credit agreement and will cause the termination of such credit agreement.

        Board Seat.    DRS shall use its reasonable efforts to cause Robert B. McKeon, to be elected to its board of directors as a Class I director as of the effective time of the merger. From and after the closing of the transaction until such time as Mr. McKeon and certain entities associated with him beneficially own less than 3% of the issued and outstanding shares of DRS common stock, DRS shall use its reasonable efforts to cause Mr. McKeon to be renominated as a director for election at each annual meeting of DRS's stockholders at which the Class I directors of DRS stand for election.

        DRS Financing.    DRS and Merger Sub must use their reasonable commercial efforts to obtain the financing required for the consummation of the merger and to satisfy all conditions to funding, whether pursuant to the August 17 commitment letter with Bear Stearns or otherwise.

        DRS intends to finance the merger using cash on hand, bank borrowings utilizing a proposed amended and restated credit facility of up to $587 million with Wachovia Bank and Bear Stearns and through the issuance of debt securities with a principal amount of $200 million. If DRS is unable to consummate the offering of debt securities prior to the closing of the merger, DRS has obtained a commitment letter which provides for a senior subordinated bridge facility of at least $125 million for which Bear Stearns and Wachovia Bank will act as advisors. The bridge facility includes the right to exchange into senior subordinated exchange notes. See "The Merger—DRS Financing" on page    .

        To the extent that any portion of the financing contemplated by the commitment letter obtained by DRS becomes unavailable or DRS determines to obtain alternative financing for the merger, DRS and Merger Sub must use their reasonable commercial efforts to arrange for alternative financing for the merger. IDT must use reasonable efforts to provide DRS with such information, including financial statement information and access to IDT's independent accountants, regarding IDT as may be reasonably requested by DRS in connection with its financing of the transactions contemplated by the merger agreement and to assist DRS in any reasonable way to arrange the financing.

        DRS may terminate the merger agreement if funding to consummate the merger pursuant to financing arrangements reasonably acceptable to DRS shall not have become available. However, DRS will not have such termination right if the failure to fulfill its obligations under the merger agreement to obtain such financing is the cause of such financing not becoming available.

Regulatory Approvals

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules of the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. DRS and IDT each filed notification and report forms with the FTC and the Department of Justice on August 26, 2003.

Conditions to the Merger

        Conditions to Each Party's Obligation to Effect the Merger.    The obligations of DRS and IDT to complete the merger are conditioned on the following conditions being fulfilled:

  •
  the termination or expiration of the waiting periods or completion of review pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and the lack of action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the merger (See "—Regulatory Approvals");

  •
  the adoption of the merger agreement and the approval of the merger by IDT's stockholders;

  •
  the continuing effectiveness of the registration statement, of which this proxy statement/prospectus forms a part;

  •
  the shares to be issued in connection with the merger having been approved for listing on the NYSE;

  •
  the absence of any injunction, judgment or other order, or any law, which prohibits or has the effect of prohibiting the merger or makes the merger illegal; and

  •
  the receipt of all other required approvals, consents, orders or waivers.

        Conditions to Obligation of IDT to Effect the Merger.    The obligation of IDT to complete the merger depends on the following additional conditions being fulfilled:

  •
  the representations and warranties of DRS and Merger Sub shall be true and correct in all material respects except as would not, in the aggregate, result in a material adverse effect on IDT; and

  •
  DRS and Merger Sub shall have performed in all material respects all of their obligations in the merger agreement.

        Conditions to Obligations of DRS and Merger Sub to Effect the Merger.    The obligations of DRS and Merger Sub to complete the merger depend upon the following additional conditions being fulfilled:

  •
  the representations and warranties of IDT shall be true and correct in all material respects except as would not, in the aggregate, result in a material adverse effect on IDT;

  •
  IDT and its subsidiaries shall have performed in all material respects all of their obligations in the merger agreement;

  •
  there shall have been no event, development or state of fact that results in or would reasonably be expected to result in a material adverse effect on IDT; and

  •
  IDT shall have obtained all necessary consents with respect to its material contracts except where the failure to obtain any such consent would not reasonably be expected to result in a material adverse effect on IDT.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

  •
  by mutual written consent of DRS and IDT;

  •
  by either DRS or IDT if:

  •
  there is any statute, law, rule or regulation that would make the merger illegal or prohibited, or if any United States governmental authority or any other government authority has issued an order, decree or ruling or taken another action permanently restraining, enjoining or otherwise prohibiting the offer or the merger that has become final and non-appealable;

  •
  the merger is not consummated on or before December 15, 2003, unless the party seeking to terminate the merger agreement has caused the failure of the merger to be consummated by failing to perform any of its obligations under the merger agreement;

  •
  the IDT board of directors authorizes IDT to enter into an agreement with respect to a superior proposal;

  •
  the party seeking termination is not in material breach of the merger agreement and the other party has materially breached a representation, warranty, covenant or agreement of that party contained in the merger agreement and such breach is either not capable of being cured or, with respect to a covenant or agreement that is capable of being cured, has not been cured or satisfied within 15 days of notice of the breach; or

  •
  the IDT stockholders do not adopt the merger agreement and approve the merger (unless such party seeking termination was the cause of the IDT stockholders' failure to adopt and approve);

  •
  by IDT, prior to approval by IDT's stockholders, if IDT enters into an acquisition agreement with a third party with respect to a superior proposal, provided that prior to terminating the merger agreement IDT is required to negotiate in good faith with DRS for at least two business days to change the terms of the merger so that such alternative transaction is not a superior proposal;

  •
  by DRS, if the IDT board of directors fails to recommend, withdraws, changes or modifies its recommendation to the stockholders of IDT in a manner adverse to DRS or recommends a third party's takeover proposal. See "—Covenants—No Solicitation and Alternative Proposals;"

  •
  by DRS if funding to consummate the merger pursuant to financing arrangements reasonably acceptable to DRS shall not have become available, provided that DRS will not have such termination right if the failure to fulfill its obligations under the merger agreement to obtain such financing is the cause of such financing not becoming available; or

  •
  by DRS, if there is any injunction, judgment, ruling or decree by the United States that substantially interferes with the merger, imposes limitations on the ability of DRS or Merger Sub to acquire or hold (or requires DRS, Merger Sub or IDT to dispose or hold separate) any material portion of the assets or the business of DRS, Merger Sub or IDT, or materially limits business activity by DRS or Merger Sub.

Effect of Termination

        If the merger agreement is terminated as described above, the agreement will be null and void, and there will be no liability of any party or its officers and directors except as to confidentiality, public announcements, fees and expenses, including the termination fee and expense reimbursement described in the following section, and breaches of the merger agreement.

Fees

        IDT is required to pay DRS a termination fee of $12.5 million if:

    •
    either DRS or IDT terminates the merger agreement because the closing of the merger does not occur by December 15, 2003, an alternative proposal with respect to IDT shall have been announced prior to such termination and any merger or extraordinary transaction is consummated by IDT within six months following such termination;

    •
    DRS or IDT terminates the merger agreement because IDT's board of directors authorizes IDT to enter into a definitive acquisition agreement with respect to a superior proposal; or

    •
    DRS terminates the merger agreement because IDT's board of directors fails to recommend, or withdraws its approval or recommendation of the merger or modifies its recommendation of the merger, in a manner adverse to DRS or Merger Sub or fails to recommend against the acceptance of any tender or exchange offer that constitutes an alternative proposal or resolves to do any of the foregoing.

        DRS shall pay IDT liquidated damages of $17.5 million if DRS terminates the merger agreement because funding to consummate the merger pursuant to financing arrangements reasonably acceptable to DRS shall not have become available. However, DRS will not have such termination right if the failure to fulfill its obligations under the merger agreement to obtain such financing is the cause of such financing not becoming available.

Amendment and Waiver

        Amendment.    The merger agreement may be amended by the written agreement of IDT and DRS at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by IDT's stockholders. However, following such adoption, no amendment of the merger agreement shall be made which requires further approval of IDT's stockholders without such further approval.

        Waiver.    At any time prior to the effective time of the merger, DRS or IDT may:

    •
    extend the time of performance of any of the obligations or other acts of the other parties pursuant to the merger agreement;

    •
    waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

    •
    waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived.

        Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver.

OTHER AGREEMENTS

        The following are summaries of selected provisions of the voting agreement and the standstill agreement. These summaries are incorporated in their entirety by reference to the voting agreement and the standstill agreement, which are each incorporated by reference in their entirety and attached to this proxy statement/prospectus as Annex B and Annex C, respectively. We urge you to read these agreements in their entirety.

Voting Agreement

        Contemporaneously with the merger agreement, DRS entered into a voting agreement with the Veritas stockholders. All of the shares of IDT common stock beneficially owned by the Veritas stockholders are subject to the voting agreement. As of the record date for IDT's special meeting, the Veritas stockholders beneficially owned 11,750,992 shares of IDT common stock, representing approximately 55.1% of the outstanding shares of IDT.

Agreement to Vote and Irrevocable Proxy

        The Veritas stockholders who have entered into the voting agreement have agreed to vote at any meeting of IDT stockholders as follows:

  •
  in favor of the adoption the merger agreement and approval of the merger;

  •
  against any action that would result in a breach of any obligation of IDT under the merger agreement or of the Veritas stockholders under the voting agreement; and

  •
  except with the prior written consent of DRS, against:

  •
  any "alternative proposal" (as defined in the merger agreement);

  •
  any change in the board of directors of IDT;

  •
  any material change in the present capitalization of IDT or any amendment of IDT's certificate of incorporation or bylaws;

    •
    any other material change in IDT's corporate structure or business; and

    •
    any other action or proposal that is intended, or would reasonably be expected, to adversely affect the transactions contemplated by the merger agreement.

        In addition, the Veritas stockholders have granted to DRS an irrevocable proxy to vote their shares of IDT common stock in favor of the merger and related transactions.

Standstill and No-Solicitation

        The Veritas stockholders also agreed not to:

  •
  sell, transfer, tender, pledge, encumber, assign or otherwise dispose of any of their IDT shares;

  •
  acquire by purchase or otherwise any securities or assets of IDT;

  •
  solicit any proxies to vote or seek to influence any person with respect to the voting of any voting securities of IDT (other than in favor of the adoption of the merger agreement and approval of the merger);

  •
  submit to IDT any stockholder proposals;

  •
  make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving IDT or its securities or assets;

  •
  otherwise take any actions which could reasonably be expected to have the effect of adversely affecting the consummation of the merger or the Veritas stockholders' ability to perform their obligations under the voting agreement; or

  •
  solicit or knowingly encourage any "alternative proposal" (as defined in the merger agreement).

        However, in connection with any alternative proposal, the Veritas stockholders may provide information and engage in discussions with the proposing party to the same extent as IDT is permitted to engage in discussions and provide information pursuant to the merger agreement. In this case, the Veritas stockholders must give DRS a copy of any information provided with respect to such acquisition proposal if they have not previously done so.

        The Veritas stockholders must promptly advise DRS of any request for information or the submission or receipt of any alternative proposal, or any inquiry with respect to or which could lead to any alternative proposal, the material terms of such proposal and the identity of the proposing party and keep DRS fully informed on the status and details of the proposal, to the extent the stockholders have knowledge of such proposal. The Veritas stockholders shall promptly provide to DRS copies of all written correspondence or other written material, including material in electronic form, between the Veritas stockholders and any person making any such request, alternative proposal or inquiry.

        Each person who is an employee, officer, director or other representative of both IDT and any Veritas stockholder may take any action with respect to any acquisition proposal solely in its capacity as employee, officer, director or other representative of IDT that such person would otherwise be permitted to take in the absence of such provisions of the voting agreement.

Expiration

        The voting agreement will expire upon the earliest of (i) termination of the voting agreement by mutual written consent of the parties, (ii) consummation of the merger, or (iii) termination of the merger agreement.

Standstill Agreement

        In addition to the voting agreement, upon signing of the merger agreement, DRS entered into a standstill agreement with the Veritas stockholders and Robert B. McKeon, the president of Veritas Capital Management, L.L.C. and chairman of IDT, with respect to shares of DRS common stock. Following the closing of the merger, it is expected that the Veritas stockholders will own approximately 7.5% of DRS's outstanding shares.

Standstill

        In the standstill agreement, the Veritas stockholders have agreed not to do any of the following:

  •
  unless otherwise agreed to by DRS's board of directors, acquire by purchase or otherwise any securities or assets of DRS (other than stock options acquired by Robert B. McKeon in compensation for his services as a director of DRS);

  •
  solicit any proxies to vote or seek to influence any person with respect to the voting of any voting securities of DRS (other than in favor of the merger and the merger agreement);

  •
  submit to DRS any stockholder proposals;

  •
  make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving DRS or its securities or assets;

  •
  otherwise take any actions which could reasonably be expected to have the effect of adversely affecting the consummation of the merger or the Veritas stockholders' ability to perform their obligations under the standstill agreement; or

  •
  knowingly sell their shares of DRS common stock to any person who is or would after such purchase be deemed to beneficially own 5% or more of DRS common stock.

Expiration

        The standstill agreement will expire on the earliest of (i) termination by mutual written consent of the parties, (ii) August 15, 2010, or (iii) the termination of the merger agreement.

COMPARATIVE RIGHTS OF DRS AND IDT STOCKHOLDERS

        DRS and IDT are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of DRS common stock and IDT common stock will arise from differences in their certificates of incorporation and bylaws and, in the case of IDT, from the existence of a stockholders' rights plan. Under the terms of the merger agreement, IDT stockholders will be entitled to receive cash and DRS common stock pursuant to the merger. At the effective time of the merger, the rights of IDT stockholders will be governed by Delaware law, DRS's certificate of incorporation and DRS's bylaws. The following is a summary of the material differences between the current rights of IDT stockholders and the rights of DRS stockholders.

        The following discussion is not intended to be complete and is qualified in its entirety by reference to IDT's certificate of incorporation, IDT's bylaws, IDT's rights plan, DRS's certificate of incorporation, DRS's bylaws and applicable provisions of Delaware law. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to read carefully the relevant provisions of Delaware law, as well as the full text of the certificates of incorporation and bylaws of DRS and IDT and IDT's rights plan. Copies of these documents are incorporated by reference into this document and will be sent to you upon request. See "Where You Can Find More Information."

Authorized Capital Stock

IDT.    The authorized capital stock of IDT consists of:

  •
  200,000,000 shares of common stock, par value $0.01 per share, of which, on September 10, 2003, 21,327,931 shares were issued and outstanding; and

  •
  20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

DRS.    The authorized capital stock of DRS consists of:

  •
  30,000,000 shares of common stock, par value $0.01 per share, of which, on September 8, 2003, 22,472,348 shares of common stock were issued and outstanding. Except for 2,655,724 outstanding options, there are no existing or outstanding options, warrants, calls, subscriptions, convertible securities, "phantom" stock rights, SARs, stock-based performance units or other rights, agreements or commitments of any kind to which is a party or which obligate DRS to issue, transfer or sell or cause to be issued, transferred or sold, additional shares of capital stock or other voting securities or ownership interests of DRS; and

  •
  2,000,000 shares of preferred stock, par value $10.00 per share, of which no shares are outstanding.

Board of Directors

        IDT.    The board of directors of IDT currently has 10 directors. IDT's bylaws provide that the number of directors may be increased to 21 or decreased to three by amendment of the bylaws.

        IDT's certificate of incorporation provides for three classes of directors, with each class elected for a term of three years and consisting as nearly as possible of one third of the total number of directors on the IDT board. At each annual meeting of stockholders, one class of directors is elected for a three-year term. Classification of directors has the effect of making it more difficult for stockholders to change the composition of the IDT board. IDT's certificate of incorporation provides that directors shall be elected by a plurality of the votes cast at a meeting of stockholders. A quorum at any meeting of the IDT board consists of a majority of the total number of IDT directors, and a majority of directors present at a meeting at which a quorum is present is required to approve an action of the IDT board.

        DRS.    The board of directors of DRS currently has 10 directors. DRS's bylaws provide that the number of directors shall be fixed from time to time by the DRS board but shall not be less than seven nor more than 11.

        DRS's certificate of incorporation and bylaws provide for three classes of directors, with each class elected for a term of three years and consisting as nearly as possible of one third of the total number of directors on the DRS board. At each annual meeting of stockholders, one class of directors is elected for a three-year term, with the members of each class to hold office until their successors are elected and qualified. DRS's bylaws provide that directors shall be elected by a plurality of the votes cast at a meeting of stockholders. A quorum at any meeting of the DRS board consists of a majority of the total number of DRS directors, provided that such majority shall constitute at least one-third of the whole board and the act of a majority of such quorum shall be deemed the act of the DRS board.

Committees of the Board of Directors

        IDT.    IDT's bylaws permit the IDT board to create such committees as the board deems advisable. IDT's bylaws specifically authorize the board to create an executive committee that may consist of one or more directors and will have and exercise all the authority of the board.

        The IDT board currently has an executive committee, an audit committee, a compensation committee and a corporate governance and nominating committee.

        DRS.    DRS's bylaws permit the board to create committees, with each such committee consisting of at least two members who must be directors.

        The DRS board currently has an audit committee, an executive compensation committee, a nominating and corporate governance committee and an ethics committee.

Newly Created Directorships and Vacancies

        IDT.    IDT's certificate of incorporation and bylaws provide that any vacancy on the IDT board arising from death, resignation, removal, an increase in the number of directors or any other cause may be filled either at a meeting of the IDT stockholders by the stockholders entitled to vote on the election of directors or by a majority vote of the remaining directors, even if less than a quorum. Directors elected to fill a vacancy will hold office until the next annual meeting of the IDT stockholders.

        DRS.    DRS's certificate of incorporation provides that any vacancy on the DRS board may be filled by the vote of the majority of the remaining directors, regardless of any quorum requirements set forth in DRS's bylaws. DRS's certificate of incorporation provides that such director serve until the next annual meeting at which the directors of the class of directors (of which such director is a member) are to be elected, and until his or her successor is elected and qualified. DRS's certificate of incorporation further provides that newly created directorships may be filled by the DRS board.

Removal of Directors

        IDT.    Both IDT's certificate of incorporation and bylaws provide that directors may be removed, with or without cause, by the affirmative vote of a majority of the votes only when Veritas Capital Management, L.L.C. beneficially owns at least 50 percent of the outstanding IDT voting stock. If at any time Veritas owns less than 50 percent of the outstanding IDT voting stock, directors may be removed, only with cause, by the affirmative vote of a majority of the then outstanding shares.

        DRS.    Neither DRS's certificate of incorporation nor DRS's bylaws contain provisions relating to the removal of directors. Therefore, under the Delaware law, directors of the DRS board may be removed only for cause by the vote of the holders of a majority of the outstanding shares of the DRS common stock.

Officers

        IDT.    IDT's bylaws provide that IDT's officers will include a chairman of the board, a president, a chief executive officer, a chief financial officer and a secretary, and may also include vice presidents, assistant vice presidents and assistant secretaries. The IDT board may also elect or appoint other officers as it finds necessary. Any officer may be removed at any time by the IDT board, with or without cause.

        DRS.    Pursuant to DRS's bylaws, DRS's officers consist of a president, a secretary and a treasurer, all as elected or appointed by the DRS board. The DRS board may also choose a chairman of the board, a vice chairman of the board and one or more vice presidents, assistant secretaries and assistant treasurers. The DRS board may also appoint and elect such other officers as are desired. Any officer may be removed at any time by the DRS board, with or without cause.

Special Meetings of Stockholders

        IDT.    IDT's certificate of incorporation provides that special meetings of the stockholders may be called only by the IDT board, the chairman of the board, the chief executive officer, the president or, at any time when Veritas beneficially owns at least 50 percent of the outstanding IDT voting stock, by Veritas.

        DRS.    DRS's bylaws provide that a special meeting of the stockholders may be called by the DRS board or by any officer instructed by the DRS board to call the meeting.

Quorum at Stockholder Meetings

        IDT.    IDT's bylaws provide that at any meeting of stockholders, shares representing a majority of the votes entitled to be cast and entitled to vote at the meeting, present in person or by proxy, will constitute a quorum. If a quorum is not present at a meeting, the chairman or the holder of shares representing the majority of shares cast on adjournment may adjourn the meeting until a quorum is present.

        DRS.    DRS's bylaws state that a quorum consists of a majority of the outstanding shares of DRS common stock, except when a vote requires more than a majority of the outstanding shares, in which case the holders of such portion must be present, either in person or by proxy. The stockholders may adjourn the meeting to some future time despite the absence of quorum.

Stockholder Action by Written Consent

        IDT.    IDT's certificate of incorporation provides that only when Veritas beneficially owns at least 50 percent of the outstanding IDT voting stock, an action to be taken at a stockholders' meeting may be taken without a meeting and without prior notice if the action is taken by the written consent of stockholders who would be entitled to vote at a meeting of holders of outstanding shares and who have voting power to cast not less than the minimum votes that would be necessary take the action at a meeting at which all stockholders entitled to vote thereon were present and voted.

        DRS.    DRS's certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent without such a meeting.

Advance Notice of Stockholder Proposals for Stockholder Meetings

        IDT.    IDT's bylaws provide for advance notice procedures for the nomination of candidates for election as directors as well as for other stockholder-proposed business to be considered at stockholder meetings. IDT's bylaws provide that notice of director nominations and stockholder-proposed business for the annual meeting generally must be received in writing by IDT not more than 150 days and not less than 120 days prior to the anniversary date of the previous annual meeting. With respect to stockholder nominations of candidates for election as directors, at a special meeting notice must be given no later than the close of business of the seventh day after notice of such meeting is first given to stockholders. At any time it beneficially owns a majority of the outstanding common stock of IDT, Veritas shall be timely with notice delivered to IDT if received (i) at any time before the annual meeting of IDT stockholders in the case of stockholder-proposed business and (ii) five days before the mailing of the proxy to stockholders in the case of a director nomination.

        DRS.    DRS's bylaws provide for advance notice procedures for the nomination of candidates for election as directors as well as for other stockholder-proposed business to be considered at stockholder meetings. Generally, notice of director nominations and stockholder-proposed business for the annual meeting must be received in writing by the secretary of DRS not more than 90 days and not less than 60 days prior to the annual meeting. With respect to stockholder nominations of candidates for election as directors at a special meeting, notice must be received in writing by the secretary of DRS, no later then the tenth day following the day notice of the meeting was mailed to the stockholders or public disclosure was first made, whichever is earlier.

Amendment of Governing Documents

        IDT.    Amendment of provisions of the IDT certificate of incorporation that address (i) the board, (ii) calling a special meeting of the stockholders, (ii) amendment of the IDT bylaws and (iv) amendment of the certificate with respect to the foregoing subjects, generally will require an affirmative vote of the IDT board, as well as the affirmative vote of at least a majority of the then outstanding voting stock if Veritas beneficially owns at least 50 percent of the outstanding IDT voting stock or the affirmative vote of at least 80% of the then outstanding IDT voting stock if Veritas beneficially owns less than a majority of the then outstanding IDT voting stock. Amendments to any other provisions of the IDT certificate of incorporation generally require the affirmative vote of a majority of the then outstanding IDT voting stock. IDT's bylaws may be amended by the affirmative vote of the IDT board or, at any time that Veritas beneficially owns at least 50 percent of the outstanding IDT voting stock, the affirmative vote of a majority of the then outstanding IDT common stock. At all other times, IDT's bylaws may be amended by the affirmative vote of at least 80% the then outstanding IDT common stock.

        DRS.    DRS's certificate of incorporation provides it may be amended, altered or repealed pursuant to Delaware law. Under Delaware law, any amendment to DRS's certificate of incorporation must first be approved by DRS's board of directors and then be approved by a majority of all outstanding shares of DRS common stock. DRS's certificate of incorporation provides that the power to adopt, alter, or repeal DRS's bylaws shall be vested in the DRS board as well as the stockholders; stockholders may not make, adopt, alter, amend, change or repeal DRS's bylaws except upon the affirmative vote of not less than 66 2/3% of the outstanding shares of DRS common stock.

The Delaware Business Combination Statute

        Section 203 of the General Corporation Law of the State of Delaware generally prohibits a business combination between a corporation and an "interested stockholder" for three years following the time that a person became an interested stockholder. An interested stockholder generally includes a person who beneficially owns 15% or more of the outstanding voting stock of the corporation. This provision does not apply in some circumstances, including if (i) the corporation's board of directors approved the transaction pursuant to which the stockholder became an interested stockholder or the business combination prior to the time the interested stockholder became an interested stockholder, (ii) as a result of the transaction pursuant to which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both directors and officers and by certain employee stock plans), or (iii) the business combination is approved by the board of directors and the affirmative vote of 66 2/3% of the outstanding voting stock of the disinterested stockholders at an annual or special meeting. These restrictions also will not apply to a corporation if, among other reasons, the corporation's certificate of incorporation or bylaws contain a provision expressly electing not to be governed by this section of Delaware law.

        IDT.    IDT's certificate of incorporation provides that Section 203 shall not apply to IDT until the first time both of the following occur:

  •
  Section 203 by its terms would, but for the provisions of IDT's certificate of incorporation, apply to IDT; and

  •
  any natural person who on the date of filing of the certificate of incorporation beneficially owns in excess of 20% of the common stock of IDT (together with such person affiliates and associates and entities controlled directly or indirectly by such person, and trusts, foundations or other non-profit organizations with which such person is associated or to which such person has contributed shares of IDT) ceases to beneficially own 20% or more of such common stock.

Therefore, the restrictions of Section 203 do not presently apply to IDT or its stockholders.

        DRS.    DRS's certificate of incorporation and bylaws do not contain any election with respect to Section 203. Therefore, the restrictions of Section 203 presently apply to DRS and its stockholders.

Stockholder Rights Plan

        IDT.    On February 5, 2002, IDT entered into a rights agreement with The Bank of New York, as rights agent. A summary of the material provisions of the rights plan is set forth below. The summary does not include a complete description of all of the terms of the rights plan. We urge you to read carefully the IDT rights plan, a copy of which will be sent to you upon request. See "Where You Can Find More Information."

        The rights have certain anti-takeover effects and will cause substantial dilution to any person or group that attempts to acquire IDT without the approval of the IDT board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire IDT, even if that acquisition may be in the best interests of IDT's stockholders. Because IDT can redeem the rights or amend the rights agreement to make the provisions of the rights agreement inapplicable to a particular transaction, the rights will not interfere with a merger or other business combination approved by the IDT board. The IDT board has ten days from the announcement of the proposed acquisition to decide whether to redeem the rights or amend the rights agreement. In particular, in connection with the merger with DRS, the IDT board of directors adopted an amendment to the rights agreement that made the provisions of the rights agreement inapplicable to the transactions contemplated by the merger agreement.

        The rights agreement excludes Veritas as well as transferees of at least 10% of IDT's then outstanding common stock from Veritas from being considered an acquiring person.

        Under the rights agreement, one right is attached to each share of IDT common stock including all shares that are outstanding. Each right entitles the holder, in the circumstances described below, to purchase from IDT a unit consisting of one one-hundredth of a share of series A junior participating preferred stock, no par value per share, at an exercise price of $20.00 per right, subject to adjustment in certain events.

        In the event that a person acquires 10% or more of the shares of IDT common stock then outstanding, except pursuant to a tender offer or exchange offer for all the outstanding shares of IDT's common stock approved by the IDT board before the person acquires 10% or more of the shares of common stock then outstanding, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of common stock, or, in certain circumstances, cash, property or other securities of IDT, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

        If, at any time on or after a person acquires 10% or more of the shares of IDT common stock then outstanding, IDT effects a merger or other business combination in which it is not the surviving entity, or any shares of IDT common stock are changed into or exchanged for other securities, or 50% or more of its assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 10% or more of the shares of IDT common stock then outstanding or certain related parties, which will have become void as set forth above, will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

        As noted above, the IDT board of directors adopted an amendment to the rights agreement that made the provisions of the rights agreement inapplicable to the transactions contemplated by the merger agreement.

        DRS.    DRS has not adopted a stockholder rights plan. However, the DRS board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions.

DESCRIPTION OF DRS's CAPITAL STOCK

        Set forth below is a description of the DRS common stock. The following statements are brief summaries of, and are subject to the detailed provisions of, DRS's certificate of incorporation, DRS's bylaws and the relevant provisions of the Delaware corporate law.

General

        DRS is authorized to issue 30,000,000 shares of common stock. As of September 8, 2003, DRS had 22,472,348 shares of common stock issued and had reserved 2,655,724 shares of common stock for issuance upon exercise of outstanding stock options.

        Holders of DRS common stock are entitled to receive dividends in cash, property or shares of DRS's stock when, as and if, declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of any preferred stock then outstanding.

        Each holder of shares of DRS common stock is entitled to attend all special and annual meetings of DRS stockholders. The holders of DRS common stock have one vote per share with respect to matters submitted to a vote of the stockholders.

        In the event of the voluntary or involuntary liquidation, dissolution or winding up of DRS, the holders of common stock will be entitled to share equally in any of DRS's assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

        The issued and outstanding shares of DRS common stock are fully paid and nonassessable. Holders of shares of DRS common stock are not entitled to preemptive rights. Shares of DRS common stock are not convertible into shares of any other class of capital stock. If DRS merges or consolidates with or into another company and as a result DRS common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of DRS common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

        DRS's charter and bylaws provide:

  •
  that the DRS board of directors is divided into three classes: Class I directors, Class II directors and Class III directors, with each class consisting of as nearly an equal number of directors as possible. The members of one of the three classes of directors are elected each year; such directors hold office for three-year terms and until their successors are elected and qualified;

  •
  that vacancies on the DRS board of directors other than at the annual meeting may be filled by a vote of the remaining directors;

  •
  that special meetings of DRS stockholders generally may be called only by the board of directors or an officer instructed by the board of directors to call the meeting;

  •
  that action may be taken by stockholders only at annual or special meetings and not by written consent; and

  •
  that advance notice must be given to DRS for a stockholder to nominate directors for election at a stockholders' meeting.

        Any of these provisions could delay, deter or prevent a tender offer for or attempted takeover of DRS. The DRS charter permits DRS to issue up to 2,000,000 shares of preferred stock with terms which may be set by the DRS board of directors. That preferred stock could have terms that could delay, deter or prevent a tender offer or takeover attempt of DRS.

Transfer Agent and Registrar

        Mellon Investor Services is the transfer agent and registrar for the DRS common stock.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Statement Information

        The unaudited pro forma condensed combined financial statement information set forth below is presented to reflect the pro forma effects of the following transactions as if they occurred on the dates indicated as discussed below.

  (i)
  The proposed merger of a wholly-owned subsidiary of DRS Technologies, Inc. ("DRS") into Integrated Defense Technologies, Inc. ("IDT") in a purchase business combination (the Merger). The Merger consideration per share of IDT common stock will be comprised of $12.25 in cash and a fraction of a share of DRS common stock equal to $5.25 divided by the lesser of (a) $28.00 and (b) the greater of (1) the average NYSE closing price of DRS common stock for the ten trading day period ending with the second complete trading day prior to the closing of the Merger and (2) $25.90. The total merger consideration will be approximately $261.3 million in cash and between 3,998,987 shares and 4,323,172 shares of DRS common stock, or an aggregate of approximately $373.2 million based upon the assumption that the average price of DRS common stock during the measurement period is between $25.90 and $28.00. The number of shares of DRS common stock and the value of such shares will not be determined until the second day before the closing. Therefore, the final purchase price may be greater than or less than $373.2 million. In addition, DRS will refinance $204.4 million of IDT debt upon closing of the Merger and pay approximately $5.0 million of acquisition-related expenses.

  (ii)
  The anticipated offering of $200.0 million of Senior Subordinated Notes due 2013 (the "Notes"), and the anticipated concurrent amending and restating of DRS's existing $338.6 million senior secured credit facility (original credit facility), whereby the overall facility will be increased by $175.0 million. The amended and restated credit facility will consist of a $362.0 million term loan and a $150.0 million revolving line of credit. The original credit facility consisted of a term loan in the principal amount of $213.6 million and a $125.0 million revolving line of credit. DRS intends to use the proceeds from the sale of the Notes, together with initial borrowings under its amended and restated senior secured credit facility, to fund the acquisition of IDT, to repay certain of DRS's and IDT's outstanding indebtedness, and to pay related fees and expenses.

  (iii)
  IDT's November 1, 2002 acquisition of BAE Systems Aerospace Electronics Gaithersburg Operation ("BAE Aerospace Electronics"), a division of BAE Systems Aerospace Electronics, Inc., in a purchase business combination and related financing. The name of the company was changed to Signia-IDT, Inc. subsequent to the acquisition.

  (iv)
  DRS's fiscal 2003 acquisitions of: (1) the Navy Controls Division of Eaton Corporation (NCD), (2) Paravant Inc., and its related financing, (3) the Electromagnetics Development Center of Kaman Corporation, and (4) Power Technology Incorporated (collectively referred to as the "Fiscal 2003 Acquisitions").

        The unaudited pro forma condensed combined statement of earnings for the year ended March 31, 2003 combines the historical consolidated statement of earnings of DRS for the fiscal year ended March 31, 2003, incorporated by reference in this proxy statement/prospectus, with the historical consolidated statement of operations of IDT for the year ended December 31, 2002, incorporated by reference in this proxy statement/prospectus, and gives effect to the unaudited pro forma adjustments necessary to account for the Merger and other transactions described above. The unaudited pro forma condensed combined statement of earnings for the three months ended June 30, 2003 combines the historical unaudited consolidated statement of earnings of DRS for the three months ended June 27, 2003, incorporated by reference in this proxy statement/prospectus, with the historical unaudited consolidated statement of operations of IDT for the three months ended June 27, 2003, incorporated by reference in this proxy statement/prospectus, and gives effect to the unaudited pro forma adjustments necessary to account for the Merger and related financings described above.

        DRS has presented the pro forma effect of IDT's November 1, 2002 acquisition of BAE Aerospace Electronics in IDT's pro forma results of operations for the year ended December 31, 2002. In addition, DRS elected to present the pro forma effect of the Fiscal 2003 Acquisitions in the unaudited pro forma condensed combined statement of earnings for the year ended March 31, 2003. The additional pro forma information regarding the Fiscal 2003 Acquisitions, although not required by the Securities and Exchange Commission's Rules and Regulations governing pro forma information in this proxy statement/prospectus, is included herein as DRS believes that it is informative to IDT stockholders and to investors generally. During fiscal 2003, DRS completed two additional acquisitions that are not included in the unaudited pro forma condensed combined statement of earnings for the year ended March 31, 2003, as DRS believes that they are immaterial to the overall pro forma presentation.

        The results of operations of BAE Aerospace Electronics are included in IDT's operating results for the three months ended June 27, 2003 as that acquisition was completed during the year ended December 31, 2002. The results of operations of the Fiscal 2003 Acquisitions are included in DRS's operating results for the three months ended June 27, 2003, as those acquisitions were completed during the year ended March 31, 2003.

        The unaudited pro forma condensed combined balance sheet has been prepared as if the Merger and related financing described above had occurred on June 30, 2003. The unaudited pro forma condensed combined balance sheet as of June 30, 2003 combines the historical unaudited consolidated balance sheet of DRS as of June 30, 2003, incorporated by reference in this proxy statement, with the historical unaudited consolidated balance sheet of IDT as of June 27, 2003, incorporated by reference in this proxy statement, and gives effect to the unaudited pro forma adjustments necessary to account for the Merger and related financings.

        The Merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. Accordingly, IDT's operating results will be included in DRS's operating results upon closing of the transaction. The Fiscal 2003 Acquisitions and IDT's acquisition of BAE Aerospace Electronics were also accounted for under the purchase method of accounting and are included in the historical consolidated results of operations of DRS and IDT, respectively, from their effective dates.

        The pro forma adjustments related to the Merger are based on preliminary purchase price allocations. Actual adjustments will be based on analyses of fair values of acquired contracts, identifiable tangible and intangible assets, pensions and deferred tax assets and liabilities, and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed after DRS obtains third-party appraisals, performs its own internal assessments and reviews all available data. Differences between the preliminary and final purchase price allocations could have a significant impact on the accompanying unaudited pro forma condensed combined financial statement information and DRS's future results of operations and financial position. The unaudited pro forma condensed combined statements of earnings do not reflect any potential cost savings that DRS believes would have resulted had the Merger, IDT's acquisition of BAE Aerospace Electronics, and the Fiscal 2003 Acquisitions occurred on April 1, 2002.

        The unaudited pro forma condensed combined financial statement information is based on, and should be read together with (i) DRS's historical consolidated financial statements as of and for the year ended March 31, 2003, and DRS's unaudited consolidated financial statements as of and for the three months ended June 30, 2003, incorporated by reference in this proxy statement/prospectus; and (ii) IDT's historical consolidated financial statements as of and for the year ended December 31, 2002, and IDT's unaudited consolidated financial statements as of and for the three and six months ended June 27, 2003, incorporated by reference in this proxy statement/prospectus. The historical statement of earnings data for BAE Aerospace Electronics and the Fiscal 2003 Acquisitions are based on unaudited financial statement data not included or incorporated by reference herein. The unaudited pro forma condensed combined financial statement information is presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the Merger, IDT's acquisition of BAE Aerospace Electronics, the Fiscal 2003 Acquisitions, the offering of the Notes and amending and restating DRS's credit facility been completed as of April 1, 2002 or of the results of operations that may be attained by DRS in the future.

DRS TECHNOLOGIES, INC.
UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF EARNINGS

Fiscal Year Ended March 31, 2003
(in thousands, except per share data)

						Fiscal 2003 Acquisitions (4)
	Historical DRS (1)	IDT Pro Forma (2)	Merger Adjustments		Merger Pro Forma	NCD	Paravant	EDC	PTI Pro Forma	Fiscal 2003 Acquisitions Adjustments	Fiscal 2003 Acquisitions Pro Forma	DRS Pro Forma
Revenues	$675,762	$364,105	$(21,000	)(5)	$1,018,867	$21,583	$47,994	$9,155	$12,152	$—	$90,884	$1,109,751
Costs and expenses	608,078	331,227	(11,272	)(5)	928,033	21,608	40,979	6,341	10,076	535 (8)	79,539	1,007,572

Operating income (loss)	67,684	32,878	(9,728)		90,834	(25)	7,015	2,814	2,076	(535)	11,345	102,179
Interest and related expenses	10,589	15,232	13,096	(6)	38,917	—	493	—	—	2,345 (7)	2,838	41,755
Other income (expense)	355	(110)	—		245	—	(150)	(356)	26	—	(480)	(235)
Write-off refinancing costs	—	25,748	—		25,748	—	—	—	—	—	—	25,748

Earnings (losses) before minority interest and income taxes	57,450	(8,212)	(22,824)		26,414	(25)	6,372	2,458	2,102	(2,880)	8,027	34,441
Minority interest	1,578	—	—		1,578	—	—	—	—	—	—	1,578

Earnings (losses) before income taxes	55,872	(8,212)	(22,824)		24,836	(25)	6,372	2,458	2,102	(2,880)	8,027	32,863
Income tax expense (benefit)	25,701	(4,040)	(9,586	)(9)	12,075	—	2,490	—	(25)	720 (9)	3,185	15,260

Net earnings (losses)	$30,171	$(4,172)	$(13,238)		$12,761	$(25)	$3,882	$2,458	$2,127	$(3,600)	$4,842	$17,603

Earnings per share of common stock:
Basic earnings per share	$1.64											$0.77
Diluted earnings per share	$1.58											$0.75
Weighted average number of shares of common stock outstanding:
Basic	18,411		4,323	(10)	22,734							22,734
Diluted	19,073		4,323	(10)	23,396							23,396

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statement Information

DRS TECHNOLOGIES, INC.
UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF EARNINGS

Three Months Ended June 30, 2003
(in thousands, except per share data)

	Historical DRS(1)	Historical IDT(3)	Merger Adjustments		DRS Pro Forma
Revenues	$167,198	$93,418	$—	(5)	$260,616
Costs and expenses	150,838	83,555	580	(5)	234,973

Operating income (loss)	16,360	9,863	(580)		25,643
Interest and related expenses	3,029	3,001	3,273	(6)	9,303
Other (expense) income	(64)	185	—		121

Earnings (losses) before minority interest and income taxes	13,267	7,047	(3,853)		16,461
Minority interest	239	—	—		239

Earnings (losses) before income taxes	13,028	7,047	(3,853)		16,222
Income tax expense (benefit)	5,732	2,572	(1,617	)(9)	6,687

Net earnings (losses)	$7,296	$4,475	$(2,236)		$9,535

Earnings per share of common stock:
Basic earnings per share	$0.33				$0.36
Diluted earnings per share	$0.32				$0.35
Weighted average number of shares of common stock outstanding:
Basic	22,438		4,323	(10)	26,761
Diluted	22,949		4,323	(10)	27,272

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statement Information

DRS TECHNOLOGIES, INC.
UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET

As of June 30, 2003
(in thousands)

	Historical
			Merger Adjustments
	DRS (11)	IDT (12)			DRS Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$90,431	$14,233	$(88,688	)(13)	$15,976
Accounts receivable, net	135,826	133,687	—		269,513
Inventories, net of progress payments	137,449	21,996	(267	)(5)	159,178
Prepaid expenses and other current assets	19,309	10,278	(155	)(15)	29,432

Total current assets	383,015	180,194	(89,110)		474,099
Property, plant and equipment, net	87,440	62,333	—		149,773
Acquired intangible assets, net	46,817	54,764	—	(16)	101,581
Goodwill	433,940	142,124	210,212	(16)	786,276
Other assets	13,159	7,443	7,376	(14)	27,978

Total assets	$964,371	$446,858	$128,478		$1,539,707

Liabilities and Stockholders' Equity
Current liabilities:
Current installments—long term debt	$7,703	$7,302	$1,470	(6)	$16,475
Other current liabilities	262,821	58,706	(425	)(15)	321,102

Total current liabilities	270,524	66,008	1,045		337,577
Long-term debt, excluding current installments	216,164	197,263	186,497	(6)	599,924
Other non-current liabilities	28,283	12,553	—		40,836

Total liabilities	514,971	275,824	187,542		978,337

Commitments and contingencies
Stockholders' equity:
Common stock	225	213	43	(17)	268
			(213	)(18)
Additional paid-in capital	344,240	170,955	111,927	(17)	456,167
			(170,955	)(18)
Retained earnings	101,823	5,710	(5,710	)(18)	101,823
Accumulated other comprehensive earnings (losses)	3,112	(5,844)	5,844	(17)	3,112

Total stockholders' equity	449,400	171,034	(59,064)		561,370

Total liabilities and stockholders' equity	$964,371	$446,858	$128,478		$1,539,707

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statement Information

DRS TECHNOLOGIES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENT INFORMATION

1.
The Historical DRS columns represent the consolidated statement of earnings of DRS for the fiscal year ended March 31, 2003, as reported in DRS's annual report on Form 10-K for the year ended March 31, 2003, and the unaudited consolidated statement of earnings of DRS for the three months ended June 30, 2003, as reported in DRS's quarterly report on Form 10-Q for the period ended June 30, 2003. (DRS's March 31, 2003 Form 10-K and June 30, 2003 Form 10-Q are incorporated by reference in this proxy statement/prospectus).

2.
The IDT Pro Forma column represents the historical consolidated statement of operations of IDT for the year ended December 31, 2002, as reported in IDT's annual report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this proxy statement/prospectus, combined with the historical unaudited statement of income of BAE Aerospace Electronics for the ten months ended October 31, 2002, and certain pro forma adjustments to reflect IDT's acquisition of BAE Aerospace Electronics as if it occurred on January 1, 2002. IDT acquired BAE Aerospace Electronics effective November 1, 2002. BAE Aerospace Electronics designs and manufactures high-performance radio frequency surveillance equipment used in communications intelligence and signal intelligence applications.

        The following provides a reconciliation of the amounts shown in the Pro Forma IDT column.

	Historical
	IDT	BAE Aerospace Electronics	Pro Forma Adjustments		IDT Pro Forma
	(in thousands)
Revenues	$304,361	$59,744	$—		$364,105
Costs and expenses	277,612	50,320	3,295	(a)	331,227

Operating income (loss)	26,749	9,424	(3,295)		32,878
Interest and related expenses	8,270	—	6,962	(b)	15,232
Other income (expense)	84	(194)	—		(110)
Write off refinancing costs	25,748	—	—		25,748

(Losses) earnings before income taxes	(7,185)	9,230	(10,257)		(8,212)
Income tax (benefit) expense	(3,078)	3,346	(4,308	)(c)	(4,040)

Net (losses) earnings	$(4,107)	$5,884	$(5,949)		$(4,172)

  (a)
  The adjustment to costs and expenses is comprised of the following.

	Pro Forma Adjustments
	(in thousands)
Acquired intangible amortization	$1,998	(i)
Retention bonuses	783	(ii)
Depreciation	514	(iii)

Total	$3,295

    (i)
    As part of IDT's purchase accounting for the BAE Aerospace Electronics acquisition, IDT identified and recorded approximately $56.3 million of intangible assets that had not been previously recorded by BAE Aerospace Electronics, including trade names and trademarks of $1.6 million, patents and proprietary technology of $13.8 million and customer relationships of $40.9 million. These intangibles are being amortized over periods of ten, fifteen, and thirty-one years, respectively. This pro forma adjustment reflects the additional amortization expense that would have been incurred in the year ended December 31, 2002 had IDT's acquisition of BAE Aerospace Electronics occurred on January 1, 2002.

    (ii)
    Represents an adjustment for retention bonuses accrued for certain key employees of BAE Aerospace Electronics for the year ended December 31, 2002.

    (iii)
    As part of the purchase accounting related to IDT's acquisition of BAE Aerospace Electronics, an adjustment of $6.8 million was made to increase the net book value of the acquired fixed assets to fair value, including a $5.0, $0.9, $0.8 and $0.1 million increase in the recorded value of BAE Aerospace Electronics buildings and improvements, machinery and equipment, land and office equipment, respectively. The estimated useful lives of the acquired depreciable fixed assets are as follows:

Weighted Average Useful Life
(years)
Buildings and improvements	27.00
Machinery and equipment	1.48
Office equipment	1.56
Excluding the fair value adjustment made to land, the pro forma adjustment to depreciation reflects the additional depreciation expense that would have been incurred for the year ended December 31, 2002 had these fair value adjustments been made on January 1, 2002.
  (b)
  This pro forma adjustment reflects the additional interest expense that would have been incurred for the year ended December 31, 2002 had the additional $142.5 million of indebtedness incurred in connection with the acquisition of BAE Aerospace Electronics been outstanding since January 1, 2002. This adjustment assumes an interest rate of three-month LIBOR plus 4%, estimated for this pro forma presentation to be 5.86% for the year ended December 31, 2002. A 0.125% increase/decrease in the average prevailing interest rate on the $142.5 million of additional debt would result in an increase/decrease in interest expense of approximately $0.2 million for the year ended December 31, 2002.

  (c)
  The pro forma adjustment to income taxes includes the income tax effect on the pro forma adjustments related to IDT's acquisition of BAE Aerospace Electronics, using a statutory (federal and state) income tax rate of 42%.

3.
The Historical IDT column included in the unaudited pro forma condensed combined statement of earnings for the three months ended June 27, 2003, represents the unaudited consolidated statement of operations of IDT as reported in IDT's quarterly report on Form 10-Q for the period ended June 27, 2003, which is incorporated by reference in this proxy statement/prospectus.

4.
The following is a summary of the Fiscal 2003 Acquisitions and the historical periods that are included in the unaudited pro forma condensed combined statement of earnings for the fiscal year ended March 31, 2003.

  Navy Controls Division of Eaton Corporation

        Effective July 1, 2002, DRS acquired the assets and liabilities of the Navy Controls Division of Eaton Corporation ("NCD"). NCD is a supplier of high-performance power conversion, and instrumentation and control systems, primarily for the U.S. Navy. DRS financed the acquisition with existing cash on hand. The NCD column represents the unaudited historical results of operations of NCD for the three months ended June 30, 2002.

  Paravant Inc.

        On November 27, 2002, DRS acquired Paravant Inc. ("Paravant"). Paravant is a designer and manufacturer of highly engineered, technically advanced, defense electronics for U.S. and allied international military and intelligence agency applications. DRS financed the Paravant acquisition with $75.0 million of term loan borrowings and $7.0 million of existing cash on hand. Concurrent with the acquisition, DRS repaid $12.0 million of outstanding debt of Paravant also with existing cash on hand.

        The unaudited pro forma condensed combined statement of earnings for the year ended March 31, 2003 includes the Paravant unaudited historical statement of operations for the period from April 1, 2002 to November 26, 2002.

  Electromagnetics Development Center of Kaman Corporation

        On January 15, 2003, DRS acquired the assets and liabilities of the Electromagnetics Development Center of Kaman Corporation ("EDC"). EDC develops high-performance, lightweight electric motors, generators and drive electronics for defense, industrial and transportation applications. DRS financed the acquisition with existing cash on hand. The EDC column represents the unaudited historical results of operations of EDC for the nine months ended December 31, 2002. The period from January 1, 2003 to January 14, 2003 was excluded from EDC's historical results of operations, as the activity during such period is immaterial.

  Power Technology Incorporated

        On February 14, 2003, DRS acquired Power Technology Incorporated ("PTI"). PTI designs, develops, manufactures and provides life-cycle support for a wide variety of high-performance, complex power systems and rotating machinery. DRS financed the acquisition with existing cash on hand. The PTI Pro Forma column was derived by subtracting the unaudited operating results of PTI during the period owned by DRS (February 14, 2003 to March 31, 2003) from the unaudited historical statement of income and retained earnings of PTI for the year ended December 31, 2002. The unaudited historical statement of income and retained earnings of PTI for the year ended December 31, 2002 is permitted to be combined with the consolidated statement of earnings of DRS for the fiscal year ended March 31, 2003 for purposes of the unaudited pro forma condensed combined statement of earnings as the periods are within 93 days of each other. The operating results for the period beginning February 14, 2003 are eliminated because the unaudited pro forma condensed combined statement of earnings for the fiscal year ended March 31, 2003 cannot contain more than 12 months of operating results.

	Historical PTI
	(I)	(II)	(I)-(II)
	Year Ended December 31, 2002	February 14, 2003 through March 31, 2003	PTI Pro Forma
	(in thousands)
Revenues	$14,036	$1,884	$12,152
Costs and expenses	11,714	1,638	10,076

Operating income (loss)	2,322	246	2,076
Other income	50	24	26

Earnings before income taxes	2,372	270	2,102
Income tax expense (benefit)	88	113	(25)

Net earnings	$2,284	$157	$2,127

5.
The following adjustments to revenues and costs and expenses are reflected in the Merger Adjustments columns for the year ended March 31, 2003 and the three months ended June 30, 2003.

	Increase (Decrease) to Revenues and Costs and Expenses
	Twelve Months Ended March 31, 2003	Three Months Ended June 30, 2003
	(in thousands)
Revenues(a)	$(21,000)	$—

Costs and expenses
Cost of sales—IDT revenue adjustment(a)	$(13,700)	$—
IDT retention bonuses(b)	3,282	—
General and administrative expenses(c)	(2,107)	267
Amortization of acquired intangible assets(d)	1,253	313

Total adjustments to costs and expenses	$(11,272)	$580

  (a)
  IDT recognizes revenues on certain contracts on a cost-to-cost percentage of completion basis. To be consistent with DRS accounting policies, revenue on some of these contracts would be recognized based on the units of delivery method. The adjustment to revenues and cost of sales for the twelve month period ended March 31, 2003 reflects the estimated pro forma impact on IDT's historical results of operations of applying DRS's revenue recognition policy. The pro forma impact of this adjustment for the three months ended June 30, 2003 was immaterial.

  (b)
  Represents an adjustment for retention bonuses accrued for certain employees of IDT.

  (c)
  IDT historically recognized general and administrative expenses as a period cost. To be consistent with DRS's accounting policy, an estimated amount of general and administrative expenses were capitalized into inventory for this pro forma presentation. The June 30, 2003 unaudited pro forma condensed combined balance sheet includes an estimated adjustment to inventory and goodwill to reflect the capitalization of certain general and administrative expenses.

  (d)
  This pro forma adjustment reflects the incremental amortization expense of acquired intangible assets. For purposes of this pro forma presentation we have estimated that the acquired amortizable intangible assets from the Merger to be $54.8 million, with an estimated useful life of 15 years. As the purchase price allocation for the Merger has not been completed and the allocation of the purchase price to acquired intangible assets and the assumed weighted average useful lives will change, a $1.0 million increase/decrease in acquired intangible assets would result in an increase/decrease in amortization expense of approximately $67 thousand per fiscal year (assuming a 15 year useful life).

6.
Total incremental debt incurred in connection with the Merger totaled $188.0 million which reflects a required repayment of $204.4 million of IDT bank debt. The unaudited pro forma condensed combined statements of earnings for the year ended March 31, 2003 and the three months ended June 30, 2003 include pro forma adjustments for incremental interest expense of $10.9 million and $2.7 million, respectively, associated with the net increase in debt outstanding based on a weighted average interest rate of 5.82%. A 0.125% increase/decrease in the weighted average prevailing interest rates on our incremental debt would result in an increase/decrease in interest expense of approximately $0.5 million and $0.1 million for the fiscal year and three-month period, respectively. The pro forma interest expense adjustment for the year ended March 31, 2003 and the three months ended June 30, 2003 also includes an adjustment of $2.2 million and $0.6 million, respectively, for the incremental increase in amortization of the deferred financing fees incurred in connection with amending and restating the original credit facility in connection with the Merger.

        A summary of the components comprising the pro forma changes in debt related to the Merger and the respective pro forma interest expense amounts follow.

	Incremental Debt	Rate	Twelve Months Ended March 31, 2003	Three Months Ended June 30, 2003
	(dollars in thousands)
Revolving line of credit	$42,342	5.82%	$2,464	$616
Term loans	150,000	5.82%	8,729	2,182
Senior subordinated notes	200,000	5.82%	11,639	2,910
Required IDT term loan repayment	(204,375)	5.86%	(11,982)	(2,996)

Total incremental debt	$187,967		10,850	2,712

Amortization of deferred financing fees			2,246	561

Incremental interest			$13,096	$3,273

Total incremental debt	$187,967
Current installments—long term debt	1,470

Long-term debt, excluding current installments	$186,497

7.
DRS financed the Paravant acquisition using approximately $75.0 million of term loans under the original credit facility. The unaudited pro forma condensed combined statement of earnings for the year ended March 31, 2003 includes an adjustment for additional interest expense of $2.1 million. A 0.125% increase/decrease in the average prevailing interest rates on the Paravant incremental debt would result in an increase/decrease in interest expense of approximately $63 thousand for the same period. The pro forma interest expense adjustment for the year ended March 31, 2003 also includes an adjustment of $245 thousand for the amortization of the incremental increase in deferred financing fees incurred in connection with amending and restating DRS's previously existing credit facility in connection with the Paravant acquisition.

8.
The following adjustments to costs and expenses are reflected in the Fiscal 2003 Acquisitions Adjustments column for the year ended March 31, 2003.

Increase (Decrease) to Costs and Expenses
Year Ended March 31, 2003
(in thousands)
General and administrative expenses(a)
NCD	$(513)
Paravant	491

Total general and administrative expense adjustment	(22)

Amortization of acquired intangible assets(b)
NCD	82
Paravant	77
EDC	289
PTI	109

Total acquired intangible asset amortization adjustment	557

Total adjustments to costs and expenses	$535

  (a)
  Certain of the Fiscal 2003 Acquisitions historically recognized general and administrative expenses as a period cost. To be consistent with DRS accounting policy, certain estimated amounts of general and administrative expenses were capitalized into inventory for this pro forma presentation.

  (b)
  Reflects pro forma amortization of identifiable intangible assets acquired in connection with the Fiscal 2003 Acquisitions.

9.
The pro forma adjustments to income taxes for the year ended March 31, 2003 include the income tax effect on the pro forma adjustments related to the proposed Merger and the Fiscal 2003 Acquisitions, as well as to adjust the historical results of operations for NCD and EDC, which businesses did not previously file separate income tax returns, and PTI, which was an S corporation prior to the acquisition by DRS, using a statutory (federal and state) income tax rate of 42%. The pro forma adjustments to income taxes for the three months ended June 30, 2003 include the income tax effect on the Merger Adjustments using a statutory (federal and state) income tax rate of 42%.

10.
The pro forma adjustment to the weighted average number of shares of DRS common stock outstanding reflects the issuance of the maximum number of shares of DRS common stock in the Merger. The pro forma weighted average number of shares outstanding assumes that the shares issued in the Merger are outstanding throughout each period. The number of shares of DRS common stock issued is dependent upon its closing price for the ten trading day period ending with the second complete trading day prior to the closing of the Merger.

11.
The Historical DRS column represents the unaudited consolidated balance sheet of DRS as of June 30, 2003, as reported in DRS's quarterly report on Form 10-Q for the period ended June 30, 2003, which is incorporated by reference in this proxy statement.

12.
The Historical IDT column represents the unaudited consolidated balance sheet of IDT as of June 27, 2003, as reported in IDT's quarterly report on Form 10-Q for the period ended June 27, 2003, which is incorporated by reference in this proxy statement.

13.
The pro forma adjustments reflected in cash and cash equivalents consist of the following.

June 30, 2003
(in thousands)
New borrowings	$392,342
Cash paid to IDT shareholders	(261,267)
Repayment of IDT bank debt	(204,375)
Debt related financing costs	(10,388)
Merger related expenses	(5,000)

Total	$(88,688)

14.
The pro forma adjustment to other assets represents the net increase in debt related financing costs. The adjustment is comprised of a $10.4 million increase associated with the capitalization of certain costs related to DRS's additional borrowings and a $3.0 million decrease associated with the elimination of the carrying amount of IDT's debt-related financing costs. In accordance with EITF Issue No. 96-19, DRS will expense $0.1 million of professional fees expected to be incurred in connection with the refinancing.

15.
These pro forma adjustments relate to the fair value of IDT's interest rate swap at June 27, 2003. The $0.4 million adjustment to other current liabilities represents the elimination of the fair value of the interest rate swap and the $0.2 million adjustment to prepaid expenses and other current assets represents the elimination of the related deferred tax asset.

16.
As a result of the Merger, DRS will acquire each outstanding share of common stock of IDT for $12.25 in cash and a fraction of a share of DRS common stock (subject to a collar) for an estimated purchase price of $373.2 million, plus estimated acquisition-related expenses of $5.0 million. The unaudited pro forma condensed combined balance sheet reflects the allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed on a preliminary basis. Subsequent to the consummation of the Merger, DRS will obtain third-party valuations of certain assets acquired and liabilities assumed, as well as perform an assessment of the acquired contracts. All of the data required to value the acquired contracts is not currently available and at this time it is not practicable to reasonably estimate their final valuations for this pro forma presentation. The fair value of the acquired contracts will be valued at their remaining contract value less DRS's estimate to complete and a profit margin commensurate with the profit margin DRS earns on similar contracts. Therefore, the preliminary purchase price allocation will change and such change may have a material effect on the accompanying unaudited pro forma condensed combined financial statement information. The following table summarizes the preliminary allocation of the estimated purchase price to the estimated fair value of assets acquired and liabilities assumed.

June 30, 2003
(in thousands)
Net book value of assets acquired	$171,034
Adjustments to net book value of assets acquired:
Elimination of deferred financing costs	(3,012)
Elimination of interest rate swap, net of deferred taxes	270

168,292
Estimated general and administrative expenses capitalized in inventory	(267)
Estimated incremental amortizable acquired intangible assets(a)	—
Estimated incremental goodwill	210,212

Total estimated purchase price—including acquisition related costs of $5.0 million	$378,237

  (a)
  For purposes of this pro forma presentation we have estimated that the amortizable acquired intangible assets from the Merger will be $54.8 million, which is the net book value of such assets recorded in IDT's June 27, 2003 unaudited consolidated balance sheet.

17.
The accompanying unaudited pro forma condensed combined balance sheet reflects the maximum number of shares of DRS common stock that would be issued to IDT shareholders in connection with the Merger, which is 4,323,172 shares. Based on such assumption and a $25.90 per share price of DRS common stock, DRS common stock and additional paid-in capital would increase by $43 thousand and $111.9 million, respectively. The number of shares of DRS common stock and the value of such shares will not be determined until the second day before the closing. Therefore, differences between the estimated and the final purchase price could have a significant impact on the accompanying unaudited pro forma condensed combined financial statement information.

18.
These adjustments eliminate IDT's historical stockholders' equity balances.

EXPERTS

        The consolidated financial statements and schedule of DRS Technologies, Inc. and subsidiaries as of March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the March 31, 2003 consolidated financial statements refers to the Company's adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," for all business combinations consummated after June 30, 2001 and the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," effective April 1, 2001.

        The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Integrated Defense Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph referring to Integrated Defense Technologies, Inc.'s change in its method of accounting for goodwill), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        Mark N. Kaplan, a director of DRS, is Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, which represents DRS in connection with the merger agreement and merger and other matters. Such law firm has provided to DRS a legal opinion regarding the issuance of DRS common stock in connection with the merger.

STOCKHOLDER PROPOSALS

        IDT will hold an annual meeting of its stockholders in 2004 only if the merger is not completed. If IDT's 2004 annual meeting is to be held, in order to be considered for inclusion in IDT's proxy statement for the meeting, stockholder proposals must have been received at IDT's principal executive offices, 110 Wynn Drive, Huntsville, Alabama 35805, no later than                            , 2004 and otherwise have complied with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

        With respect to any stockholder proposal which the stockholder has not previously sought to include in IDT's proxy statement, notice of the same must be provided by                 , 2004 or management proxies will be allowed, pursuant to Rules 14a-4 and 14a-5(e) promulgated pursuant to the Securities Exchange Act of 1934, to use their discretionary authority with respect to such proposals when raised at IDT's 2004 annual meeting.

        Any such proposal must meet the requirements of the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy document.

WHERE YOU CAN FIND MORE INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about IDT and DRS from documents filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus.

        IDT and DRS file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by DRS or IDT at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about DRS and IDT at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC maintains a website that contains reports, proxy statements and other information, including those filed by DRS and IDT, at http://www.sec.gov. You may also access the SEC filings and obtain other information about DRS and IDT through the websites maintained by DRS and IDT, which are http://www.drs.com and http://www.integrateddefense.com. The information contained in such websites is not incorporated by reference into this proxy statement/prospectus.

        As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by DRS to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement. The SEC allows DRS and IDT to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that DRS and IDT have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

        The following DRS and IDT documents are incorporated by reference into this proxy statement/prospectus and are deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus:

DRS filings with the SEC

  •
  Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed on June 25, 2003.

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 12, 2003.

  •
  Current Reports on Form 8-K, filed on May 14, 2003, July 24, 2003, August 5, 2003, August 18, 2003 and August 19, 2003.

IDT filings with the SEC

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 28, 2003, filed on May 12, 2003, and June 27, 2003, filed on August 8, 2003.

  •
  Current Reports on Form 8-K, filed on January 14, 2003, February 28, 2003, and August 19, 2003.

        All documents filed by DRS and IDT pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the special meeting shall also be incorporated herein by reference.

        You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing, by telephone or by e-mail from the appropriate company with the following contact information:

Integrated Defense Technologies, Inc.	DRS Technologies, Inc.

Investor Relations 110 Wynn Drive Huntsville, AL 35805	Investor Relations 5 Sylvan Way Parsippany, NJ 07054

(256) 895-2339	(973) 898-1500

Info@IntegratedDefense.com	patw@drs.com

        If you would like to request any documents, please do so by                            , 2003 in order to receive them before the special meeting.

        Neither DRS nor IDT have authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date and neither the mailing of this proxy statement/prospectus nor the issuance of DRS common stock pursuant to the merger shall create an implication to the contrary. All information contained in or incorporated by reference in this proxy statement/prospectus with respect to IDT and its subsidiaries has been provided by IDT. All information contained or incorporated by reference in this proxy statement/prospectus with respect to DRS and its subsidiaries has been provided by DRS. Neither DRS nor IDT warrants the accuracy of the information provided by the other party.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, contains certain forward-looking statements, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates", "estimates" or similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or DRS's or IDT's financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, the statements contained in the sections "The Merger—Background of the Merger," "The Merger—Recommendation of the IDT Board; IDT's Reasons for the Merger," "The Merger—Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.," and "The Merger—DRS's Reasons for the Merger" constitute forward-looking statements.

        These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

  •
  operating results following the proposed acquisition may be lower than expected;

  •
  competitive pressure among companies in the industries in which DRS and IDT operate may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of DRS and IDT may be greater than expected;

  •
  adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of DRS or IDT;

  •
  general economic conditions, whether nationally or in the market areas in which DRS and IDT conduct business, may be less favorable than expected;

  •
  legislation or regulatory changes may adversely affect the businesses in which DRS and IDT are engaged;

  •
  the uncertainty of acceptance of new products and successful bidding for new contracts;

  •
  the effect of technological changes or obsolescence relating to each company's products and services;

  •
  the effects of government regulation or shifts in government policy, as they may relate to each company's products and services; or

  •
  adverse changes may occur in the securities markets generally.

        Any forward-looking statements in the proxy statement/prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. DRS and IDT disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also "Where You Can Find More Information."

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER
among
DRS TECHNOLOGIES, INC.,
MMC3 CORPORATION
and
INTEGRATED DEFENSE TECHNOLOGIES, INC.
Dated as of August 15, 2003

ARTICLE 4			A-17
4		Representations and Warranties of Parent and Merger Sub	A-17
	4.1	Existence; Good Standing; Corporate Authority	A-17
	4.2	Authorization Validity and Effect of Agreements	A-17
	4.3	Capitalization	A-17
	4.4	No Violation	A-18
	4.5	Interim Operations of Merger Sub	A-18
	4.6	Financing	A-18
	4.7	Interested Stockholder	A-19
	4.8	Parent SEC Reports	A-19
	4.9	Information Supplied	A-19
ARTICLE 5			A-19
5		Covenants	A-19
	5.1	Alternative Proposals	A-19
	5.2	Interim Operations	A-21
	5.3	Company Stockholder Approval; Proxy Statement; Parent Registration Statement	A-23
	5.4	Filings; Other Action	A-24
	5.5	Access to Information	A-24
	5.6	Publicity	A-24
	5.7	Further Action	A-25
	5.8	Insurance; Indemnity	A-25
	5.9	Company Employee Plans	A-26
	5.10	Supplemental Disclosure	A-27
	5.11	NYSE Listing	A-27
	5.12	Payment of Bank Debt	A-27
	5.13	Board Seat	A-27
	5.14	Parent Financing	A-27
ARTICLE 6			A-28
6		Conditions	A-28
	6.1	Conditions to Each Party's Obligation to Effect the Merger	A-28
	6.2	Conditions to Obligation of Parent and Merger Sub to Effect the Merger	A-29
	6.3	Conditions to Obligation of the Company to Effect the Merger	A-29
ARTICLE 7			A-30
7		Termination	A-30
	7.1	Termination	A-30
	7.2	Effect of Termination and Abandonment	A-31
	7.3	Termination Fee	A-31
	7.4	Termination for Failure to Obtain Financing	A-31
	7.5	Amendment	A-32
	7.6	Extension; Waiver	A-32
ARTICLE 8			A-32
8		General Provisions	A-32
	8.1	Nonsurvival of Representations and Warranties	A-32

8.2	Notices	A-32
8.3	Assignment; Binding Effect	A-33
8.4	Entire Agreement	A-33
8.5	Governing Law	A-33
8.6	Fee and Expenses	A-33
8.7	Certain Definitions	A-34
8.8	Headings	A-35
8.9	Interpretation	A-35
8.10	Waivers	A-35
8.11	Severability	A-35
8.12	Enforcement of Agreement	A-35
8.13	Counterparts	A-35

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 15, 2003, among DRS Technologies, Inc., a Delaware corporation ("Parent"), MMC3 Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Integrated Defense Technologies, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have determined that it is in the best interests of their respective companies and stockholders to enter into and consummate this Agreement, providing for the merger of Merger Sub with and into the Company with the Company as the surviving corporation, and subject to the conditions set forth herein;

        WHEREAS, as a condition to and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Veritas Capital Management, L.L.C., a Delaware limited liability company ("Capital Management"), IDT Holding, L.L.C. ("Holding"), a Delaware limited liability company and a stockholder of the Company, and The Veritas Capital Fund, L.P. ("Capital Fund"), a Delaware limited partnership and a parent of Holding, are entering into a Voting Agreement substantially in the form attached hereto as Exhibit A (the "Voting Agreement") and Capital Management, Holding, Capital Fund and Robert B. McKeon are entering into a Standstill Agreement substantially in the form attached hereto as Exhibit B (the "Standstill Agreement") with Parent and Merger Sub;

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

        1    The Merger.

        1.1    The Merger.    At the Effective Time (as defined in Section 1.3), subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

        1.2    The Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Winston & Strawn, 200 Park Avenue, New York, New York, at 10:00 a.m., local time, as soon as practicable but in no event later than the Outside Date (as defined in Section 7.1(b)(i)). The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        1.3    Effective Time.    If all the conditions to the Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the "Certificate of Merger") to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

        1.4    Certificate of Incorporation, By-Laws, Directors and Officers of the Surviving Corporation.    (a)    The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, from and after the Effective Time, until duly amended in accordance with applicable Law and the terms thereof.

        (b)    The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation from and after the Effective Time, until duly amended in accordance with applicable Law, the terms thereof, and the Surviving Corporation's Certificate of Incorporation.

        (c)    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable Law and the Surviving Corporation's Certificate of Incorporation and By-Laws.

        (d)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable Law and the Surviving Corporation's Certificate of Incorporation and By-Laws.

ARTICLE 2

        2    Effect of the Merger on Securities of Merger Sub and the Company.    At the Effective Time by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the securities of Merger Sub or the Company:

        2.1    Merger Sub Stock.    Each share of common stock, $0.01 par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

        2.2    Common Stock.    (a)    Each share of common stock, par value $0.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Parent or Merger Sub or held by the Company, all of which shall be cancelled, and other than the shares of Dissenting Common Stock (as defined in Section 2.5)) shall be converted into the right to receive (i) the amount of $12.25 in cash without interest (the "Cash Consideration") and (ii) a fraction of a fully paid and nonassessable share (the "Parent Stock Consideration") of the common stock, $.01 par value per share, of Parent ("Parent Stock") equal to one share of Parent Stock multiplied by the Exchange Ratio (as defined below). "Exchange Ratio" means $5.25 divided by the lesser of (i) $28.00 and (ii) the greater of (A) the Parent Common Stock Value (as defined below) and (B) $25.90. "Parent Common Stock Value" means the average closing sale prices for a share of Parent Stock on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date). The Parent Stock Consideration using the Exchange Ratio shall be calculated to the nearest one-ten thousandth of a share of Parent Stock and the Parent Common Stock Value shall be calculated to the nearest one-tenth of one cent. The Cash Consideration and the Parent Stock Consideration to be received by the holders of Common Stock hereunder (together with the cash in lieu of fractional shares of Parent Stock as specified below) are referred to herein collectively as the "Merger Consideration".

        (b)    All shares of Common Stock (other than shares to be cancelled in accordance with Section 2.2(c)) shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub and Parent) shall thereafter cease to have any rights with respect to such shares of Common Stock, except, subject to Section 2.4, the right to receive, without interest, the Merger Consideration in accordance with Section 2.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock.

        (c)    Each share of Common Stock issued and held in the Company's treasury at the Effective Time, or held by Merger Sub or Parent, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled without payment of any consideration therefor.

        2.3    Exchange of Certificates Representing Common Stock.    (a)    Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, subject to the reasonable satisfaction of the Company, to act as Exchange Agent hereunder for the purpose of paying, in accordance with this Article 2, the Cash Consideration and exchanging, in accordance with this Article 2, Certificates for the Parent Stock Consideration (the "Exchange Agent"). Parent shall take all steps necessary to cause the Surviving Corporation to provide the Exchange Agent with the Merger Consideration to be delivered in exchange for all the shares of Common Stock pursuant to Section 2.2(a) as and when such amounts are needed by the Exchange Agent.

        (b)    As promptly as possible after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of shares of Common Stock: (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon delivery of such Certificate(s) to the Exchange Agent and which letter shall be in such form and have such other provisions as are customary for letters of this nature and (ii) instructions for effecting the surrender of such Certificate(s) in exchange for the Merger Consideration (which shall provide that, at the election of the surrendering holder, such Certificate(s) may be surrendered, and payment therefor collected, by hand delivery). Upon surrender of such Certificate(s) to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate(s) shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Stock and the amount of cash, without interest, into which shares of Common Stock formerly represented by such Certificate(s) shall have been converted into the right to receive pursuant to Section 2.2 after giving effect to any required Tax withholdings, and the shares formerly represented by the Certificate(s) so surrendered shall forthwith be cancelled. If any portion of the Parent Stock Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of such shares constituting such Parent Stock Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of such shares shall pay to the Exchange Agent any transfer or other Taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate(s), including in lieu of any fractional shares of Parent Stock. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if such Certificate(s) representing such shares of Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other Taxes have been paid. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Parent Stock and cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate(s) shall have been converted pursuant to this Article 2. Parent, Merger Sub or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock of the Company such amounts as Parent, Merger Sub or the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by Parent, Merger Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock of the Company in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent.

        (c)    All shares of Parent Stock issued and all cash paid upon surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2.

        (d)    No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3(e) until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

        (e)    No certificates or script representing fractional shares of Parent Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Stock shall receive, upon surrender of such holder's Certificates in accordance with this Section 2.3, an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average of the per share closing sales prices of shares of Parent Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, in the absence thereof, by another authoritative source) during the five (5) consecutive trading days ending on (and including) the trading day immediately preceding the date of the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 2.3(b).

        (f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) (including the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) that remains undistributed to the former stockholders of the Company six (6) months after the Effective Time shall be delivered to Parent, upon demand. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of each share of Common Stock such stockholder held as of the Effective Time as determined pursuant to this Agreement.

        (g)    None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

        (i)    Parent or Merger Sub shall pay all of the Exchange Agent's fees in connection with the exchange of the Merger Consideration for Certificates.

        2.4    Adjustment of Merger Consideration.    In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock or Parent Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and Cash Consideration shall be appropriately adjusted.

        2.5    Dissenting Company Stockholders.    Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent: (i) prompt notice of any demands for payment received by the Company pursuant to Section 262 of the DGCL, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE 3

        3    Representations and Warranties of the Company.    Except as set forth in the corresponding sections of the disclosure letter, dated this date, delivered by the Company to Parent (the "Company Disclosure Letter"), provided that the listing of an item in one section of the Company Disclosure Letter shall be deemed to be a listing in each section of the Company Disclosure Letter and to apply to any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other schedule or representation and warranty, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement as follows:

          3.1    Existence; Good Standing; Corporate Authority.    Each of the Company and each of its subsidiaries (the "Subsidiaries") is: (i) a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the Laws of any state of the United States or any country in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so organized, existing, licensed or qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 8.7). Each of the Company and each of its Subsidiaries has all requisite corporate power and authority to own or lease and operate its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true, correct and complete copies of: (i) the Certificate of Incorporation and By-Laws, as currently in effect, of the Company and each of its Subsidiaries and (ii) all minute books of the Company and each of its Subsidiaries since August 1, 2001.

          3.2    Authorization, Validity and Effect of Agreements.    (a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby (the "Ancillary Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject to the Company Stockholder Approval (as defined in Section 3.2(b)) with respect to the Merger). The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the Company Stockholder Approval and the filing and recordation of appropriate merger documents required by the DGCL). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Parent and Merger Sub) constitutes and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          (b)    The only vote of holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary to adopt or approve this Agreement and the transactions contemplated hereby is the adoption of this Agreement by the holders of a majority of the outstanding shares of the Company entitled to vote thereon (the "Company Stockholder Approval").

          3.3    Compliance with Laws.    To the Company's knowledge, neither the Company nor any of its Subsidiaries is in violation of any order of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any arbitration board or tribunal ("Governmental Entity"), or any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree ("Laws") applicable to the Company or its Subsidiaries or any of their respective properties or assets (provided that no representation or warranty is made in this Section 3.3 relating to Environmental Matters (as defined in Section 3.16)), except (a) as described in any Company SEC Report (as defined in Section 3.7) and (b) where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          3.4    Capitalization.    (a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of August 8, 2003: (i) 21,327,931 shares of Common Stock were issued and outstanding; (ii) no shares of Preferred Stock were issued and outstanding; and (iii) no shares of Common Stock were held by the Company in its treasury. The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no existing or outstanding options, warrants, calls, subscriptions, convertible securities, "phantom" stock rights, SARs, stock-based performance units or other rights, agreements or commitments of any kind to which the Company or any of its Subsidiaries is a party or which obligate the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold, additional shares of capital stock or other voting securities or ownership interests of the Company or any of its Subsidiaries or obligate the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, subscription, convertible security, right, agreement or commitment. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or provide preemptive rights with respect to, any shares of capital stock of the Company or any of its Subsidiaries. No Subsidiary of the Company holds any share, stock, security, option, warrant, call, right, or convertible or exchangeable security of the Company.

          (b)   Other than the Voting Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act of 1933, as amended (the "Securities Act").

          3.5    Subsidiaries.    The Company owns, directly or indirectly, all of the outstanding shares of capital stock of each of its Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims, options or other encumbrances (collectively, "Encumbrances") except as set forth in Section 3.5 of the Company Disclosure Letter. Section 3.5 of the Company Disclosure Letter sets forth all of the Subsidiaries of the Company and for each Subsidiary: (i) its authorized capital stock, share capital or other equity interest; (ii) the number of issued and outstanding shares of capital stock, share capital or other equity interest; and (iii) the holder or holders of such shares or other equity interest. Except for the Company's interests in the Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

          3.6    Consents and Approvals; No Violation.    Except as set forth in Section 3.6 of the Company Disclosure Letter and subject to obtaining the Company Stockholder Approval, neither the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of the Company or of any of its Subsidiaries; (ii) violate any Laws applicable to the Company or any of its Subsidiaries or their respective properties or assets, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, result in the creation of any Encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries under any Company Material Contract (as defined in Section 3.19), except for any of the foregoing matters specified in the foregoing clause which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; or (iv) other than: (A) the filings provided for in Section 1.3 hereof, (B) the filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, any applicable state securities or "blue sky" Laws or the rules and regulations of the NYSE and (C) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any applicable foreign or supranational antitrust and competition Laws, require any consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person, the lack of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          3.7    Company SEC and Other Governmental Reports.    Since February 26, 2002, the Company and its Subsidiaries have prepared in accordance with applicable Law and timely filed, as the case may be, all required forms, registrations, prospectuses, reports, schedules, statements and other documents (including exhibits and any amendments thereto) required to be filed with the Securities and Exchange Commission of the United States (the "SEC") (collectively, the "Company SEC Reports") or any other Governmental Entity. The Company has delivered to Parent all Company SEC Reports filed since February 26, 2002. As of their respective dates, the Company SEC Reports: (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in the Company SEC Reports (including the notes thereto) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and shareholders' equity of the Company included in the Company SEC Reports (including the notes thereto) fairly presented in all material respects the results of operations, cash flows and shareholders' equity of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles as applied in the United States ("GAAP"), consistently applied during the periods involved, except as may be noted therein.

          3.8    Litigation.    Except as set forth in the Company SEC Reports filed prior to the date hereof or as set forth in Section 3.8 of the Company Disclosure Letter: (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits by a Governmental Entity pending or, to the knowledge of the Company through the receipt of written notice, threatened against the Company or any of its Subsidiaries, at Law or in equity other than those in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits by a non-Governmental Entity third party pending or, to the knowledge of the Company through the receipt of written notice, threatened against the Company or any of its Subsidiaries, at Law or at equity other than those in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (iii) there are no outstanding or unsatisfied orders, writs, injunctions, decrees or arbitration rulings, judgments, rules, awards or other findings against the Company or any of its Subsidiaries, at Law or at equity, other than those in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          3.9    Absence of Certain Changes.    Except as set forth in the Company SEC Reports or as set forth in Section 3.9 of the Company Disclosure Letter, since December 31, 2002, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been: (i) any event or state of fact that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries or any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (v) any damage, destruction or loss (whether or not covered by insurance) of any of the material properties or assets of the Company and its Subsidiaries; (vi) any increase in indebtedness for borrowed money other than an increase as a result of borrowings incurred in the ordinary course of business; (vii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company; or (viii) any agreement or commitment (contingent or otherwise) to take any of the actions set forth in clauses (i) through (vii) above.

          3.10    Taxes.    (a) Each of the Company and each of its Subsidiaries has timely filed with the appropriate Governmental Entities (taking into account extensions) all material Tax Returns (as defined below) required to be filed by any of them and such Tax Returns are true, correct and complete in all material respects, except to the extent any failure to file or failure to be true, correct and accurate would not, individually or in the aggregate, have a Company Material Adverse Effect. (b)  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and except for those Taxes (as defined below) for which adequate reserves have been established in the financial statements included in the Company SEC Reports, each of the Company and each of its Subsidiaries has timely paid all Taxes due and owing by it. (c) There are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending or proposed in writing with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice of any pending or proposed claims, audits or proceedings with respect to Taxes. (d)  Each of the Company and each of its Subsidiaries has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. (e) There are no material Encumbrances for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Encumbrances for Taxes not yet due. (f) Neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries. (g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes. (h) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes. (i) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two (2) years of the date of this Agreement. (j) Neither the Company nor any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax, and no such deficiency or assessment is proposed. (k) The Company is not currently nor has ever been a United States real property holding company within the meaning of Section 897(c)(2) of the Code. (l) For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, value added, estimated, stamp, occupation, services, service use, intangible, net worth, transfer or excise tax, recording or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and (ii) "Tax Return" means any return, document, declaration, election, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, request for extension of time, amended return or declaration of estimated Tax.

          3.11    Employee Benefit Plans.    (a) Section 3.11(a) of the Company Disclosure Letter lists all (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA")), (ii) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other or similar fringe or employee benefit plans, programs and arrangements, and (iii) employment, consulting, termination, change-in-control or severance arrangements sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries may have any material liability (the "Plans").

          (b)   With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code.

          (c)   No liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries since the effective date of ERISA that has not been satisfied in full and no condition exists that presents a material risk to the Company or any of its Subsidiaries or Parent or any of its subsidiaries of incurring any liability under such Title IV.

          (d)   Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

          (e)   No Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA.

          (f)    Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

          (g)   No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income Tax purposes by virtue of Section 162(m) or 280G of the Code.

          (h)   Except as disclosed in Section 3.11(h) of the Company Disclosure Letter, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of its Subsidiaries after retirement or other termination of service other than coverage mandated by applicable Laws.

          (i)    There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

          3.12    Labor and Employment Matters.    (a) Except as disclosed in Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization or other representative of any of the employees of the Company or any of its Subsidiaries. Except for such matters which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no: (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their business; (ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries; or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees and during the last three (3) years there has not been any such action.

          (b)   During the last five (5) years, neither the Company nor any of its Subsidiaries has effectuated a "plant closing" or a "mass layoff" (as such terms are defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")). Neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to the WARN Act. None of the employees of the Company or any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) during the ninety (90) day period prior to the date of this Agreement.

          3.13    Brokers.    Except for Bear, Stearns & Co. Inc. (the "Company Financial Advisor") and Houlihan Lokey (as defined in Section 3.22), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Company or any of its Subsidiaries. The Company's fee arrangements with the Company Financial Advisor and with Houlihan Lokey have been disclosed to Parent.

          3.14    Intellectual Property Rights.    (a) Except as would not have a Company Material Adverse Effect, to the knowledge of the Company: (i) the Company and its Subsidiaries solely own or have the right to use pursuant to a license, sub license, agreement or permission, all of its Intellectual Property (as defined below) free and clear of all Encumbrances (other than Permitted Liens (as defined in Section 3.17) licenses granted to third parties); (ii) the Intellectual Property is valid and enforceable and is all of the intellectual property necessary for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted; (iii) no current or former stockholder, partner, director, officer or employee of the Company or any of its Subsidiaries (or any of their respective predecessors in interest) holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned by the Company or any of its Subsidiaries; (iv) the consummation of the Merger or any of the other transactions contemplated herein will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the material Intellectual Property; and (v) neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the License Agreements.

          (b)   Except as would not have a Company Material Adverse Effect, to the knowledge of the Company: (i) neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any intellectual property rights of third parties in any way, and no third party has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property owned by the Company or any of its Subsidiaries; (ii) the Company and its Subsidiaries have maintained the confidentiality of Trade Secrets (as defined below) owned by the

  Company or any of its Subsidiaries; and (iii) the activities of the Company's or any of its Subsidiaries' present and former employees, contractors or consultants on behalf of the Company or any of its Subsidiaries have not violated any agreement or arrangements pertaining to the protection or non-use of any third Person's Trade Secrets, during the term of their employment or engagement with the Company or any of its Subsidiaries.

          (c)   "Intellectual Property" means all: (i) trademarks, service marks, logos, trade names and corporate names, Internet domain names, designs, slogans and general intangibles of like nature, including, without limitation, all goodwill, registrations and applications related to the foregoing; (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing; (iii) patents and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues and applications related to the foregoing; (iv) computer software and management information systems, including, without limitation, any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, databases and compilations, including, without limitation, data and collections of data, and all documentation, including, without limitation, user manuals and training materials related to the foregoing ("Software"); and (v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models, methodologies and other confidential information ("Trade Secrets"); in each case, used or held for use in the business of the Company as currently conducted. All federal and state and all foreign registrations of and applications for Intellectual Property that are owned or licensed by the Company or any of its Subsidiaries as of the date hereof are set forth in Section 3.14(c) of Company Disclosure Letter, indicating which registrations and applications are owned or licensed, as the case may be.

          3.15    Permits.    he Company and its Subsidiaries are in possession of, and no default has occurred under, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, notices, approvals and orders of any court, governmental or regulatory authority, foreign or domestic, necessary for the Company and its Subsidiaries to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (the "Company Permits") (provided that no representation or warranty is made in this Section 3.15 relating to Environmental Matters), except where the failure to have any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except where the suspension or cancellation of any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          3.16    Environmental Compliance.    (a) Except as disclosed in Section 3.16 of the Company Disclosure Letter and except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws relating to Environmental Matters (as defined below); (ii) the Company and its Subsidiaries have obtained, and are in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Laws relating to Environmental Matters, including those relating to the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the operations of the Company or its Subsidiaries; and (iii) to the Company's knowledge, there are no past or present events, conditions, or activities by the Company or its Subsidiaries that would prevent compliance or continued compliance with any Law relating to Environmental Matters or give rise to any Environmental Liability (as defined below) or Environmental Claim (as defined in Section 8.7) and no such Environmental Claim is pending or threatened against the Company or its Subsidiaries.

          (b)    As used in this Agreement, the term "Environmental Matters" means any matter arising out of or relating to pollution or protection of the environment, human safety or health, or sanitation, including matters relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances or toxic materials or wastes. "Environmental Liability" shall mean any liability or obligation arising under any Law, including Laws relating to Environmental Matters, or under any current theory of Law or equity (including, without limitation, any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or Hazardous Substance or waste.

          3.17    Title to Assets.    The Company and its Subsidiaries have good title to all of their material properties and assets (including, without limitation, all real property owned by the Company and its Subsidiaries (the "Owned Real Property") and all Leases (as defined below)) reflected in the audited consolidated balance sheet of the Company as of December 31, 2002 (the "2002 Balance Sheet") (other than assets disposed of since December 31, 2002 in the ordinary course of business), in each case free and clear of all Encumbrances except for: (i) Encumbrances which secure indebtedness reflected in the Company SEC Reports; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after the date of the 2002 Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as would not reasonably be expected to have a Company Material Adverse Effect (each of the items referred to in clauses (i) through (iv), collectively, the "Permitted Liens)." The Company and its Subsidiaries own, or have valid leasehold interests in, all material properties and assets used in the conduct of their business except where the absence of such ownership or leasehold interest would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have good and marketable title to all of the Owned Real Property. Neither the Company nor any of its Subsidiaries has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any Lease under which any properties are held by them, other than any claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all leases, subleases, licenses and other occupancy agreements (the "Leases," and such property, the "Leased Real Property") and all amendments, modifications, assignments, subleases, renewals, extensions and agreements relating thereto have been made available to Parent. Section 3.17 of the Company Disclosure Letter sets forth a true, accurate and complete list of all Owned and Leased Real Property.

          3.18    Insurance Policies.    The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, with such deductibles, on such terms and covering such risks and losses, as is customarily carried by reasonably prudent Persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company and its Subsidiaries.

          3.19    Material Contracts.    Section 3.19 of the Company Disclosure Letter sets forth a list of all: (i) Contracts for borrowed money or guarantees thereof involving a current outstanding principal amount in excess of $100,000; (ii) Contracts containing non-compete covenants by the Company or its Subsidiaries; (iii) other Contracts which involve the payment or receipt of $5,000,000 or more per year; (iv) Contracts containing any covenant: (A) limiting the right of the Company or its Subsidiaries to engage in any material line of business or make use of any material Intellectual

  Property (via License Agreement or otherwise) or (B) otherwise having an adverse effect on the right of the Company and its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material Software, components, parts or subassemblies; and (v) all Contracts entered into between the Company or any of its Subsidiaries on the one hand and any department, agency or instrumentality of the United States, on the other hand (the Contracts in clauses (i) through (v), collectively, the "Material Contracts"). All Material Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or its Subsidiaries, as the case may be, and to the Company's knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar Laws relating to creditors' rights and general principles of equity. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract except as would not reasonably be expected to have a Company Material Adverse Effect.

          3.20    No Undisclosed Liabilities.    Except as set forth in Section 3.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not absolute, accrued, contingent or otherwise, except: (i) liabilities or obligations reflected in any of the Company SEC Reports; (ii) liabilities incurred after December 31, 2002 in the ordinary course of business consistent with past practice; (iii) the obligations to pay fees and expenses to the Company's attorneys, accountants, the Company Financial Advisor and Houlihan Lokey (as defined in Section 3.22) relating to the transactions contemplated by this Agreement; and (iv) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          3.21    Certain Business Practices.    None of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries has, in furtherance of any business of the Company or any of its Subsidiaries: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

          3.22    Fairness Opinion.    The Board of Directors of the Company has received the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") to the effect that, as of the date hereof, the consideration to be received by the public stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view (the "Company Fairness Opinion"). The Company has been authorized by Houlihan Lokey to permit the inclusion of the Company Fairness Opinion (and, subject to prior review and consent by Houlihan Lokey, a reference thereto) in the Proxy Statement (as defined in Section 5.3(b)).

          3.23    Rights Agreement.    On or before the date hereof, the Company or the Board of Directors of the Company, as the case may be, has: (i) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a Distribution Date (as defined in the Rights Agreement between the Company and the Bank of New York as Rights Agent, dated as of February 5, 2002 (the "Rights Agreement")) and (ii) amended the Rights Agreement to render it inapplicable to this Agreement and the transactions contemplated hereby.

          3.24    Information Supplied.    The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 5.3(b)) and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and Parent and (iii) the time of the Company Stockholders' Meeting (as defined in Section 5.3(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or Proxy Statement.

          3.25    Export Licenses and Agreements.    (a) Section 3.25(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) each export license, technical assistance agreement, manufacturing license agreement or other form of export approval to which the Company or any of its Subsidiaries is a party or which apply to the Company or any of its Subsidiaries or any of their operations or assets (collectively, "Export Approvals") which is in effect as of the date of this Agreement and (ii) each application for an Export Approval for which the Company of any of its Subsidiaries has requested an Export Approval.

          (b)    Except when the following matters, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with each Export Approval as required; (ii) the Company and its Subsidiaries have complied with the requirements of any applicable Law pertaining to any Export Approval; (iii) as of the effective date of each Export Approval, all representations and certifications made by the Company and its Subsidiaries with respect to any Export Approval were accurate and the Company and its Subsidiaries have fully complied with all such representations and certifications; and (iv) based on its export activities, including those involving foreign nationals in the United States and abroad, the Company and its Subsidiaries have no knowledge of any violation by them of the Arms Export Control Act, the International Traffic In Arms Regulations, the Export Administration Act, the Export Administration Regulations or any other United States export regulation.

          (c)    To the knowledge of the Company and its Subsidiaries: (i) there are no pending audits or investigations of the Company or its Subsidiaries or any of their respective officers, employees or representatives and (ii) within the five (5) years prior to the date of this Agreement, there has not been any audit or investigation with respect to any Export Approval directed or requested by any Governmental Entity of the Company or its Subsidiaries or any of their respective officers, employees or representatives resulting in findings materially adverse to the Company. During the five (5) years prior to the date of this Agreement, the Company and its Subsidiaries have not made any voluntary disclosure to any Governmental Entity with respect to any irregularity, misstatement or omission arising under United States trade or transaction controls or otherwise relating to the export activities of the Company and its Subsidiaries.

          3.26    Government Contracts.    (a) Except where, individually or in the aggregate, the following matters would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Government Contract (as defined below) to which the Company or any of its

  Subsidiaries is a party or Bid (as defined below): (i) the Company or its Subsidiary that is a party to such Government Contract or Bid has complied with all material terms and conditions and all applicable requirements of statute, rule, regulation, order or agreement, whether incorporated expressly, by reference or by operation of Law; (ii) all representations and certifications were current, accurate and complete in all material respects when made; (iii) to the knowledge of the Company, no allegation has been made, either orally or in writing, that the Company or its Subsidiary that is a party to such Government Contract or Bid is in breach or violation of any statutory, regulatory or contractual requirement; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued and received by the Company or its Subsidiaries; (v) no cost incurred by the Company or any of its Subsidiaries or any of their respective subcontractors has been questioned or disallowed; and (vi) no money due to the Company or any of its Subsidiaries has been (or, to the knowledge of the Company, has threatened to be) withheld or set off.

          (b)    Except where, individually or in the aggregate, the following matters would not reasonably be expected to have a Company Material Adverse Effect, neither the Company, any of its Subsidiaries nor any of their current or, to the Company's knowledge, former employees is (or for the three (3) years prior to the date of this Agreement has been): (i) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid or (ii) suspended or debarred from doing business with the U.S. Government (as defined below) or any state or local government or declared nonresponsible or ineligible for government contracting. Neither the Company nor any of its Subsidiaries has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. The Company does not have knowledge of any circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any of its Subsidiaries or any of the current employees in the future.

          (c)    Neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company or any of its Subsidiaries or any of their current employees, nor has the Company or any of its Subsidiaries asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid.

          (d)    For purposes of this Section 3.26, the following terms shall have the meanings set forth below:

            (i)    "Bid" means any quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted or awarded, would lead to a contract with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries;

            (ii)    "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of the Company or any of its Subsidiaries between the Company or any of its Subsidiaries and: (A) the U.S. Government, (B) any prime contractor to the U.S. Government or (C) any subcontractor with respect to any contract described in clause (A) or (B); and

            (iii)    "U.S. Government" means the United States government including any and all agencies, commissions, branches, instrumentalities and departments thereof.

          3.27    State Takeover Statutes.    The restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL are not applicable to the transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies to the Company, Parent, Merger Sub, the Merger, this Agreement, the Voting Agreement and the Standstill Agreement or the transactions contemplated hereby and thereby.

EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING ANY SUBJECT MATTER.

ARTICLE 4

        4    Representations and Warranties of Parent and Merger Sub.    Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement as follows:

          4.1    Existence; Good Standing; Corporate Authority.    Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected be a Parent Material Adverse Effect (as defined in Section 8.7).

          4.2    Authorization Validity and Effect of Agreements.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Parent and Merger Sub, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          4.3    Capitalization.    The authorized capital stock of Parent consists of 30,000,000 shares of common stock. As of August 8, 2003: 22,460,348 shares of common stock were issued and outstanding. Except for 2,689,484 outstanding options, there are no existing or outstanding options, warrants, calls, subscriptions, convertible securities, "phantom" stock rights, SARs, stock-based performance units or other rights, agreements or commitments of any kind to which Parent is a party or which obligate Parent to issue, transfer or sell or cause to be issued, transferred or sold, additional shares of capital stock or other voting securities or ownership interests of Parent or obligate Parent to issue, grant, extend or enter into any such security, option, warrant, call, subscription, convertible security, right, agreement or commitment. All shares of capital stock of Parent to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

          4.4    No Violation.    Neither the execution, delivery and performance of this Agreement or any of the Ancillary Documents by Parent and Merger Sub, nor the consummation by them of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in any breach of any provision of the respective Certificates of Incorporation or By-Laws of Parent or Merger Sub; (ii) other than: (A) the filings provided for in Section 1.3 hereof, (B) the filings required under the Exchange Act, the Securities Act, any applicable state securities or "blue sky" Laws or the rules and regulations of the NYSE and (C) the filing of a premerger notification and report form by Parent under the HSR Act or any applicable foreign or supranational antitrust and competition Laws, require any consent, approval, order or authorization of, or declaration, filing or registration by Parent or Merger Sub with, any Governmental Entity or any other Person, the lack of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or have a Parent Material Adverse Effect; or (iv) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the creation of any Encumbrance upon any of the properties or assets of Parent or Merger Sub under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust or any License Agreement, franchise, permit, lease, sublease, or other occupancy agreement, contract, subcontract, agreement or other legally binding instrument, commitment or obligation, whether written or oral, to which Parent or Merger Sub is bound, except (i) for any of the foregoing matters which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or (ii) in respect of the Credit Agreement, dated as of September 28, 2001 (the "Parent Credit Agreement"), as amended and restated as of November 26, 2002, by and among Parent, the Lenders referred to in the Parent Credit Agreement, Wachovia Bank, National Association, TD Securities (USA), Inc., Bear Stearns Corporate Lending, Inc. and Fleet National Bank.

          4.5    Interim Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated hereby.

          4.6    Financing.    Merger Sub has received and furnished a copy to the Company of a commitment letter pursuant to which Parent has received a commitment from a nationally-recognized financial institution to make available funds to Merger Sub for the purpose of consummating the Merger (the "Commitment Letter"). As of the date hereof, the Commitment Letter has not been withdrawn and is in full force and effect and there is no breach or default existing (or which with notice or lapse of time or otherwise may exist) thereunder. The aggregate proceeds of the financing contemplated by the Commitment Letter or any alternative financing arrangement contemplated by Parent, together with cash on hand, are sufficient to pay the cash portion of the Merger Consideration, to repay the existing indebtedness of the Company and its Subsidiaries (excluding any indebtedness the parties agree shall not be repaid) and to pay all fees and expenses to be paid by Parent and Merger Sub related to the transactions contemplated by this Agreement.

          4.7    Interested Stockholder.    As of the date hereof and without taking into account the transactions contemplated hereby, (i) neither Parent nor Merger Sub nor any of their affiliates is, with respect to the Company, an "interested stockholder," as such term is defined in Section 203 of the DGCL and (ii) neither Parent nor Merger Sub nor any of their affiliates beneficially owns any shares of Common Stock of the Company.

          4.8    Parent SEC Reports.    Since January 1, 2002, Parent has timely filed all required forms, registrations, prospectuses, reports, schedules, statements and other documents (including exhibits and any amendments thereto) with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder (collectively, the "Parent SEC Reports"). Parent has made available to the Company all Parent SEC Reports filed since January 1, 2002. As of their respective dates, the Parent SEC Reports: (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 2002, there has not been any event or state of facts that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

          4.9    Information Supplied.    The information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and Parent and (iii) the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that Parent or Merger Sub is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or Proxy Statement.

ARTICLE 5

        5    Covenants.

          5.1    Alternative Proposals.    (a) Neither the Company nor any of its Subsidiaries shall, and they shall cause their officers, directors and employees and direct their agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) not to initiate, solicit, or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal (as defined below) or participate in any negotiations concerning, or provide any confidential information or data to, afford access to the properties, books or records of the Company or its Subsidiaries to, or have any discussions with, any Person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; provided, however, that nothing contained in this Section 5.1 shall prohibit the Company or its Board of Directors from: (i) at any time prior to obtaining the Company Stockholder Approval (the "Company Applicable Period"), participating in discussions or negotiations with, providing confidential information or data to, or affording access to the properties, books or records of the Company or its Subsidiaries to, any

  Person who has made, in the good faith judgment of the Board of Directors of the Company after consultation with their financial advisors, a bona fide written Alternative Proposal that would reasonably be expected to result in a Superior Proposal (as defined below); provided that: (w) such Alternative Proposal was not initiated, solicited or knowingly encouraged by the Company, its Subsidiaries or their agents in violation of this Section 5.1, (x) the Company has complied with its obligations under this Section 5.1, (y) the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that the failure to so participate in discussions or negotiations, provide confidential information or data or afford access would result in a breach of the fiduciary duty of the Board of Directors of the Company to stockholders of the Company under applicable Law and (z) a copy of all the information provided to such Person is delivered simultaneously to Parent if it has not previously been furnished or made available to Parent or (ii) making such disclosure to the Company's stockholders, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to disclose such information would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable Law. Any actions permitted under clauses (i) and (ii) above, and taken in compliance with the foregoing, shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

            "Alternative Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated hereby) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company or its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any acquisition of 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger.

            "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, for 100% of then outstanding shares of Common Stock or all or substantially all of the consolidated assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) to be more favorable to the Company and the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by the proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

          (b)    Except as expressly permitted by this Section 5.1 and Section 5.3(a)(iii), neither the Board of Directors of the Company nor any committee thereof shall: (i) withdraw, modify or fail to make, or propose to withdraw, modify or fail to make its approval or recommendation of the Merger or of this Agreement and the transactions contemplated hereby; (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal; (iii) take any action to render the provisions of any anti-takeover statute, rule or regulation inapplicable to any Person (other than Parent, Merger Sub or their affiliates) or group or to any Alternative Proposal or redeem the rights under or otherwise modify the Rights Agreement to facilitate any Alternative

  Proposal; or (iv) cause the Company to accept such Alternative Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Proposal; provided, however, that prior to the expiration of the Company Applicable Period, the Board of Directors of the Company may not (other than as permitted under Section 5.3(a)(iii)) take any of the actions detailed in clauses (i) through (iv) above unless it complies with the terms of this Section 5.1(b) and (A) there is an Alternative Proposal which is a Superior Proposal, (B) the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that the failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable Law, (C) the Company has provided Parent at least two (2) business days prior written notice ("Superior Proposal Notice") advising Parent that the Board of Directors of the Company has received a Superior Proposal which it intends to accept, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (D) for a period of not less than two (2) business days after Parent's receipt from the Company of each Superior Proposal Notice, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement so that the Superior Proposal no longer constitutes a Superior Proposal.

          (c)    In addition to the obligations of the Company set forth in paragraphs (a) and (b) above, the Company shall promptly advise Parent of any request for information or the submission or receipt of any Alternative Proposal, or any inquiry with respect to or which would reasonably be expected to lead to any Alternative Proposal, the material terms and conditions of such request, Alternative Proposal or inquiry, and the identity of the Person making any such request, Alternative Proposal or inquiry and its response or responses thereto. The Company will keep Parent fully informed on a prompt basis of the status and details (including amendments or proposed amendments) of any such request, Alternative Proposal or inquiry. The Company shall promptly provide to Parent copies of all written correspondence or other written material, including material in electronic form, between the Company and any Person making any such request, Alternative Proposal or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will promptly request that all Persons provided confidential information concerning the Company and its Subsidiaries pursuant to a confidentiality, non-disclosure or similar agreement, return to the Company all of such confidential information, without keeping any copies thereof (if permissible), in accordance with such confidentiality, non-disclosure or similar agreements.

          (d)    The Company agrees that it will promptly inform it and its Subsidiaries' respective officers, directors, employees, representatives and agents of the obligations undertaken in this Section 5.1.

          (e)    Nothing contained in this Section 5.1 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel), failure to so disclose would constitute a violation of applicable Law.

          5.2    Interim Operations.    (a) From the date of this Agreement until the Effective Time, except as set forth in Section 5.2(a) of the Company Disclosure Letter, unless Parent has consented in writing thereto, the Company shall, and shall cause its Subsidiaries to: (i) conduct its operations according to its ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws; (ii) use its commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers, employees and consultants, and maintain satisfactory relationships with those Persons having business relationships with them; (iii) upon the discovery thereof, promptly notify Parent of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Company Material Adverse Effect or materiality, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Company Material Adverse Effect or materiality, to no longer be true and correct in any material respect); (iv) promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and (v) pay its Taxes when due.

          (b)    From and after the date of this Agreement until the Effective Time, except as set forth in Section 5.2(b) of the Company Disclosure Letter, unless Parent has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause its Subsidiaries not to: (i) amend its Certificate of Incorporation or By-Laws; (ii) offer, issue, sell or pledge any shares of its capital stock or other ownership interest in the Company or its Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; (iii) effect any stock split or otherwise change its capitalization as it exists on the date hereof; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its or its Subsidiaries' capital stock; (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by the Subsidiaries to the Company); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its Subsidiaries or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries; (vii) sell, lease, license, mortgage, pledge, encumber, transfer, exchange or otherwise dispose of any of its properties or assets, whether tangible or intangible (including capital stock of its Subsidiaries), other than the sale or disposition of inventory in the ordinary course of business consistent with past practice or the sale, lease or other disposition of assets which individually or in the aggregate, are obsolete or not material to the Company and its Subsidiaries taken as a whole; (viii) acquire by merger or consolidation with, by purchase of any equity interest of or by any other manner, any business or entity or otherwise acquire any assets which would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business and except for the acquisition of any business, entity or assets not having aggregate individual consideration greater than $50,000 or aggregate consideration greater than $100,000; (ix) incur or assume any long-term or short-term debt, except for working capital purposes and the purchase of capital equipment in the ordinary course of business under the Company's existing credit agreements set forth in Section 5.2(b) of the Company Disclosure Letter; (x) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except its Subsidiaries; (xi) make or forgive any loans, advances or capital continuations to, or investments in, any other Person other than loans and advances to officers or employees in the ordinary course of business, not to exceed $100,000 in the aggregate; (xii) increase the compensation (or benefits) payable to or to become payable to any director, officer or other employee, except for increases in salary or wages of non-officer employees in the ordinary course of business and consistent with past practice; (xiii) establish, adopt, enter into, materially amend, or take any action to accelerate any rights or benefits under any collective bargaining agreement or any Plan; (xiv) effect any reorganization or recapitalization; (xv) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000 individually and $500,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred since the date of such financial statements in the ordinary course of business, or cancel any indebtedness in excess of $10,000 individually and $50,000 in the aggregate; (xvi) take any action that would reasonably be expected to: (A) prevent, impair or materially delay the ability of the Company, Parent or Merger Sub to consummate the Merger or (B) cause any of the conditions to the consummation of the Merger not to be satisfied; (xvii) make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (xviii) agree in writing or otherwise to take any of the foregoing actions.

          5.3    Company Stockholder Approval; Proxy Statement; Parent Registration Statement.    (a) The Company, acting through its Board of Directors, shall: (i) call a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting upon this Agreement, (ii) hold the Company Stockholders' Meeting as soon as practicable following the date the Proxy Statement (as defined below) is cleared by the SEC, and (iii) subject to its fiduciary duties under applicable Law, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby and take all reasonable and lawful action to solicit and obtain such approval and adoption. The record date for the Company Stockholders' Meeting shall be a date chosen by the Board of Directors of the Company.

          (b)    As soon as practicable after the execution of this Agreement, (i) the Company shall prepare and file a proxy statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") with the SEC with respect to the Company Stockholders' Meeting and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Stock to be issued to the stockholders of the Company in connection with the Merger. Parent and the Company will notify each other of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of all correspondence between each other or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Each party shall give the other party and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give the other party and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. If at any time prior to the adoption of this Agreement by the Company's stockholders there shall occur any event which must be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

          (c)    Except for an amendment or supplement (including by incorporation by reference) relating to an Alternative Proposal, a Superior Proposal or other withdrawal, qualification or modification of a recommendation by the Board of Directors of the Company, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

          5.4    Filings; Other Action.    Subject to the terms and conditions herein provided, the Company, Parent and Merger Sub shall: (i) use reasonable efforts to cooperate with one another in: (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities (including all filings and submissions under the HSR Act) or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (ii) use reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement; provided, however, that in no event shall Parent or any of its subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any material assets (tangible or intangible) or any material business interests in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including, without limitation, under the HSR Act). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall take all such necessary action.

          5.5    Access to Information.    (a) From the date of this Agreement until the Closing, each party shall, and shall cause its subsidiaries to: (i) give the other party and its authorized representatives reasonable access during normal business hours to all books and records (including Tax Returns) and management of such party and its subsidiaries; (ii) permit the other party to make such copies and inspections thereof as Parent may reasonably request; and (iii) furnish the other party with such financial and operating data and other information with respect to the business and properties of such party and its subsidiaries as the other party may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 5.5 shall affect any representation or warranty made herein by such party or the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement. The Company shall also provide to Parent such information set forth in clauses (i)-(iii) above as may be reasonably requested by Parent in connection with Parent's financing of the transactions contemplated by this Agreement.

          (b)    All such information shall be subject to the terms and conditions of the letter agreement, dated as of February 27, 2003, between Parent and the Company (the "Confidentiality Agreement").

          5.6    Publicity.    Prior to the Effective Time, except as required by applicable Law or listing agreement with any securities exchange, no party shall, nor shall any party permit its affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be issued jointly by the Company and Parent immediately after the execution of this Agreement. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the tax structure or tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

          5.7    Further Action.    Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

          5.8    Insurance; Indemnity.    (a) Parent will cause the Surviving Corporation to maintain in effect for not less than six (6) years after the Effective Time, the Company's current directors and officers' insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 200% the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

          (b)    From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless to the fullest extent permitted under applicable Law, each Person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties and Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the fullest extent permitted by applicable law; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel (in addition to any necessary local counsel) for all Indemnified Parties in any single Action except to the extent that Indemnified Parties have conflicting interests in the outcome of such Action.

          (c)    Parent shall cause the Surviving Corporation to keep in effect in its Certificate of Incorporation and By-Laws provisions at least as favorable as the provisions in the Company's Certificate of Incorporation and By-Laws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL and such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would enhance the rights of past or present officers and directors to exculpation, indemnification or advancement of expenses.

          (d)    If Parent or the Surviving Corporation or any of their respective successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.8.

          (e)    The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, pursuant to Law, contract or otherwise. The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity obligations provided for in this Section 5.8.

          (f)    Notwithstanding anything to the contrary in this Section 5.8, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld or delayed.

          5.9    Company Employee Plans.    (a) Except as set forth herein, Parent shall, or shall cause the Surviving Corporation to, assume, honor, and continue to perform all obligations of the Company or any Subsidiary under all Plans pursuant to the terms thereof, provided, however, that nothing herein shall limit the right of Parent to amend or terminate such Plans in accordance with their terms.

          (b)    Parent agrees, for a period of twelve (12) months following the Effective Time, to provide, or to cause the Surviving Corporation to provide, employees of Parent and the Surviving Corporation who were employees of the Company or its Subsidiaries immediately prior to the Effective Time ("Continuing Employees") with benefits (other than equity-based benefits) that are, in the aggregate, similar to those provided by the Company and its Subsidiaries prior to the Effective Time. Nothing contained herein shall require Parent to continue the employment of any employee following the Effective Time.

          (c)   Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use all reasonable efforts to give Continuing Employees full credit for prior service with the Company and its Subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Parent except where such crediting would: (i) result in a duplication of benefits or (ii) otherwise cause Parent or any employee benefit plan maintained by Parent to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in such plan.

          (d)   To the extent permissible under Parent's benefit plans, if a Continuing Employee participates in a benefit plan, other than a long-term disability plan, of Parent or any of its subsidiaries after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, waive any pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Effective Time by the Continuing Employee or the Continuing Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. The Company agrees to furnish Parent with any information necessary to meet its obligations under this Section 5.9(d).

          (e)   With respect to matters described in this Agreement, the Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to employees of the Company and its Subsidiaries.

          (f)    The Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the date on which the Effective Time occurs. The Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to a resolution of the Company's Board of Directors (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the date on which the Effective Time occurs.

        5.10    Supplemental Disclosure.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause: (A) any representation or warranty contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article 6 of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

        5.11    NYSE Listing.    Prior to the Effective Time, Parent shall cause Parent Stock issuable in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

        5.12    Payment of Bank Debt.    At the Closing, Purchaser will cause (i) the Surviving Corporation to pay all amounts then due and payable pursuant to that certain Amended and Restated Credit Agreement, dated as of October 31, 2002 among the Company, as Borrower, the Lenders listed therein, as Lenders, Canadian Imperial Bank of Commerce, as Administrative Agent, and CIBC World Markets Corp., as Lead Arranger, and the other parties named therein (the "Credit Agreement") and the Loan Documents (as defined in the Credit Agreement) and (ii) the Credit Agreement to be terminated.

        5.13    Board Seat.    Parent shall use its reasonable efforts to cause Robert B. McKeon to be elected to its board of directors as a Class I director of Parent as of the Effective Time. From and after the Closing Date until such time as Holding, Capital Fund, Capital Management and Mr. McKeon "beneficially own" (as such term is defined under Section 13(d) of the Exchange Act) less than 3% of the issued and outstanding shares of Parent Stock, Parent shall use its reasonable efforts to cause Mr. McKeon to be renominated as a director for election at each annual meeting of Parent's stockholders at which the Class I directors of Parent stand for election.

        5.14    Parent Financing.

          (a)   Parent and Merger Sub will use their reasonable commercial efforts to obtain the financing required for the consummation of the Merger and to satisfy all conditions to funding, whether pursuant to the Commitment Letter or otherwise. To the extent that any portion of the financing contemplated by the Commitment Letter becomes unavailable or Parent determines to obtain alternative financing for the Merger, Parent and Merger Sub will use their reasonable commercial efforts to arrange for alternative financing for the Merger.

          (b)   The Company shall use reasonable efforts to provide Parent with such information, including financial statement information and access to the Company's independent accountants, regarding the Company as may be reasonably requested by Parent in connection with Parent's financing of the transactions contemplated by this Agreement.

          (c)   The Company hereby acknowledges and agrees that the Parent Financing Advisor may serve as a financial advisor to Parent in connection with such Parent financing.

          (d)   The Company shall cooperate with Parent and Parent's accountants and other advisors in order to prepare any pro forma financial statements as may be required in connection with Parent's financing contemplated by the Commitment Letter or otherwise. The Company shall take such other actions as are reasonably requested by Parent in order to consummate Parent's financing contemplated by the Commitment Letter or otherwise, including, but not limited to, making members of its senior management reasonably available for meetings with potential investors, including participation in road-shows, participating in due diligence sessions, participating in presentations to rating agencies, inclusion of the Company's financial statements in a private placement or other selling memorandum, use reasonable efforts to arrange for the Company's accountants to provide a comfort letter on the Company's financial statements included in any offering or other selling memorandum, and other efforts customary for an acquired party in connection with a financing in similar transactions.

ARTICLE 6

        6    Conditions.

        6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

        (a)    HSR Approval.    Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall have not been withdrawn or terminated.

        (b)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

        (c)    Effectiveness of Registration Statement.    The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (d)    Listing on the NYSE.    The shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (e)    No Order.    There shall not have been issued any injunction, judgment or other order, or issued or enacted any Law, which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

        (f)    Approvals.    Other than the filing of merger documents in accordance with the DGCL and filings pursuant to the HSR Act, all authorizations, consents, waivers, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to obtain, make or occur would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, shall have been obtained, been filed or have occurred.

        6.2    Conditions to Obligation of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

        (a)    Representations and Warranties.    Each of the representations and warranties of the Company contained in this Agreement (considered individually) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at the Effective Time (except that representations and warranties given as of a specific date shall be true and correct only as of such date), except as would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Section 6.2(a), the representations and warranties of the Company contained in this Agreement shall be deemed true and correct in all material respects, and Company shall not be deemed to have breached any such representation or warranty as a consequence of the existence of any fact, event or circumstance, inconsistent with any representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company contained in this Agreement, has had or would reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

        (b)    Performance of Obligations of the Company.    Each of the Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

        (c)    Company Material Adverse Effect.    Since the date of this Agreement, there shall have been no event, development or state of fact that results in or would reasonably be expected to result in a Company Material Adverse Effect.

        (d)    Consent.    The Company shall have obtained the consent of each Person whose consent shall be required in connection with the transactions contemplated hereby under any Material Contract except where the failure to obtain any such consent, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided that in no event shall the Company or its Subsidiaries modify any terms of any Material Contract or make any payment to any third party in excess of $25,000, in connection with obtaining such consents, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

        6.3    Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

        (a)    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (considered individually) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at the Effective Time (except that representations and warranties given as of a specific date shall be true and correct only as of such date), except as would not, in the aggregate, have a Parent Material Adverse Effect. For purposes of this Section 6.3(a), the representations and warranties of Parent and Merger Sub contained in this Agreement shall be deemed true and correct in all material respects, and Parent and Merger Sub shall not be deemed to have breached any such representation and warranty as a consequence of the existence of any fact, event or circumstance, inconsistent with any representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent and Merger Sub contained in this Agreement, has had or would reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

        (b)    Performance of Obligations of Parent and Merger Sub.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

ARTICLE 7

        7    Termination

        7.1    Termination.    This Agreement, notwithstanding adoption of this Agreement by the stockholders of the Company, may be terminated at any time prior to the Effective Time:

  (a)
  by mutual written consent of the Company and Parent;

  (b)
  by Parent or the Company:

            (i)    if the Effective Time shall not have occurred on or before December 15, 2003 (the "Outside Date") (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date); or

            (ii)   if there shall be any statute, Law, rule or regulation that makes consummation of the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action retraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable;

  (c)
  by Parent or the Company if the Company's Board of Directors authorizes the Company to enter into a definitive Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 5.1;

  (d)
  by Parent if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn its approval or recommendation of the Merger or shall have modified its recommendation of the Merger, in a manner adverse to Parent or Merger Sub or shall fail to recommend against the acceptance of any tender or exchange offer that constitutes an Alternative Proposal or shall have resolved to do any of the foregoing;

  (e)
  by Parent if: (i) any representation or warranty of the Company contained in this Agreement shall not be true and correct at any time prior to the Effective Time, in each case such that the conditions set forth in Section 6.2(a) would not be satisfied or (ii) the Company shall not have performed and complied with each covenant or agreement contained in the Agreement and required to be performed or complied with by it, in each case such that the conditions set forth in Section 6.2(b) would not be satisfied, and which breach, in the case of clause (i) and (ii) above, shall not have been cured prior to fifteen (15) days following written notice of such breach;

  (f)
  by the Company if: (i) any representation or warranty of Parent or Merger Sub contained in this Agreement shall not be true and correct at any time prior to the Effective Time, in each case such that the conditions set forth in Section 6.3(a) would not be satisfied or (ii) Parent or Merger Sub shall not have performed or complied with each covenant or agreement contained in this Agreement and required to be performed or complied with by it, in each case such that the conditions set forth in Section 6.3(b) would not be satisfied, and which breach, in the case of clause (i) and clause (ii) above, shall not have been cured prior to fifteen (15) days following written notice of such breach;

  (g)
  by Parent if there shall have been entered any injunction, judgment ruling or decree by the government of the United States or by any agency or instrumentality thereof that: (i) restrains or otherwise interferes with the Merger; (ii) imposes limitations on the ability of Parent or Merger Sub (or any of their affiliates) effectively to acquire or hold, or requires Parent, Merger Sub or the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any material portion of the assets or the business of any one of them; or (iii) limits or prohibits any material business activity by Parent, Merger Sub or any of their affiliates, including, without limitation, requiring the prior consent of any Person or entity (including the government of the United States and any instrumentality thereof) to future transactions by Parent, Merger Sub or any of their affiliates;

  (h)
  by Parent or the Company, if the stockholders of the Company fail to approve and adopt this Agreement and the transactions contemplated hereby at the Company Stockholders' Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of or result in the failure to obtain the Stockholder Approval; or

  (i)
  by Parent, if the financing contemplated by the Commitment Letter shall not have become available to Parent on substantially the terms and conditions identified in the Commitment Letter or on such other terms or pursuant to other financing arrangements reasonably acceptable to Parent; provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to Parent if its failure to fulfill any obligations under Section 5.14(a) shall have been the cause of or result in the failure of such financing becoming available.

        7.2    Effect of Termination and Abandonment.    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.2 and Sections 5.5(b), 5.6, 7.3, 7.4, 8.5 and 8.6 and except that nothing herein shall relieve any party from liability for any breach of any covenant or agreement under this Agreement.

        7.3    Termination Fee.    If: (i) Parent or the Company, as the case may be, terminates this Agreement pursuant to Sections 7.1(b)(i), 7.1(c), or 7.1(d) and (ii) in case of a termination pursuant to Section 7.1(b)(i) an Alternative Proposal with respect to the Company shall have been publicly announced prior to such termination and any merger or extraordinary transaction is consummated by the Company within six (6) months following such termination, then, in any such case, the Company shall pay to Parent a fee ("Termination Fee"), in cash, equal to $12.5 million; provided, however, that the Company in no event shall be obligated to pay more than once such Termination Fee with respect to all such agreements and occurrences and such termination. Any payment required to be made pursuant to this Section 7.3 shall be made to Parent, by wire transfer of immediately available same day funds to an account designated by Parent, within two (2) business days after the termination of this Agreement pursuant to Section 7.1(c) or (d) or, if this Agreement is terminated pursuant to Section 7.1(b)(i), two business days after the consummation of any merger or extraordinary transaction.

        7.4    Termination for Failure to Obtain Financing.    If this Agreement is terminated by Parent pursuant to Section 7.1(i), Parent shall pay to the Company the sum of $17.5 million in cash as liquidated damages. Parent and the Company hereby acknowledge that the amount of damages which would be incurred by the Company as a result of such termination are difficult to ascertain, and that the amount of liquidated damages provided by this Section 7.4 is reasonable. Except as provided in this Section 7.4, Parent shall not have any liability to the Company in the event of a termination pursuant to Section 7.1(i). The payment required to be made by this Section 7.4 shall be made to the Company by wire transfer of immediately available same day funds to an account designated by the Company prior to and as a condition to termination pursuant to Section 7.1(i).

        7.5    Amendment.    To the extent permitted by applicable Law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company and Parent at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which by Law requires the further approval of such stockholders without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

        7.6    Extension; Waiver.    At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 8

        8    General Provisions.

        8.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive after the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

        8.2    Notices.    All notices and other communications given or made pursuant hereto shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile (but only if the appropriate facsimile transmission confirmation is received), to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:
DRS Technologies, Inc. 5 Sylvan Way Parsippany, New Jersey 07054
Attention:	Nina L. Dunn
Telephone:	(973) 898-6020
Facsimile:	(973) 898-0952
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036
Attention:	Jeffrey W. Tindell, Esq.
Telephone:	(212) 735-3380

Facsimile:	(917) 777-3380
If to the Company, to:
Integrated Defense Technologies, Inc. 110 Wynn Drive Huntsville, Alabama 35805
Attention:	Chairman
Telephone:	(256) 895-2002
Facsimile:	(256) 895-2004
with a copy to:
Winston & Strawn LLP 200 Park Avenue New York, New York 10166
Attention:	Benjamin M. Polk, Esq.
Telephone:	(212) 294-6700
Facsimile:	(212) 294-4700

        8.3    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 2 and Sections 5.8, 5.9 and 5.13 which may be enforced directly by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

        8.4    Entire Agreement.    This Agreement (including the Company Disclosure Letter), the Confidentiality Agreement, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

        8.5    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto irrevocably waives any and all rights to trial by jury in any proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

        8.6    Fee and Expenses.    Except as otherwise provided herein, including, but not limited to, in Sections 2.4(i), 7.3 and 7.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that Parent will pay the entirety of the HSR Act filing fee.

        8.7    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

                (i)    "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

                (ii)    "Company Material Adverse Effect" means: (A) any change or effect that is or would reasonably be expected to be materially adverse to the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Company Material Adverse Effect, any adverse effect primarily resulting from or arising in connection with the following shall be disregarded: (w) the taking of any action permitted or required by this Agreement or the announcement or pendency of the Merger; (x) changes in economic, financial market, regulatory or political conditions generally; (y) changes or conditions (including GAAP (as defined in Section 3.7(a)), Law, regulation or other interpretation) affecting the industry in which the Company or its Subsidiaries operate; or (z) any matters disclosed in the Company Disclosure Letter or (B) any event, matter, condition or effect which precludes or delays or would reasonably be expected to preclude or delay the Company from materially performing its material obligations under this Agreement or the consummation of the transactions contemplated hereby;

                (iii)    "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by the Company or any its Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Law relating to Environmental Matters;

                (iv)    "group" has the meaning ascribed to such term under Rule 13d-5(b)(1) under the Exchange Act;

                (v)    "Hazardous Substance" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Law relating to Environmental Matters;

                (vi)    "knowledge" of any party hereto shall mean the actual knowledge of any of the executive officers of that party;

                (vii)    "License Agreements" means all material agreements, whether oral or written, and whether between the Company, its Subsidiaries and third parties or intercompany, to which the Company or any of its Subsidiaries is a party or otherwise bound: (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial Software having an acquisition price of less than $10,000) or (ii) restricting the Company's or any of its Subsidiaries' rights to use any Intellectual Property, including, without limitation, license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue;

                (viii)    "Parent Material Adverse Effect" means: (A) any change or effect that is or would reasonably be expected to be materially adverse to the business, results of operations, assets, liabilities or financial condition of Parent and its subsidiaries, taken as a whole; or (B) any event, matter, condition or effect which precludes or delays or would reasonably be expected to preclude or delay Parent from materially performing its material obligations under this Agreement or the consummation of the transactions contemplated hereby; and

                (ix)    "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

        8.8    Headings.    Headings of the articles and sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.9    Interpretation.    In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

        8.10    Waivers.    No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Documents. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        8.11    Severability.    Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        8.12    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

        8.13    Counterparts.    This Agreement may be executed by the parties hereto in one or more separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf, on the day and year first written above.

INTEGRATED DEFENSE TECHNOLOGIES, INC.
By:	/s/ ROBERT B. MCKEON
	Name:	Robert B. McKeon
	Title:	Chairman
DRS TECHNOLOGIES, INC.
By:	/s/ MARK S. NEWMAN
	Name:	Mark S. Newman
	Title:	Chairman, President and Chief Executive Officer
MMC3 CORPORATION
By:	/s/ RICHARD A. SCHNEIDER
	Name:	Richard A. Schneider
	Title:	Vice President and Treasurer

ANNEX B

VOTING AGREEMENT

        This Voting Agreement (this "Agreement") is entered into as of August 15, 2003, by and among DRS Technologies, Inc., a Delaware corporation ("Parent"), Veritas Capital Management, L.L.C., a Delaware limited liability company ("Capital Management"), The Veritas Capital Fund, L.P., a Delaware limited partnership of which Capital Management is the sole general partner ("Capital Fund"), and IDT Holding, L.L.C., a Delaware limited liability company in which Capital Fund owns 86.4% of the membership interests and is the sole manager ("IDT Holding," and, collectively with Capital Management and Capital Fund, the "Stockholders"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 15, 2003, among Parent, MMC3 Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Integrated Defense Technologies, Inc., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, as of the date hereof, the Stockholders "beneficially own" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (including entitlement to dispose of (or to direct the disposition of) and to vote (or to direct the voting of)) 11,750,992 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is directly or indirectly acquired by any Stockholder until the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the "Subject Shares");

        WHEREAS, simultaneously herewith, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger"); and

        WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

        Section 1.1    Other Definitions.    For purposes of this Agreement:

        (a)   "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

        (b)   "Person" means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, other entity or group.

        (c)   "Representative" means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representative of such Person.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

        Section 2.1    Agreement to Vote the Subject Shares.

        (a)   From and after the date hereof, at any meeting of the Company's stockholders (or any adjournment or postponement thereof), however called, or in connection with any action by written consent or other action of the Company's stockholders, the Stockholders shall vote (or cause to be voted) all of the Subject Shares:

          (i)    in favor of the adoption and approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof);

          (ii)   against any action, proposal, transaction or agreement that would directly or indirectly result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement or of the Stockholders set forth in this Agreement; and

          (iii)  except with the prior written consent of Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any Alternative Proposal; (B) any change in the persons who constitute the board of directors of the Company; (C) any material change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws; (D) any other material change in the Company's corporate structure or business; or (E) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.

        (b)   Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would violate or be inconsistent with the provisions and agreements set forth in this Article II.

        Section 2.2    Grant of Proxy.    Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. The Stockholders shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Stockholder shall take such further action or execute such other instruments as may be necessary under applicable Law to effectuate the intent of this proxy.

        Section 2.3    Irrevocability of Proxy.    The proxy and power of attorney granted pursuant to this Article 2 by the Stockholders shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted thereby. The power of attorney granted by the Stockholders herein is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of the Stockholders. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III

STANDSTILL AND NO-SOLICITATION

        Section 3.1    Standstill.    The Stockholders hereby agree that, from and after the date hereof, the Stockholders and their Affiliates shall not, directly or indirectly, unless (i) specifically requested by Parent or (ii) expressly contemplated by the terms of this Agreement or the Merger Agreement:

          (a)   sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares;

          (b)   acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire Common Stock or any other securities of the Company, or any assets of the Company or any subsidiary or division thereof;

          (c)   make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote (including by consent), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company (including, without limitation, by making publicly known your position on any matter presented to stockholders), other than to recommend that stockholders of the Company vote in favor of the Merger and the Merger Agreement;

          (d)   submit to the Company any stockholder proposal under Rule 14a-8 under the Exchange Act;

          (e)   make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets;

          (f)    form, join or in any way participate in a "group" (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

          (g)   seek in any way, directly or indirectly, to have any provision of this Section 3.1 amended, modified or waived; or

          (h)   otherwise take, directly or indirectly, any actions with the purpose or effect of avoiding or circumventing any provision of this Section 3.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the transactions contemplated by the Merger Agreement or its ability to perform its obligations under this Agreement.

        Section 3.2    Dividends, Distributions, Etc.    In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

        Section 3.3    Alternative Proposals.    (a) The Stockholders shall not, and they shall cause their Representatives not to, directly or indirectly initiate, solicit, or knowingly encourage any inquiries or the making or implementation of any Alternative Proposal or participate in any discussions or negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. Notwithstanding the foregoing, in connection with any Alternative Proposal, the Stockholders may provide information and engage in discussions with the Person making the

Alternative Proposal to the same extent as the Company is permitted to engage in discussions and provide information pursuant to Section 5.1(a) of the Merger Agreement; provided, that a copy of any information provided by the Stockholders with respect to such Acquisition Proposal is simultaneously provided to Parent if it has not previously been furnished or made available to Parent, but the Stockholders shall not be subject to the requirements of clauses (w), (x), and (y) of Section 5.1(a) of the Merger Agreement.

        (b)   The Stockholders shall promptly advise Parent of any request for information or the submission or receipt of any Alternative Proposal, or any inquiry with respect to or which could lead to any Alternative Proposal, the material terms and conditions of such request, Alternative Proposal or inquiry, and the identity of the Person making any such request, Alternative Proposal or inquiry and its response or responses thereto. The Stockholders shall keep Parent fully informed on a prompt basis of the status and details (including amendments or proposed amendments) of any such request, Alternative Proposal or inquiry, to the extent such Stockholders have knowledge thereof. The Stockholders shall promptly provide to Parent copies of all written correspondence or other written material, including material in electronic form, between the Stockholders and any Person making any such request, Alternative Proposal or inquiry. The Stockholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        (c)   The Stockholders agree that they will promptly inform their and their Affiliates' Representatives of the obligations undertaken in this Article 3.

        (d)   Notwithstanding the foregoing, each individual who is both (i) a Representative of any Stockholder and (ii) a Representative of the Company shall be entitled to take any action with respect to any Acquisition Proposal solely in its capacity as a Representative of the Company that it would otherwise be permitted to take in the absence of this Section 3.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        The Stockholders hereby represent and warrant, jointly and severally, to Parent as follows:

        Section 4.1    Due Organization, Etc.    Each Stockholder is duly organized and validly existing under the Laws of the jurisdiction of formation. Each Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Stockholder have been duly authorized by all necessary action on the part of such Stockholder.

        Section 4.2    Ownership of Shares.    The Stockholders beneficially own 11,750,992 shares of Common Stock as of the date hereof, of which IDT Holding is the record owner. As of the date hereof, IDT Holding is the lawful owner of such shares of Common Stock. The Stockholders have the sole power to vote (or cause to be voted) such shares of Common Stock. IDT Holding has good and valid title to the Common Stock, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

        Section 4.3    No Conflicts.    (i) No filing with any Governmental Entity and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by the Stockholders and the consummation by the Stockholders of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholders, the consummation by any Stockholder of the transactions contemplated hereby or compliance by any Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of any Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of the Subject Shares or the Stockholder's assets may be bound, or (C) violate any applicable Law, except for any of the foregoing as does not and could not reasonably be expected to impair any Stockholder's ability to perform its obligations under this Agreement.

        Section 4.4    Reliance by Parent.    Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent hereby represents and warrants to the Stockholders as follows:

        Section 5.1    Due Organization, Etc.    Parent is a company duly organized and validly existing under the Laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent.

        Section 5.2    Conflicts.    (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any applicable Law, except for any of the foregoing as does not and could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.

ARTICLE VI

TERMINATION

        Section 6.1    Termination.

        (a)   Subject to Section 6.1(b), this Agreement shall terminate and none of Parent or any Stockholder shall have any rights or obligations hereunder upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Parent and the Stockholders, (ii) the Effective Time, and (iii) the termination of the Merger Agreement in accordance with its terms.

        (b)   Notwithstanding the foregoing, (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement, and (ii) Section 7.1 and Sections 7.3 through 7.15, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Appraisal Rights.    To the extent permitted by applicable Law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable Law.

        Section 7.2    Publication.    The Stockholders hereby permit Parent to publish and disclose in the Proxy Statement and Registration Statement (including all documents and schedules filed with the SEC) their identity and ownership of shares of Common Stock and the nature of their commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure shall be subject to the prior review and comment by the Stockholders and their advisors.

        Section 7.3    Further Actions.    Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

        Section 7.4    Notices.    All notices and other communications given or made pursuant hereto shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile (but only if the appropriate facsimile transmission confirmation is received), to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

    If to Parent to:

    DRS Technologies, Inc.
    5 Sylvan Way
    Parsippany, NJ 07054
    Attention: Nina L. Dunn, Esq.
    Telephone: (973) 898-6020
    Facsimile: (973) 898-0952

    with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Attention: Jeffrey W. Tindell, Esq.
    Telephone: (212) 735-3380
    Facsimile: (917) 777-3380

    If to the Stockholders, to:
    Veritas Capital Management, L.L.C.
    660 Madison Avenue
    New York, New York 10021
    Attention: Robert B. McKeon
    Telephone: (212) 688-0020
    Facsimile: (212) 688-9411

    with a copy to:

    Winston & Strawn LLP
    200 Park Avenue
    New York, New York 10166
    Attention: Benjamin M. Polk, Esq.
    Telephone: (212) 294-6700
    Facsimile: (212) 294-4700

        Section 7.5    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

        Section 7.6    Third Party Beneficiaries.    Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

        Section 7.7    Entire Agreement.    This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

        Section 7.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws. Each of Parent and the Stockholders hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the Delaware Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto irrevocably waive any and all rights to trial by jury in any proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

        Section 7.9    Fee and Expenses.    Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        Section 7.10    Headings.    Headings of the articles and sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        Section 7.11    Interpretation.    In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

        Section 7.12    Waivers.    No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section 7.13    Severability.    Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 7.14    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

        Section 7.15    Counterparts.    This Agreement may be executed by the parties hereto in two or more separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

        IN WITNESS WHEREOF, each of Parent and each Stockholder has caused this Agreement to be duly executed as of the day and year first above written.

DRS TECHNOLOGIES, INC.
By:	/s/ MARK S. NEWMAN Name: Mark S. Newman Title: Chairman, President and Chief Executive Officer
VERITAS CAPITAL MANAGEMENT, L.L.C.
By:	/s/ ROBERT B. MCKEON Name: Robert B. McKeon Title: Authorized Signatory
THE VERITAS CAPITAL FUND, L.P.
By:	/s/ ROBERT B. MCKEON Name: Robert B. McKeon Title: Authorized Signatory
IDT HOLDING, L.L.C.
By:	/s/ ROBERT B. MCKEON Name: Robert B. McKeon Title: Authorized Signatory

Annex C

STANDSTILL AGREEMENT

        This Standstill Agreement (this "Agreement") is entered into as of August 15, 2003, by and among DRS Technologies, Inc., a Delaware corporation ("Parent"), Veritas Capital Management, L.L.C., a Delaware limited liability company ("Capital Management"), The Veritas Capital Fund, L.P., a Delaware limited partnership of which Capital Management is the sole general partner ("Capital Fund"), Robert B. McKeon ("McKeon") and IDT Holding, L.L.C., a Delaware limited liability company in which Capital Fund owns 86.4% of the membership interests and is the sole manager ("XYZ Holding," and collectively with Capital Management, McKeon and Capital Fund, the "Stockholders"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 15, 2003, among Parent, MMC3 Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Integrated Defense Technologies, Inc., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, simultaneously herewith, Parent, Merger Sub, and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger") and stockholders of the Company shall receive in the Merger cash and shares of common stock, par value $0.01 per share, of Parent (the "Parent Stock");

        WHEREAS, the Stockholders are stockholders of the Company and shall be entitled to receive Parent Stock pursuant to the Merger (such shares of Parent Stock, together with any other shares of Parent Stock the voting power over which is directly or indirectly currently held by any Stockholder or acquired between the date hereof and the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the "Subject Shares");

        WHEREAS, the parties hereto desire to establish certain principles in connection with the Stockholders' ownership of the Subject Shares; and

        WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.    Other Definitions.    For purposes of this Agreement:

          (a) "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. With respect to the Stockholders, the term "Affiliate" shall not include Parent and the Persons that directly, or indirectly through one or more intermediaries, are controlled by Parent.

          (b) "Person" means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, other entity or group.

          (c) "Representative" means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representative of such Person.

ARTICLE II

STANDSTILL

        Section 2.1    Standstill.    The Stockholders hereby agree that, from and after the date hereof, the Stockholders and their Affiliates shall not, directly or indirectly, unless specifically requested by Parent or expressly contemplated by the Merger Agreement:

          (a) unless otherwise agreed to by Parent's Board of Directors, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (including through a merger proposal, tender offer or exchange offer), any shares of Parent Stock, any securities or direct or indirect rights to acquire Parent Stock or any other securities of Parent, or any assets of Parent or any subsidiary or division thereof, other than any acquisition of options to acquire Parent Stock by Robert B. McKeon as compensation for his services as a director of Parent;

          (b) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the SEC) to vote (including by consent), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Parent (including, without limitation, by making publicly known your position on any matter presented to stockholders), other than to recommend that stockholders of the Company vote in favor of the Merger and the Merger Agreement;

          (c) submit to Parent any stockholder proposal under Rule 14a-8 under the Exchange Act;

          (d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction (including a merger or form of reorganization) involving Parent or its securities or assets;

          (e) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

          (f) seek in any way, directly or indirectly, to have any provision of this Section 2.1 amended, modified or waived; or

          (g) otherwise take, directly or indirectly, any actions with the purpose or effect of avoiding or circumventing any provision of this Section 2.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

        Section 2.2    Dividends, Distributions, Etc.    In the event of a stock dividend or distribution, or any change in the Parent Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

        Section 2.3    Quorum.    The Stockholders agree their shares will be represented in attendance at any meeting of Parent's stockholders, it being understood that the Stockholders shall vote or abstain on any matter as they so determine.

        Section 2.4    Sales of Subject Shares.    Following the consummation of the Merger, nothing contained in this Agreement shall prohibit the sale of any of the Subject Shares in accordance with applicable requirements of law; provided, however, that the Stockholders agree that will not knowingly sell Subject Shares to any person who is or would after such purchase be deemed to beneficially own (as defined in Section 3.2 below) 5% or more of Parent Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        The Stockholders hereby represent and warrant, jointly and severally, to Parent as follows:

        Section 3.1    Due Organization, etc.    Each corporate Stockholder is duly organized and validly existing under the Laws of the jurisdiction of formation. Each Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Stockholder have been duly authorized by all necessary action on the part of such Stockholder.

        Section 3.2    Ownership of Shares.    The Stockholders "beneficially own" (as such term is defined in Section 13(d) of the Exchange Act) 11,750,992 shares of Company Common Stock as of the date hereof. Except with respect to such shares of Company Common Stock, the Stockholders do not beneficially own or have the right to acquire any shares of Parent Stock as of the date hereof.

        Section 3.3    No Conflicts.    (i) No filing with any Governmental Entity and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by the Stockholders and the consummation by the Stockholders of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholders, the consummation by any Stockholder of the transactions contemplated hereby or compliance by any Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of any Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of the Subject Shares or the Stockholder's assets may be bound, or (C) violate any applicable Law, except for any of the foregoing does not and could not reasonably be expected to impair any Stockholder's ability to perform its obligations under this Agreement.

        Section 3.4    Reliance by Parent.    Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent hereby represents and warrants to the Stockholders as follows:

        Section 4.1    Due Organization, etc.    Parent is a company duly organized and validly existing under the Laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent.

        Section 4.2    Conflicts.    (i) No filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) neither of the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent,

(B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) violate any Law, except for any of the foregoing as does not and could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.

ARTICLE V

TERMINATION

        Section 5.1    Termination.

        (a) This Agreement shall terminate and none of Parent or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (i) the termination by mutual written consent of Parent and the Stockholders, or (ii) the seventh anniversary of the date hereof, or (iii) the termination of the Merger Agreement in accordance with its terms.

        (b) Notwithstanding the foregoing, (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement, and (ii) Article 6 of this Agreement shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

        Section 6.1    Further Actions.    Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

        Section 6.2    Notices.    All notices and other communications given or made pursuant hereto shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile (but only if the appropriate facsimile transmission confirmation is received), to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

      If to Parent to:
      DRS Technologies, Inc.
      5 Sylvan Way
      Parsippany, New Jersey
      Attention: Nina L. Dunn, Esq.
      Telephone: (973) 898-6020
      Facsimile: (973) 898-0952

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York 10036
      Attention: Jeffrey W. Tindell, Esq.
      Telephone: (212) 735-3380
      Facsimile: (917) 777-3380

      If to the Stockholders, to:
      Veritas Capital Management, L.L.C.
      660 Madison Avenue
      New York, New York 10166
      Attention: Robert B. McKeon
      Telephone: (212) 688-0020
      Facsimile: (212) 688-9411

      with a copy to:

      Winston & Strawn LLP
      200 Park Avenue
      New York, New York 10166
      Attention: Benjamin M. Polk, Esq.
      Telephone: (212) 294-6700
      Facsimile: (212) 294-4700

        Section 6.3    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties. Any attempt to make any such assignment without such consent shall be null and void, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

        Section 6.4    Third Party Beneficiaries.    Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

        Section 6.5    Entire Agreement.    This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

        Section 6.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws. Each of Parent and Stockholders hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the Delaware Courts for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto irrevocably waive any and all rights to trial by jury in any proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

        Section 6.7    Fee and Expenses.    Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        Section 6.8    Headings.    Headings of the articles and sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        Section 6.9    Interpretation.    In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

        Section 6.10    Waivers.    No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        Section 6.11    Severability.    Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 6.12    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at Law or in equity.

        Section 6.13    Counterparts.    This Agreement may be executed by the parties hereto in two or more separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

* * * * *

        IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

DRS TECHNOLOGIES, INC.
By:	/s/ MARK S. NEWMAN Name: Mark S. Newman Title: Chairman, President and Chief Executive Officer
VERITAS CAPITAL MANAGEMENT, L.L.C.
By:	/s/ ROBERT B. MCKEON Name: Robert B. McKeon Title: Authorized Signatory
THE VERITAS CAPITAL FUND, L.P.
By:	/s/ ROBERT B. MCKEON Name: Robert B. McKeon Title: Authorized Signatory
IDT HOLDING, L.L.C.
By:	/s/ ROBERT B. MCKEON Name: Robert B. McKeon Title: Authorized Signatory
/s/ ROBERT B. MCKEON Robert B. McKeon

Annex D

August 15, 2003

The Board of Directors
Integrated Defense Technologies, Inc.

110 Wynn Drive

Huntsville, AL 35805

Dear Gentlemen:

        We understand that Integrated Defense Technologies, Inc. ("IDT" or "Company") is contemplating entering into a merger agreement with DRS Technologies, Inc. ("DRS") whereby DRS will acquire all of the outstanding common shares of the Company at a price of $17.50 per share. It is our understanding that 70% of the purchase price ($12.25 per share) will be payable in cash and the remainder will be payable in the stock of DRS. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

        You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the Company's prospectus dated February 26, 2002, annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2002 and quarterly reports on Form 10-Q for the quarters ended June 30, 2002 and June 27, 2003;

  2.
  reviewed DRS' annual reports on Form 10-K for the fiscal years ended March 31, 2002 and 2003;

  3.
  reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2003 through 2007;

  4.
  reviewed DRS' financial projections for the years ended March 31, 2004 through 2008;

  5.
  held discussions with certain members of the senior management of IDT to discuss the operations and financial condition of IDT and the underlying rationale and background of the Transaction;

  6.
  held discussions with Bear Stearns & Co., Inc. ("Bear Stearns") to discuss pertinent aspects of the sale process;

  7.
  reviewed the offering memorandum and management presentation prepared by IDT and Bear Stearns for potential acquirers in the Transaction process;

D-1

  8.
  reviewed drafts of the following agreements:

    •
    Agreement and Plan of Merger among DRS Technologies, Inc., MMC3 Corporation and Integrated Defense Technologies, Inc.;

    •
    Standstill Agreement by and among DRS, IDT Holding, LLC, Veritas Capital Fund, LP, Veritas Capital Management, LLC and Robert B. McKeon; and

    •
    Voting Agreement by and among DRS, IDT Holding, LLC, Veritas Capital Fund, LP, Veritas Capital Management, LLC;

  9.
  reviewed copies of third parties' indications of interest;

  10.
  reviewed certain other publicly available financial data for certain companies that we deem comparable to both IDT and DRS, including prices and premiums paid in other transactions that Houlihan Lokey considered similar to the Transaction; and

  11.
  conducted such other studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

        We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

        This Opinion may be included in its entirety in any proxy statement or prospectus to be distributed to the Company's shareholders, but the inclusion of this letter in whole or in part, or a summary thereof, is subject to the terms of our engagement letter.

        This Opinion is furnished for your benefit and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

        Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the public stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

D-2

Annex E

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

        SECTION 262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Set forth below is a description of certain provisions of the Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of DRS, the Amended and Restated Bylaws (the "Bylaws") of DRS and the General Corporation Law of the State of Delaware, as such provisions relate to the indemnification of the directors and officers of DRS. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws, and the General Corporation Law of the State of Delaware.

        The Certificate of Incorporation provides that DRS shall, to the full extent permitted by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

        Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, although the court in which the action or suit was brought or the Delaware Court of Chancery may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  See Exhibit index below.

  (b)
  Not applicable

  (c)
  Not applicable

Item 22. Undertakings.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus: (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey as of September 11, 2003.

DRS TECHNOLOGIES, INC.
By:	/s/ MARK S. NEWMAN Name: Mark S. Newman Title: Chairman of the Board, President, and Chief Executive Officer

POWERS OF ATTORNEY

        Each person whose signature appears below authorizes Mark S. Newman and Nina Laserson Dunn, or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-4 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462 (b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of September 11, 2003 the dates indicated.

Name	Title

/s/ MARK S. NEWMAN Mark S. Newman	Chairman of the Board, President, Chief Executive Officer and Director
/s/ RICHARD A. SCHNEIDER Richard A. Schneider	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DONALD C. FRASER Donald C. Fraser	Director

/s/ WILLIAM F. HEITMANN William F. Heitmann	Director
/s/ STEVEN S. HONIGMAN Steven S. Honigman	Director
/s/ C. SHELTON JAMES C. Shelton James	Director
/s/ MARK N. KAPLAN Mark N. Kaplan	Director
/s/ STUART F. PLATT Stuart F. Platt, RADM, USN (Ret.)	Director
/s/ DENNIS J. REIMER General Dennis J. Reimer, USA (Ret.)	Director
/s/ ERIC J. ROSEN Eric J. Rosen	Director

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1
Agreement and Plan of Merger among DRS Technologies, Inc., MMC3 Corporation and Integrated Defense Technologies, dated as of August 15, 2003 (included as Annex A to the Proxy Statement/Prospectus forming a part of this registration statement).
3.1	Amended and Restated Certificate of Incorporation of DRS Technologies, Inc., as filed April 1, 1996 (Registration Statement No. 33-64641, Post-Effective Amendment No. 1, Exhibit 3.4).
3.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of DRS Technologies, Inc., as filed August 14, 1997 (Form 8-K, dated August 8, 1997, File No. 1-8533, Exhibit 3.9).
3.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of DRS Technologies, Inc., as filed August 14, 2001 (Form 10-Q, quarter ended June 30, 2001, File No. 1-8533, Exhibit 3.9).
3.4	Amended and Restated By-Laws of DRS Technologies, Inc., as of April 1, 1996 (Registration Statement No. 33-64641, Post-Effective Amendment No. 1, Exhibit 3.8).
3.5	Resolution Adopted by Stockholders on August 9, 2000 Amending the By-Laws of DRS Technologies, Inc. (Form 10-K, year ended March 31, 2003, File No.1-8533, Exhibit 3.4).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. (filed herewith)
10.1
Voting Agreement by and among DRS Technologies, Inc., IDT Holding, L.L.C., The Veritas Capital Fund, L.P. and Veritas Capital Management, L.L.C., dated As of August 15, 2003 (included as Annex B to the Proxy Statement/Prospectus forming a part of this registration statement).
10.2
Standstill Agreement by and among DRS Technologies, Inc., IDT Holding L.L.C., The Veritas Capital Fund, L.P., Veritas Capital Management, L.L.C. and Robert B. McKeon, dated as of August 15, 2003 (included as Annex C to the Proxy Statement/Prospectus forming a part of this registration statement).
23.1	Consent of KPMG LLP, independent accountants of DRS Technologies, Inc. (filed herewith)
23.2	Consent of Deloitte & Touche LLP, independent accountants of Integrated Defense Technologies, Inc. (filed herewith)
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (New York) (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages hereto). (filed herewith)
99.1	Form of Proxy Card of Integrated Defense Technologies, Inc. (filed herewith)

QuickLinks

INTEGRATED DEFENSE TECHNOLOGIES, INC.
Integrated Defense Technologies, Inc. 110 Wynn Drive Huntsville, Alabama 35805
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT/PROSPECTUS
REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF DRS
SELECTED HISTORICAL FINANCIAL DATA OF IDT
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
DRS
IDT
DRS and IDT
COMPARATIVE STOCK PRICES AND DIVIDENDS
RISK FACTORS
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
OTHER AGREEMENTS
COMPARATIVE RIGHTS OF DRS AND IDT STOCKHOLDERS
DESCRIPTION OF DRS's CAPITAL STOCK
UNAUDITED PRO FORMA FINANCIAL INFORMATION Unaudited Pro Forma Condensed Combined Financial Statement Information
DRS TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS Fiscal Year Ended March 31, 2003 (in thousands, except per share data)
DRS TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
Three Months Ended June 30, 2003 (in thousands, except per share data)
DRS TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of June 30, 2003 (in thousands)
EXPERTS
LEGAL MATTERS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE 1
ARTICLE 2
ARTICLE 3
ARTICLE 4
ARTICLE 5
ARTICLE 6
ARTICLE 7
ARTICLE 8
VOTING AGREEMENT
W I T N E S S E T H
ARTICLE 1 DEFINITIONS
ARTICLE II VOTING AGREEMENT AND IRREVOCABLE PROXY
ARTICLE III STANDSTILL AND NO-SOLICITATION
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE VI TERMINATION
ARTICLE VII MISCELLANEOUS
STANDSTILL AGREEMENT
W I T N E S S E T H
ARTICLE I
DEFINITIONS
ARTICLE II STANDSTILL
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE V TERMINATION
ARTICLE VI MISCELLANEOUS
THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWERS OF ATTORNEY
EXHIBIT INDEX